                                                                     EXHIBIT G

COMPREHENSIVE PRESENTATION FOR SEC STAFF

I. INTRODUCTION

            At issue is a transaction (the "Transaction") that will result in an immediate end to Enron Corporation's ownership of a regulated utility company, Portland General Electric Company ("PGE"). The new owner of PGE will be a newly formed Oregon entity, Oregon Electric Utility Company, LLC ("OEUC"), whose stated goal is to maintain PGE as an independent utility serving local customers and contributing to the health of the community and the growth of the regional economy. OEUC will be controlled by a group of respected Northwest leaders and backed by a group of investors, including Texas Pacific Group ("TPG"), one of the nation's leading private equity firms.

            By way of background, OEUC and Enron Corporation ("Enron"), which is a debtor-in-possession in proceedings under Section 11 of the Bankruptcy Code, have entered into an agreement under which OEUC would acquire all of the existing PGE common stock held by Enron. OEUC was selected as the purchaser for PGE in a rigorous public auction process authorized by the Enron Bankruptcy Court. In addition to certain authorizations from this Commission, various aspects of the proposed Transaction require authorization from the Oregon Public Utility Commission (the "Oregon Commission"), the Federal Energy Regulatory Commission (the "FERC"), the Nuclear Regulatory Commission and other regulators. The record in the Oregon Commission proceeding, in particular, contains detailed information regarding OEUC's qualifications to acquire PGE and the benefits associated with the proposed Transaction.

            Simply stated, OEUC is the best buyer for PGE and will be an owner that is concerned with ensuring the safe, efficient and reliable provision of utility service to Oregon customers. OEUC's plan is to make PGE's core business of providing safe, reliable and efficient electric service to its customers the utility's sole focus. The plan includes an experienced PGE board with local Oregon representation, capital reinvestment to ensure reliability and efficiency from PGE's assets, and other improvements to achieve best-in-class performance across PGE's critical service metrics. Through these initiatives, OEUC will help PGE shed the burdens and distractions of its most recent past, thoughtfully and skillfully address its future, and strengthen

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the company's place in its community as a top-quality service provider, employer, business partner, and corporate citizen.

II. OVERVIEW OF PROPOSED TRANSACTION

            The proposed Transaction will proceed in two stages: Upon receipt of necessary regulatory approvals, OEUC will acquire the outstanding voting securities of PGE (the "Acquisition"). Then, immediately upon completion of the Acquisition, OEUC will undertake a restructuring of certain of PGE's trading operations (the "Restructuring") so that, within one year, on a going-forward basis, OEUC will qualify for exemption under Section 3(a)(1) of the Public Utility Holding Company Act of 1935 (the "Act").

      A. THE ACQUISITION

            OEUC and Enron entered into an agreement, dated November 18, 2003 (the "Purchase Agreement") under which OEUC is to acquire the outstanding common stock of PGE. Under the Purchase Agreement, Enron has agreed to sell all of the issued and outstanding common stock, par value $3.75 per share, of PGE to OEUC. The purchase price is a cash amount equal to (a) $1,250,000,000, subject to a purchase price adjustment based on the difference between PGE's shareholders' equity and retained earnings at the closing date of the transaction and $1,129,422,925 (PGE's shareholders' equity and retained earnings at December 31, 2002), plus (b) up to $10.4 million in cash based on a sharing mechanism for indemnity items settled between signing and closing of the transaction. Of the cash purchase price (subject to reduction for pre-closing settlement of certain specified liabilities), $94,000,000 will be placed in an escrow account at the closing and available to satisfy indemnification obligations of Enron under the Purchase Agreement.

            The structure and governance of PGE post-closing are described below:

            1. PGE

            PGE will be a wholly-owned subsidiary of OEUC. It is expected that PGE's current management team, including Peggy Fowler and Jim Piro, CEO and CFO, respectively, will continue to serve in its present capacity after the Acquisition. In addition to the management team, PGE will have a Board of Directors (the "Board") nominated and elected by

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OEUC.(1) The Board will initially consist of twelve members, all prominent
Oregonians, national business leaders and/or industry executives: Kirby Dyess (former Corporate Vice President and Director of Operations, Intel Capital, and currently a Principal with Austin Capital Management, LLC), Maria Eitel (Vice President and Senior Advisor for Corporate Responsibility, Nike, Inc., and President, Nike Foundation), Jerry Jackson (former Executive Vice President and Group President, Utility Operations, Entergy Corporation), Peggy Fowler (CEO,
PGE), Jerry Grinstein (Principal, Madrona Investment Group LLC, and CEO, Delta Air Lines, Inc.), Peter Kohler, M.D. (President, Oregon Health & Science University), Duane McDougall (former President and CEO, Willamette Industries, Inc.), Robert Miller (Chairman, Rite Aid Corp. and former CEO, Fred Meyer, Inc.), Lee Pelton, Ph.D. (President, Willamette University), Tom Walsh (President and CEO, Tom Walsh & Co.), and David Bonderman and Kelvin Davis, (both of TPG).(2) As such, the new Board will have strong local representation and will bring substantial experience and insight to local business and community issues. The new Board members will also bring national and global business experience, unique business networks, and industry expertise to PGE's Board. The Board will in turn draw on this knowledge and judgment to provide advice and oversight to PGE management and provide strategic guidance to the company.

            2. OEUC AND THE MANAGING MEMBER

            OEUC is a newly-formed Oregon limited liability company. Peggy Fowler and Jim Piro, the CEO and CFO, respectively, of PGE, will be named as CEO and CFO of OEUC. At the time of the closing of the Acquisition, OEUC will have three classes of membership interests: (1) Voting Interests (the "Voting Interests"), which have full voting rights on all matters on which members are entitled to vote under the agreement governing the management of OEUC and the relationship between the members of OEUC (the "LLC Agreement"), (2) Class A Interests ("Class A Interests"), which have no voting rights but which have certain consent rights as set forth herein, and (3) Class B Interests ("Class B Interests"), which have neither voting rights nor consent rights. Immediately upon closing of the Acquisition, OEUC will be owned by three groups of investors: (i) Managing Member LLC (the "Managing Member"),

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(1) The Board may have between 10 and 14 members, no more than two of which can be representatives of TPG, and at least five of which will be Oregonians.

(2) As discussed infra, each of Messrs. Grinstein, Kohler, McDougall, Miller and Walsh is a member of Managing Member LLC.

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which will own 95% of the Voting Interests and approximately 0.4% of the economic interest of OEUC, (ii) TPG, and (iii) the Class B Investors.

            The Managing Member, which is also a newly-formed Oregon limited liability company, will be by owned by five individuals with strong ties to Oregon and the Pacific Northwest: Gerald (Jerry) Grinstein (Principal, Madrona Investment Group LLC, and CEO, Delta Air Lines, Inc.), Peter Kohler, M.D. (President, Oregon Health & Science University), Duane McDougall (former President and CEO, Willamette Industries, Inc.), Robert Miller (Chairman, Rite Aid Corp. and former CEO, Fred Meyer, Inc.) and Tom Walsh (President and CEO, Tom Walsh & Co.). Each of the members of the Managing Member is independent of, and has no prior business relationship with, TPG and its affiliates.

            As holder of 95% of the Voting Interests in OEUC, the Managing Member will control OEUC. OEUC will be governed by a six person Board of Directors comprised of each of the five individual members of the Managing Member together with one representative of TPG. Subject to the consent rights discussed below, the Managing Member, by controlling the Board of Directors of OEUC, will have the power and authority to direct the management and conduct of the business and affairs of OEUC, the sole shareholder of PGE.

            OEUC will become a reporting company under the Securities Exchange Act of 1934 (the "Securities Exchange Act") at or shortly after the closing of the Acquisition and will comply with the various requirements of the Securities Exchange Act, including Sections 302, 404 and 906 thereof.

            Each of OEUC and the Managing Member will be a "holding company" within the meaning of Section 2(a)(7) of the Act and, as such, required to register unless it is able to qualify for exemption. As discussed more fully herein, OEUC and the Managing Member each will seek an order of exemption under
Section 3(a)(1) of the Act.(3)

            3. TPG

            TPG is a private equity firm that manages funds whose investors include state and private company pension funds as well as other institutional and private investors. TPG has significant experience working in regulated industries including airlines, financial services and

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(3) Receipt of such exemption is not a condition precedent to the Acquisition.

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healthcare. TPG's current portfolio consists of approximately thirty companies, which collectively employ 250,000 employees and generated combined revenues of over $36 billion in 2003. TPG, which will invest approximately $420 million, will own 5% of the Voting Interests and all of the non-voting Class A Interests, and 79.9% of the economic interest in OEUC. Pursuant to the terms of the LLC Agreement, TPG will have consent rights that are necessary and appropriate to maintaining the nature of its economic investment, but will have no affirmative powers to manage and administer the business of OEUC. Nor will any of TPG or its affiliates provide goods or services to OEUC or PGE.

            TPG will own 5% of the Voting Interests and so will be an affiliate of OEUC and PGE, within the meaning of Section 2(a)(11) of the Act. As explained more fully herein, TPG will not however, directly or indirectly, own, control, or hold with power to vote 10% or more of the voting securities of either OEUC or PGE. Nor, as discussed more fully below, will TPG exercise an impermissible controlling influence over the management and policies of OEUC or PGE. Accordingly, TPG will request that the Commission issue an order declaring that TPG will not become a "holding company" within the meaning of Section 2(a)(7) of the Act solely as a result of the proposed Acquisition.(4)

            4. THE CLASS B INVESTORS

            The Bill and Melinda Gates Foundation (the "Gates Foundation") and OCM Principal Opportunities Fund, III, L.P. ("OCM") are the Class B Investors. The Class B Investors will hold 100% of the Class B Interests. The Class B Interests have no voting rights, no consent rights, no board representation at OEUC or PGE, and no right to remove or participate in the selection of replacement members of the Managing Member. As such, the Class B Investors will have a purely economic interest in OEUC and thereby PGE, with no ability to exert any control or controlling influence over either entity. It is our understanding that the Class B Investors are not seeking any assurances or determinations of status under the Act.

      B. THE RESTRUCTURING

            As noted above, once OEUC acquires the outstanding common stock of PGE, each of OEUC and the Managing Member will be a holding company within the meaning of the

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(4) The receipt of a no-action letter in this regard is a closing condition under the Purchase Agreement.

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Act, and so, required to register unless it is able to qualify for exemption. On
December 29, 2003, the Commission issued a decision in Enron Corp., Admin. Proc. File No. 3-10909 (HCAR No. 27782), in which it concluded that PGE's out-of-state sales of power were too extensive to permit Enron to satisfy the objective requirements for exemption under Section 3(a)(1) of the Act. In so concluding, the Commission considered a number of factors but, consistent with its precedent, relied most heavily on a comparison of gross utility revenues. The Commission did not, however, close the door to a possible exemption. Significantly, the Commission recognized that an option would be for PGE to transfer some or all of its trading operations into a separate entity that would be a nonutility company for purposes of the Act. Accord Memorandum from Paul
Roye to Chairman William H. Donaldson, dated June 28, 2004 (the "June Staff Memorandum") at 31 (explaining, in response to a question from Congressmen Dingell and Markey concerning the status of any subsequent owner of PGE, that "a new holding company system would have the option of restructuring so as to qualify for an exemption").

            As explained more fully below, OEUC and the Managing Member propose to satisfy the objective requirements for exemption under Section 3(a)(1) of the Act by causing certain PGE trading operations to be transferred to a newly-formed nonutility power marketing affiliate (the "Power Procurement Company"), that will be a wholly-owned subsidiary of PGE. The Restructuring must satisfy not only the concerns of the Commission but also the regulatory concerns of the Oregon Commission and the FERC as well as the commercial concerns of PGE. In an attempt to address and harmonize these concerns, the parties have been working with PGE to develop a plan to establish a Power Procurement Company that will engage in forward term trading (sales and purchases for delivery beyond the current delivery month) on behalf of PGE, solely for PGE's regulated, retail electric service.

            The Power Procurement Company will buy and sell forward term contracts as necessary to balance PGE's resources to PGE's loads on a forecast basis and otherwise manage the price of future power supplies to minimize net variable power costs for customers. The Power Procurement Company will take title to power and, three business days prior to each delivery month, will transfer to PGE the net position and related net cost of the portfolio of the term transactions for that month. In exchange, PGE will pay to, or receive from, the Power Procurement Company an amount that will result in the Power Procurement Company

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recognizing no profit or loss on such term transactions. The Power Procurement
Company will engage in no other business than forward term trading on behalf of PGE.

            PGE will determine what power to buy and sell on behalf of PGE's retail customers exactly as it does today. The only difference is that the Power Procurement Company will execute changes to that portfolio that are purchases and sales in the forward term markets. PGE will retain the execution of purchases and sales in the prompt month markets. PGE and the Power Procurement Company will share employees engaged in the operations associated with both types of trading, including employees necessary to execute trades, provide scheduling and tagging services, and provide risk management and contract support. Employees will track their time, and accounting will book the time to appropriate accounts, according to the entity for which they are performing operational functions.

            PGE will continue to handle all transmission as principal. The obligations of the Power Procurement Company will be guaranteed by PGE. The Applicants, as the prospective owners of PGE, have undertaken to commit to holding the customers harmless from the cost of implementing and maintaining the Power Procurement Company as a subsidiary of PGE.

III. STATUTORY FRAMEWORK

            The Act is New Deal legislation intended to address problems associated with the growth and extension of holding companies during the early part of the twentieth century. As explained in Section 1(b) of the Act, these abuses included misuse of the holding company structure, inadequate disclosure of the financial position and earning power of holding companies, unsound accounting practices, excessive debt issuances, abusive affiliate transactions, and lack of economy in the management and operation of public-utility companies, and were largely associated with the use of holding company structures to avoid inadequate or nonexistent state regulation.(5) In this regard, Section 1(c) of the Act directs that all provisions of the Act be interpreted "to meet the problems and eliminate the evils" enumerated in Section 1(b).

            The basic jurisdictional unit under the 1935 Act, for purposes of this matter, is the "electric utility company," which is generally defined to mean "any company which owns or

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(5) The statutory findings and the reasons the problems identified in Section
1(b) are not present in the instant matter are discussed infra at Section IV.A.3.b.

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operates facilities used for the generation, transmission, or distribution of electric energy for sale." See Section 2(a)(3) of the Act. The Act does not define the term "facilities," but the Staff in a series of no-action letters and the Commission in orders and in its adoption of Rule 58 have determined that the contracts and books and records underlying power marketing activities do not constitute "facilities used for the generation, transmission and distribution of electric energy" and so, a power marketing subsidiary is not an electric utility company for purposes of the Act. Accord the June Staff Memorandum at 15 (citing a Staff memorandum, dated December 29, 1997, to then-Chairman Levitt that was prepared in response to an inquiry from Congressmen Dingell and Markey).

            Regulation under the Act is premised, in the first instance, on the ownership of 10% or more of the "voting securities" of a public-utility company which, in turn, are generally defined as "any security presently entitling the owner or holder thereof to vote in the direction or management of the affairs of a company." See Sections 2(a)(7)(A) and 2(a)(17) of the Act. See also June Staff Memorandum at 18 (describing such an entity as a prima facie holding company). In addition, notwithstanding the formal ownership structure, the Commission can declare "any person" to be a holding company if, after notice and an opportunity for hearing, the Commission finds such person to exercise "such a controlling influence over the management or policies of any public-utility or holding company as to make it necessary or appropriate in the public interest or for the protection of investors or consumers that such person be subject to the obligations, duties, and liabilities imposed in this title upon holding companies." Section 2(a)(7)(B) of the Act.

            A holding company must register pursuant to Section 5 of the Act and comply with the requirements for registered holding companies unless it is able to qualify for exemption under the standards of Section 3 of the Act, which provides that the Commission "shall exempt" any company meeting the objective standards for exemption "unless and except" the Commission determines that the exemption would be detrimental to the public interest or the interest of investors or consumers, the "protected interests" under the Act. In an early decision, the Commission noted that the Act imposes "a mandatory duty on the Commission to exempt companies falling within defined categories except where such exemption is definitely

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detrimental to the basic purposes of the statute."(6) More recently,
Commissioner Hunt, in testimony before the Subcommittee on Energy and Air Quality, Committee on Energy and Commerce, U.S. House of Representatives, explained:

            One of the overriding concerns of PUHCA is to give federal regulators jurisdiction over multistate public-utility holding companies that no single state can effectively regulate. In particular, PUHCA is meant to ensure that if a state does not have jurisdiction over both the holding company and the utility that does business in its state -- a situation that will occur if the holding company is incorporated in a state different than that in which the utility subsidiary is incorporated -- a federal regulator with access to all the holding company's books and records can step in to monitor and police affiliate transactions. In general, the Commission has concluded that, where the holding company and all of its utility subsidiaries are incorporated in the same state, this concern does not arise, and an exemption from PUHCA is warranted. Indeed, Oregon's experience with Enron as an exempt company, at least anecdotally, confirms this -- the Chairman of the Oregon Public Utility Commission recently testified that Oregon ratepayers were not harmed by Enron's collapse and that "this utility [Portland General] is able to function just as well as it did before."(7)

See also June Staff Memorandum at 11 ("More generally, the Commission is not empowered to impose registration upon a company simply because registration seems potentially preferable to exemption. Rather, . . . section 3(a) of the Act requires the Commission to grant an exemption if the objective criteria are satisfied and the Commission makes no adverse finding under the `unless and except' clause.").

IV. ANALYSIS

            There are three sets of issues for consideration for the Commission. These issues relate first to the status of TPG, second to the status of OEUC and the Managing Member, and third to the exercise by the Commission of its conditioning authority. While these questions will

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(6) Cities Service Co., 8 S.E.C. 318, 335-36 (1940), citing S. Rep. No. 621,
74th Cong., 1st Section at 24 (1935) (emphasis added).

(7) Testimony of Commissioner Isaac C. Hunt, Jr., Concerning the Enron Bankruptcy, the Functioning of Energy Markets and Repeal of the Public-Utility Holding Company Act of 1935 Before the Subcommittee on Energy and Air Quality of the Committee on Energy and Commerce, U.S. House of Representatives (Feb. 13,
2002).

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be formally presented to the Commission for review by order upon application, the following discussion is intended to provide a unified explanation of why the requested relief is consistent with the policies and provisions of the Act.

      A. STATUS OF TPG

            As noted in the Memorandum from Paul F. Roye to Chairman William F. Donaldson, dated March 4, 2004 (the "March Staff Memorandum"), "a key question for entities making investments in the utility sector is often whether, after making the investment, they will fall within the definition of holding company." As noted above, TPG is a private equity firm that manages funds whose investors include state and private company pension funds as well as other institutional and private investors. If TPG were to be deemed to be a holding company, the regulated status could extend upstream to these investors, with potentially ruinous or untoward consequences. It is a condition of the Purchase Agreement, therefore, that TPG not become a 1935 Act-jurisdictional "holding company" by reason of the proposed Acquisition. To that end, the parties have agreed upon an investment structure that is based on, and consistent with, structures that have been used by Berkshire Hathaway, Inc. and others in connection with significant economic investments in the utility sector.(8)

            As explained in the June Staff Memorandum:

            Section 2(a)(7)(A) states that any company that owns 10% or more of the outstanding voting securities of a public utility (or public-utility holding company) is a prima facie holding company subject to the Act. In the transaction that was the subject of Berkshire Hathaway, Inc., Berkshire Hathaway proposed to acquire 9.9% of the outstanding common stock of MidAmerican Energy Holding Company ("MidAmerican"), an Iowa corporation that claims exemption under section 3(a)(1) of the Act pursuant to rule 2. Because it owned less than 10% of the outstanding voting securities of MidAmerican, Berkshire Hathaway was not a prima facie holding company within the meaning of section 2(a)(7)(A) of the Act. This pattern has been repeated in each of the other no-action letters discussed in the previous Staff memorandum -- in

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(8) While cautioning that "it is impossible to state how we will likely react to either TPG's proposed investment or KKR's proposed investment until they are presented for our review," the March Staff Memorandum suggested that TPG's investment could be structured in a manner "analogous to the investment structures in Berkshire Hathaway and other similar matters" such that TPG would not be a holding company for purposes of the Act. See March Staff Memorandum at 11.

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            each case, the party seeking the staff's assurance would not own, control, or hold with power to vote 10% or more of the voting securities of a public utility or public-utility holding company.

            * * * [I]t is important to note that section 2(a)(7)(B) of the Act provides another means of determining holding company status. This section refers to "any person which the Commission determines . . . directly or indirectly to exercise (either alone or pursuant to an arrangement or understanding with one or more other persons) such a controlling influence over the management or policies of any public utility or holding company as to make it necessary or appropriate in the public interest or for the protection of investors or consumers that such person be subject to the obligations, duties, and liabilities imposed in this title upon holding companies." * * * [T]he staff, in issuing a no-action letter to Berkshire Hathaway (as well as in later matters), offered its assurances that, based upon "the rights attendant to Berkshire's ownership of the Convertible Preferred Stock, combined with its ownership of 9.9% of the voting securities of [MidAmerican] and the nature of its relationship with the company," it would not recommend that the Commission take action pursuant to section 2(a)(7)(B).

June Staff Memorandum at 18. In these no-action letters, discussed below, the Staff agreed not to recommend enforcement action to the Commission for an entity's failure to register under the Act in situations "in which the entity has acquired up to 9.9% of the voting securities of a utility or utility holding company and has also made a significant investment in the non-voting securities of the utility or utility holding company." Id.

            In a meeting in late August, the Staff advised TPG that it should seek relief by order upon application under Section 2(a)(7) rather than no-action letter, as previously had been the practice. The statute does not expressly provide for the issuance of a declaratory order in these circumstances. Section 5(d) of the Administrative Procedure Act, 5 U.S.C.
Section 554(e), provides that: "The agency, with like effect as in the case of other orders, and in its sound discretion, may issue a declaratory order to terminate a controversy or remove uncertainty." The Commission has relied on this provision previously to issue declaratory orders in the absence of express provision for same under the Act. See, e.g., Pacific Northwest Power Company, 41 S.E.C. 863 (March 4, 1964) (declaring that applicant would not become an electric utility company within the meaning of the Act prior to the occurrence of certain defined events). Based

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on discussions with Staff, we believe there is good cause for the Commission to issue a declaratory order in this matter.

            1. THE COMMISSION'S HISTORICAL APPROACH TO SECTION 2(a)(7)

            As explained in the June Staff Memorandum, the precedent under
Section 2(a)(7) generally deals not with the question of whether a new entrant, such as TPG, comes within the ambit of the Act but, instead, with the questions that arise when an existing holding company, with a history of control over utility subsidiaries, requests a determination that it is no longer subject to regulation under the Act -- a situation that is fundamentally different from the question presented in this matter of the terms under which a new entrant can invest in the utility industry. As the Commission explained in an early decision,

            It should be emphasized at this juncture that we are not concerned here with a newcomer seeking to buy into several utility enterprises. The problem before us would then be at what point in the process of acquisition control and its statutory consequences would come into being. The problem presently before us is entirely different.(9)

The statute acknowledges this difference by putting the burden on an entity that is a prima facie holding company to establish the absence of control or impermissible controlling influence. See Detroit Edison Co. v. SEC, 119 F. 2d 730, 739 (May 12, 1941), citing Schlemmer v. Buffalo, Rochester & P.R. Co., 205 U.S. 1, 27 (1907) ("The burden rested on petitioner to bring itself within the exception."). In contrast, if an entity is not a prima facie holding company, the burden is on the Commission to institute proceedings and to find the existence of "such a controlling influence . . . as to make it necessary or appropriate in the public interest or for the protection of investors or consumers" that the entity be subject to holding company regulation.

            The interplay of the two paradigms was discussed in recent correspondence between Chairman Donaldson and Congressmen Dingell and Markey. In response to a question about these early cases, the June Staff Memorandum explained:

            As discussed in detail below, those cases are distinguishable from Berkshire Hathaway. In Berkshire Hathaway, Inc.(10) and other

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(9) The United Corporation, 13 S.E.C. 854, 886 (1943) (emphasis added), discussed infra.

(10) S.E.C. No-Action Letter (Mar. 10, 2000).

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            similar letters, there were no prima facie holding companies under section 2(a)(7)(A) of the Act and the staff did not conclude that, based on the facts presented in the no-action request, Berkshire Hathaway and the other companies would exert the kind of control or controlling influence that would have warranted a recommendation to the Commission that they be found to be holding companies under the Act. In contrast, both H.M. Byllesby & Company(11) and The United Corporation(12) involved prima facie holding companies as well as a Commission finding that they exerted the kind of control or controlling influence that required them to be found to be holding companies.

            Section 2(a)(7)(A) states that any company that owns 10% or more of the outstanding voting securities of a public utility (or public-utility holding company) is a prima facie holding company subject to the Act. In the transaction that was the subject of Berkshire Hathaway, Inc., Berkshire Hathaway proposed to acquire 9.9% of the outstanding common stock of MidAmerican Energy Holding Company ("MidAmerican"), an Iowa corporation that claims exemption under section 3(a)(1) of the Act pursuant to rule 2. Because it owned less than 10% of the outstanding voting securities of MidAmerican, Berkshire Hathaway was not a prima facie holding company within the meaning of section 2(a)(7)(A) of the Act. This pattern has been repeated in each of the other no-action letters discussed in the [March Staff Memorandum] -- in each case, the party seeking the staff's assurance would not own, control, or hold with power to vote 10% or more of the voting securities of a public utility or public-utility holding company.

            Before considering the Commission's decisions in H.M. Byllesby and United Corp., it is important to note that section 2(a)(7)(B) of the Act provides another means of determining holding company status. This section refers to "any person which the Commission determines . . . directly or indirectly to exercise (either alone or pursuant to an arrangement or understanding with one or more other persons) such a controlling influence over the management or policies of any public utility or holding company as to make it necessary or appropriate in the public interest or for the protection of investors or consumers that such person be subject to the obligations, duties, and liabilities imposed in this title upon holding companies." As discussed in the [March] Staff Memorandum, because Berkshire Hathaway was not a prima facie holding

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(11) 6 S.E.C. 639 (1940).

(12) 13 S.E.C. 854 (1943).

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            company under section 2(a)(7)(A), the staff, in issuing a no-action letter to Berkshire Hathaway (as well as in later matters), offered its assurances that, based upon "the rights attendant to Berkshire's ownership of the Convertible Preferred Stock, combined with its ownership of 9.9% of the voting securities of [MidAmerican] and the nature of its relationship with the company," it would not recommend that the Commission take action pursuant to section 2(a)(7)(B).

            The decisions in H. M. Byllesby and United Corp., involved efforts by holding companies that were prima facie holding companies under the Act -- that is, parties that, in contrast to those that sought no-action relief in the Berkshire Hathaway letter, did own 10% or more of the voting securities of a public utility or public-utility holding company -- to obtain the relief necessary to cease to be holding companies under section 2(a)(7). These matters thus arose in an entirely different context from the transactions described in the Berkshire Hathaway line of no-action letters, and are distinguishable from them.

Id. at 18-19. As explained in the June Staff Memorandum, in H. M. Byllesby, that company ("Byllesby") and its parent, the Byllesby Corporation, sought a declaratory order under Section 2(a)(7)(B) of the Act or, in the alternative, an order of exemption under Sections 3(a)(3) and 3(a)(5) of the Act. Because the Byllesby Corporation controlled Byllesby, disposition of the application turned upon whether Byllesby was a holding company within the meaning of Section 2(a)(7) of the Act.(13) H. M. Byllesby differed from Berkshire Hathaway and, indeed, the instant matter in that there was a long-established relationship characterized by domination of the utility by Byllesby and its predecessor:

            From 1910 to 1930, Byllesby's predecessor and Byllesby, through ownership of voting securities, interlocking directors and officers, and otherwise, had completely dominated Standard Gas & Electric Company ("Standard Gas"), the dominant holding company in one of the largest U.S. electric utility systems, and its subsidiaries. Control of Standard Gas enabled Byllesby to guide the financial policies of the company and its subsidiaries, and to obtain primary participation in underwritings of their securities. Byllesby's investment banking functions greatly expanded during this period.(14)

------------------
(13) H. M. Byllesby & Company, 6 S.E.C. at 642.

(14) Id.

            Also during this period, Byllesby, by virtue of its domination of Standard Gas, caused the utility and its subsidiaries to enter into transactions involving the purchase and sale of utility properties and securities, which netted Byllesby large profits. Through affiliated management corporations, Byllesby likewise profited from charges for engineering, construction, legal, and similar services to Standard system companies.(15)

June Staff Memorandum at 19-20. In an attempt to avoid registration, Byllesby sought to alter its relationship with the Standard system companies. Specifically, it caused officers and directors of Byllesby and Byllesby Corporation who held positions in Standard system companies to resign from their conflicting positions, and it entered into a voting trust agreement concerning the Standard Power common stock and received a voting trust certificate in return. The trustees had had a long business association with Byllesby and continued to hold common stock of the Byllesby Corporation. As explained in the June Staff Memorandum:

            The Commission found that Byllesby's ownership of voting trust certificates constituted ownership of "voting securities" within the meaning of section 2(a)(17) of the Act. The Commission appeared to believe that Byllesby controlled the voting trust, so it looked through the trust to the underlying voting securities. Accordingly, Byllesby was prima facie a holding company under section 2(a)(7)(A). The Commission then found that clause (iii) of section 2(a)(7)(B) could not be satisfied.

            The Commission noted, first, that disregarding the voting trust, it would be impelled to hold that Byllesby, both alone and "pursuant to an agreement or understanding" with the other investment bankers, exercised a "controlling influence" over the management and policies of Standard Power and Standard Gas:

                  Among the facts in the record which would require this conclusion are: (i) The past relationships between Byllesby and the Standard companies have resulted in a personnel and tradition which make the Standard companies responsive to Byllesby's desires; (2) Byllesby alone can elect one less than a majority of the directors of Standard Power; (3) Byllesby together with the other investment bankers can elect all of the directors of Standard Power; (4) five out of the nine present directors of Standard Gas, elected since the reorganization of 1938, represent Byllesby and the other bankers; (5)

------------------
(15) Id. at 641-42.

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                  Byllesby and the bankers have been able to allocate as they have pleased the underwriting of the Standard system companies' securities among themselves and other bankers of their selection.(16)

            The Commission then considered whether the creation of the voting trust "ha[d] destroyed the controlling influence otherwise existing." The Commission determined that, in the circumstances, the former and current voting trustees were not sufficiently independent to insulate against a controlling influence. Finally, the Commission found that regulation as a holding company was appropriate for the benefit of those protected interests, since the Act was intended to eliminate, among those abuses, those resulting "'from an absence of arm's length bargaining'" and "'from restraint of free and independent competition,'" and "[o]ne of the manifestations of these abuses was the monopoly exercised by investment bankers over security issues of holding companies and their subsidiaries."(17) The Commission noted that:

                  Arm's length bargaining concerning security issues by companies in the Standard system has been conspicuously absent since the organization of Standard Gas in 1910. From 1910 to 1929 Byllesby completely dominated all Standard financing. Since 1929 Byllesby has shared its monopoly with the few investment bankers who have held Standard Power common stock. At no time has any attempt been made by the Standard system companies to secure financing on a more favorable basis from investment bankers other than those in this group.(18)

Id. at 20-21. The second case, United Corporation, similarly involved a long-established holding company relationship. In that matter, The United Corporation ("United"), a registered holding company, sought to transform itself from a holding company to an investment company, a step that Congress had expressly envisaged as means to comply with section 11 of the Act.(19)

------------------
(16) Id. at 652.

(17) Id. at 655 (citing Section 1(b)(2) of the Act).

(18) Id. at 656.

(19) See S. Rep. No. 621, 74th Cong., 1st Sections 32-33 (1935). See also Electric Bond and Share Co., 34 S.E.C. 536, 568 (1953) (noting Congress' intent and stating that the Commission, from the beginning of its administration of
Section 11, has recognized the availability of this method of compliance).

The subsidiaries of United were themselves holding companies that directly or indirectly controlled more than 100 operating companies throughout the eastern United States.(20)

            United had proposed a plan pursuant to Section 11(e) of the Act under which it proposed, among other things, to reduce its holdings in these holding company subsidiaries, at times advantageous to United, to less than 10% of the voting stock. Pending the reduction, United would refrain from voting any of the securities, except with the express permission of the Commission. United claimed that since 1938 it had not exercised control over the subsidiaries and that, while technically a holding company, it functioned primarily as an "investment company."(21) The Commission rejected the proposed plan, finding that it was "replete with uncertainties" and would require further time-consuming proceedings upon its consummation; further, "it provide[d] no assurances that it w[ould] be carried out with reasonable promptness."(22) The Commission also declined to set forth the steps that would be appropriate to cause United to cease to be a holding company.(23)

            In declining to declare United not to be a holding company, the Commission focused on the long-standing relationships and explained:

            IT SHOULD BE EMPHASIZED AT THIS JUNCTURE THAT WE ARE NOT CONCERNED HERE WITH A NEWCOMER SEEKING TO BUY INTO SEVERAL UTILITY ENTERPRISES. THE PROBLEM BEFORE US WOULD THEN BE AT WHAT POINT IN THE PROCESS OF ACQUISITION CONTROL AND ITS STATUTORY CONSEQUENCES WOULD COME INTO BEING. THE PROBLEM PRESENTLY BEFORE US IS ENTIRELY DIFFERENT. For many years now the subsidiary companies in the United system have been subject to the latter's control or controlling influence. United is now attempting to divest itself of any "possibility of control" and to this end has filed a plan with us for the reduction of its holdings in its subsidiaries to less than 10 percent. Pending such reduction, United would not vote the securities it now holds in its subsidiaries, but thereafter would resume the right to vote the securities retained. The voting power thus retained, we believe, might leave United, not a mere

------------------
(20) United Corp., 13 S.E.C. at 861-63.

(21) Id. at 883.

(22) Id. at 893-94.

(23) Id. at 899.

            stockholder holding less than 10 percent of the voting stock, but in a position of considerable authority.(24)

The June Staff Memorandum emphasizes this distinction between established holding companies, often with documented histories of abuses, and new entrants such as Berkshire Hathaway:

            THE RESULT IN H. M. BYLLESBY AND UNITED CORP. ARE DISTINGUISHABLE FROM THE PROPOSED TRANSACTION IN THE BERKSHIRE HATHAWAY NO-ACTION LETTER. THE HOLDING COMPANIES AT ISSUE IN THE ORDERS WERE PRIMA FACIE HOLDING COMPANIES WITHIN THE MEANING OF SECTION 2(a)(7) OF THE ACT. THESE COMPANIES ALSO HAD A LONG HISTORY OF CONTROL OVER SUBSIDIARIES. FURTHERMORE, IN THE H. M. BYLLESBY ORDER, THE COMMISSION IDENTIFIED CERTAIN OF THE ABUSES SET FORTH IN SECTION 1 OF THE ACT THAT HAD CHARACTERIZED THE PARENT COMPANIES' CONTROL AND MADE THEIR REGULATION AS HOLDING COMPANIES APPROPRIATE FOR THE PROTECTION OF THE PUBLIC INTEREST AND THE INTERESTS OF INVESTORS AND CONSUMERS.

            In contrast, Berkshire Hathaway was essentially the "newcomer" to the industry mentioned in the citation, supra, from United Corp. More importantly, Berkshire Hathaway did not own, directly or indirectly, 10% or more of the securities of a public utility or public-utility holding company that it was then entitled to vote, and thus it was not a prima facie holding company under section 2(a)(7) of the Act. Finally, the staff did not conclude that Berkshire Hathaway's ownership of voting securities, together with the other features of the transaction, amounted to the ability to exert a controlling influence over MidAmerican under section 2(a)(7)(B). The result in Berkshire Hathaway is therefore not inconsistent with either H.M. Byllesby or United Corp.

Id. at 23-24 (emphasis added).

------------------
(24) Id. at 886-87 (emphasis added)

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            2.    THE RECOGNIZED STRUCTURE FOR INVESTMENTS BY NON-UTILITY
                  COMPANIES IN UTILITIES

            The March Staff Memorandum, at footnote 18, cites examples of no-action letters in which the staff agreed not to recommend enforcement action for an entity's failure to register under the Act in situations in which an entity has acquired up to 9.9% of the voting securities of a utility or utility holding company and has also made a significant investment in the non-voting securities of the utility or utility holding company: Berkshire Hathaway, Inc., S.E.C. No-Action Letter (March 10, 2000) ("Berkshire Hathaway");(25) SW Acquisition, L.P., S.E.C. No-Action Letter (April 12, 2000) ("SW Acquisition");
(26) General Electric Capital Corp., S.E.C. No-Action Letter (April 26, 2002) ("GE Capital");(27) k1 Ventures, S.E.C. No-Action Letter (July 28, 2003) ("k1 Ventures"); (28) and Evercore MTC Investment, Inc., S.E.C. No-Action Letter (Nov. 25, 2003) ("Evercore," and together with Berkshire Hathaway, SW Acquisition, GE Capital and k1 Ventures, the "No-Action Letters").(29)

------------------
(25) The structure of the proposed investment in that matter and the associated request for relief are described in the excerpt from the March Staff Memorandum, infra.

(26) In the SW Acquisition letter, the Staff agreed not to recommend any enforcement action in which it would seek to deem any member of a group of equity investors led by CIBC World Markets Corp (the "Limited Partners") to be a holding company under Section 2(a)(7) of the Act as a result of the Limited Partners' ownership of all of the limited partnership interests in SW Acquisition L.P., a newly formed Texas limited partnership (the "Partnership"). The request to the staff for no-action relief (the "Request") described a proposed transaction in which the Partnership would merge (the "Merger") its wholly-owned special purpose subsidiary ST Acquisition Corp. with and into TNP Enterprises Inc., a Texas holding company (the "Company") which wholly owned Texas-New Mexico Power Company, a Texas corporation (the "Operating Company"). As a result of the Merger, the Company would become a wholly-owned subsidiary of the Partnership.

As described in the Request, the Partnership, as owner of all the outstanding voting common stock of the Company, and the Company as owner of all the outstanding voting common stock of the Operating Company, would each be deemed to be holding companies as defined in Section 2(a)(7) of the Act. The Partnership and the Company would qualify for an exemption from registration pursuant to Section 3(a)(1) of the Act since the Partnership, the Company and Operating Company would be predominantly intrastate in character and carry on their business substantially in Texas, which is where the Partnership, the Company and Operating Company were organized.

(27) In the GE Capital letter, the staff agreed not to recommend any enforcement action in which it would seek to deem General Electric Capital Corporation ("GE Capital") to be a holding company under Section 2(a)(7) of the Act as a result of its proposal, as described below, to acquire, through an indirect wholly-owned subsidiary, all of the limited partnership interests in Michigan Transco Holdings, Limited Partnership (the "Partnership"), a limited partnership formed to acquire 100% of the limited liability company interests of Michigan Electric Transmission Company LLC ("METC LLC"). The request to the Staff for no-action relief (the "Request") described a proposed transaction in which, immediately prior to the consummation of the proposed transaction, Consumers Energy Company ("Consumers Energy") would cause its wholly-owned subsidiary Michigan Electric Transmission Company ("METC Corp."), a Michigan corporation formed by Consumers Energy to own its electric transmission facilities and related assets, to be merged with and into METC LLC (the "Merger"). (METC Corp. before the Merger and METC LLC after the merger are individually and collectively referred to as "Transco".) The proposed

            Although there are differences, as discussed below, in the details, the same basic concept is employed in each: a jurisdictional public-utility company (the "Utility") is indirectly owned, through a jurisdictional holding company (the "Holding Company"), by one or more controlling investors (the "Controlling Investors") that, directly or indirectly, own, control or hold with power to vote substantially all of the voting securities of the Utility, and one or more financial investors (the "Financial Investors") that have certain negative control rights intended

------------------
transaction would consist of the Merger, followed by an acquisition by the Partnership of 100% of the limited liability company interests of Transco (the "Acquisition"). As a result of the Acquisition, Transco would become a wholly-owned subsidiary of the Partnership.

As described in the Request, as a result of the Acquisition, the Partnership would own all of the limited liability company interests in Transco and thus would be a "holding company" as defined in Section 2(a)(7) of the Act. As a holding company, the Partnership would qualify for an exemption from registration pursuant to Section 3(a)(1) of the Act because the Partnership and Transco were predominantly intrastate in character and carried on their business solely within Michigan, which was the state in which both the Partnership and Transco were organized.

(28) In the k1 Ventures letter, the Staff agreed not to recommend any enforcement action in which it would seek to deem either k1 Ventures Limited ("k1 Ventures") or K-1 HGC Investment, L.L.C. (the "Non-Managing Member"), a wholly-owned subsidiary of kl Ventures, to be a holding company under Section 2(a)(7) of the Act as a result of the Non-Managing Member's ownership of all the non-voting membership interests in HGC Holdings, L.L.C., a Hawaii limited liability company ("HGC Holdings"). The request to the Staff for no-action relief (the "Request") described a proposed transaction in which The Gas Company L.L.C. ("TGC"), a Hawaii limited liability company wholly-owned by HGC Holdings, would acquire the assets and certain related liabilities of The Gas Company division of Citizens Communications Company (the "Gas Company").

The Request stated that, upon completion of the proposed transaction, TGC would be a "gas-utility company" and a "public-utility company" for purposes of the Act and that HGC Holdings, as the owner of all of the limited liability company interests in TGC, would be a "holding company" as defined in Section 2(a)(7) of the Act. As a holding company, HGC Holdings intended to qualify for an exemption from registration pursuant to Section 3(a)(1) of the Act because HGC Holdings and TGC were to be predominantly intrastate in character and would carry on their business solely within Hawaii, the state in which both HGC Holdings and TGC were organized.

(29) In the Evercore letter, the staff agreed not to recommend any enforcement action in which it would seek to deem any of Evercore METC Investment Inc., Evercore METC Coinvestment Inc., Macquarie Transmission Michigan Inc., NA Capital Holdings Inc. or Mich 1400 Corp (the "Limited Partners") to be a holding company under Section 2(a)(7) of the Act as a result of their proposal to acquire, (1) the limited partnership interest purchased by GE Capital, as described in the GE Capital letter, in Michigan Transco Holdings, Limited Partnership (the "Partnership"), the owner of all of the limited liability company interests of Michigan Electric Transmission Company LLC ("Transco"), and
(2) the Series C Preferred stock held by GE Capital in Trans-Elect, Inc., a Michigan corporation that wholly-owned Trans-Elect Michigan, LLC, the sole general partner of the Partnership.

As described in the request to the staff for no-action relief, the Partnership owned all of the limited liability company interests in Transco and was a "holding company" as defined in Section 2(a)(7) of the Act. As a holding company, the Partnership qualified for an exemption from registration pursuant to Section 3(a)(1) of the Act because the Partnership and Transco were predominantly intrastate in character and carried on their business solely within Michigan, which is the state in which both the Partnership and Transco were organized.

to protect their economic investment in the Utility. This transaction structure is referred to herein as the "Recognized Structure."

              [Organization Chart showing ownership of Utility by Holding Company and ownership of Holding Company by Controlling Investors and Financial Investors]


The March Staff Memorandum explains at some length why these structures are consistent with the policies and provisions of the Act:

            Section 2(a)(7) defines a holding company as:

            Any company which directly or indirectly owns, controls, or holds with power to vote, 10 per centum or more of the outstanding voting securities of a public-utility company or of a company which is a holding company . . . .

            Notably, section 2(a)(7) does not directly address the ownership of a utility's or holding company's non-voting securities (such as debt securities or most types of limited partnership interests) and does not expressly require that ownership of such securities be included in an analysis of whether an entity falls within this part of the definition of a holding company. However, the section does also give the Commission the authority to determine a "person" to be a holding company if, "after notice and opportunity for hearing," it concludes that the person has the ability:

                  directly or indirectly, to exercise (either alone or pursuant to an arrangement or understanding with one or more other persons) such a controlling influence over the management or policies of any public utility or holding company as to make it necessary or appropriate in the public interest or for the protection of investors or consumers that the applicant be subject to the obligations, duties, and liabilities imposed in this title upon holding companies.

            The Commission thus has the necessary authority to examine all the facts that might suggest that someone controls a utility or utility holding company, including that person's ownership of the non-voting securities of the utility.

            A company that either falls within this definition or is otherwise declared to be a holding company must either obtain an exemption pursuant to section 3 of the Act or register pursuant to section 5 of the Act. Thus, a key question for entities making investments in the utility sector is often whether, after making the investment, they will fall within the definition of holding company. If they conclude that their proposed investment will not result in their coming within the definition of holding company, they need not take further action (i.e., either register under the Act or obtain an exemption from it), for the Act will not apply to them. Thus, a company in this situation will not need to show that it is entitled to any exemption from the Act or show that it meets the integration requirements of the Act or conforms to the limits that the Act places on the non-utility businesses and activities of a holding company.

            The Commission has not addressed the meaning of section 2(a)(7) in recent years. The staff has, however, issued a number of no-action letters during the past ten years under section 2(a)(7). In these letters, the staff has agreed not to recommend enforcement action to the Commission for an entity's failure to register under the Act in situations in which the entity has acquired up to 9.9% of the voting securities of a utility or utility holding company and has also made a significant investment in the non-voting securities of the utility or utility holding company.

            In analyzing requests of this type, the staff has carefully examined the rights attaching to the non-voting securities to ensure that ownership of those securities does not give the investor control over the utility. The staff has also examined the nature and identity of the other holders of the utility's voting securities in an effort to ensure that the investor does not indirectly control the utility through its control of these other holders (and, typically, that control is, in fact, exercised by the holder of the majority of the voting interests). The most prominent example of this sort of no-action letter is the one issued to Berkshire Hathaway Inc. ("Berkshire") in 2000.(30)

            In the Berkshire Hathaway letter, the staff agreed not to recommend any enforcement action in which it would seek to deem Berkshire Hathaway Inc. and certain subsidiaries that are consolidated with it for accounting purposes ("Berkshire Group") to be a holding company under section 2(a)(7) of the Act as a result of Berkshire's investment in MidAmerican Energy Company ("MEHC"). MEHC, as a result of its ownership in MidAmerican Energy Company ("MidAmerican"), a public utility under the Act, was itself a holding company.(31) Specifically, the request to the staff for no-action relief (the "Request") stated that MEHC, an Iowa corporation, is a holding company that claims exemption under section 3(a)(1) of the Act by filing Form U-3A-2 pursuant to rule 2. MEHC has one indirect public utility subsidiary, MidAmerican, also an Iowa corporation. MidAmerican is engaged in the generation, transmission and distribution of electric energy principally in Iowa, Illinois, South Dakota and Nebraska. The Request states that, as explained in MEHC's Form U-3A-2, both MEHC and MidAmerican are predominantly intrastate in character and carry on their business substantially in Iowa.(32)

            The Request described a proposed transaction in which 9.9% of the outstanding common stock of MEHC would be acquired by Berkshire Hathaway, with the remaining common stock being acquired by David L. Sokol, MEHC's Chairman and Chief Executive Officer; Gregory E. Abel, President and Chief Operating Officer of MEHC; and Walter Scott, Jr., a current member of the Board of Directors of MEHC, together with his children and trusts for their benefit and other family interests (collectively with Mr. Scott, the "Scott Family Interests").(33) Berkshire also proposed to acquire (i) between $454.772 million and $800 million aggregate principal amount 11% Trust Issued Preferred Securities issued by a statutory trust to be formed and owned by MEHC ("Trust Securities"), and (ii) shares of Zero Coupon Convertible Preferred

------------------
(30) See Berkshire Hathaway, Inc., S.E.C. No-Action Letter (March 10, 2000).

(31) Analogously, the letter sought assurances that the staff would not recommend an enforcement action in which it would seek to deem MEHC or MidAmerican to be subsidiaries of the Berkshire Group under section 2(a)(8) of the Act as a result of Berkshire's investment in MEHC.

(32) Request at 3.

(33) Mr. Sokol, Mr. Abel and the Scott Family Interests are referred to collectively as the "Other Investors," and are referred to, together with the Berkshire Group, as the "Investors."

            Stock ("Convertible Preferred Stock") of MEHC for an aggregate purchase price of approximately $1.22 billion.

            At issue in the Request was whether, given the Berkshire Group's ownership of slightly less than 10% percent of the common (voting) stock of MEHC, the Convertible Preferred Stock constituted voting securities for purposes of the Act and thereby could potentially push Berkshire's ownership of voting securities over the 10% threshold. Additionally, the Request addressed whether exercising the rights granted to the Preferred Convertible Stock and those incident to ownership of 9.9% of the common stock under the factual circumstances addressed in the Request would result in the Berkshire Group's exercising such a "controlling influence" over MEHC and MidAmerican that the Commission would find it "necessary or appropriate in the public interest or for the protection of investors or consumers" to conclude that Berkshire was a holding company over MEHC and that MEHC and MidAmerican were subsidiaries of the Berkshire Group.

            As noted above, under section 2(a)(7) of the Act, there is a presumption that ownership of 10% or more of voting securities creates a holding company/subsidiary relationship. Importantly, section 2(a)(17) of the Act defines "voting security" in pertinent part to mean "any security presently entitling the owner or holder thereof to vote in the direction or management of the affairs of a company." Conversely, ownership of less than 10% of the voting securities does not create such a relationship, unless the owner of the securities exercises such a controlling influence over the company in question that the Commission finds it necessary or appropriate to regulate the companies as a holding company and subsidiary company under the Act.

            In the request, Berkshire argued that its proposed investment would not create a holding company relationship because the Berkshire Group would not own, control, or hold with power to vote 10% or more of the outstanding voting securities of MEHC. Specifically, in addition to its common equity interest, Berkshire represented that its remaining equity interest in MEHC would be in the form of Convertible Preferred Stock that was not a voting security within the meaning of section 2(a)(17) of the Act. The Convertible Preferred Stock would not vote with the common stock and would not vote separately as a class, except to a limited extent. Berkshire also argued that the approval rights associated with the Convertible Preferred Stock were more limited than those associated with limited partnership interests that the Commission staff had previously agreed not to treat as voting securities in past grants of no-action relief.(34) In support of its request, Berkshire also provided a detailed description of the rights associated with the Convertible Preferred Stock.(35)

            The staff ultimately issued a no-action letter to Berkshire. In sum, the rights attendant to Berkshire's ownership of the Convertible Preferred Stock, combined with its ownership of 9.9% of the voting securities of MEHC and the nature of its relationship with the company, did not give it a degree of control over the company sufficient to require that Berkshire be declared a holding company. Based on our responses to other, similarly requests for no-action relief, the staff has analyzed other proposed investment in the utility sector in a similar fashion.

Id. at 6-10.

            Helpful comparison may be made between the proposed investment in this matter and the investments that were the subjects of the No-Action Letters referenced above.

                  a. INDEPENDENCE OF THE CONTROLLING INVESTOR

            The Staff has asked the parties here to demonstrate the independence of the Controlling Investor (in this case, the Managing Member) from the Financial Investor, TPG. This test is readily met. None of the five members of the Managing Member has a prior relationship with, or has received any consulting, advisory or other compensatory fee from, TPG. In fact we are advised that, if the independent director rules under Section 301 of the Sarbanes-Oxley Act of 2002 and under Rule 303A of the New York Stock Exchange listing standards were applied to each of the five members, each would be considered independent from TPG.

            As indicated in Section II.A.2., the Managing Member is owned by Gerald (Jerry) Grinstein (Principal, Madrona Investment Group LLC, and CEO, Delta Air Lines, Inc.), Peter Kohler, M.D. (President of Oregon Health & Science University), Duane McDougall (former President and CEO, Willamette Industries, Inc.), Robert Miller (Chairman, Rite Aid Corp. and

------------------
(34) The March Staff Memorandum cited Torchmark Corporation, S.E.C. No-Action Letter (January 19, 1996); Commonwealth Atlantic Limited Partnership, S.E.C. No-Action Letter (October 30, 1991); Nevada Sun Peak Limited Partnership, S.E.C. No-Action Letter (May 14, 1991); Colstrip Energy Limited Partnership, S.E.C. No-Action Letter (June 30, 1988). See also Western Resources, Inc., S.E.C. No-Action Letter (November 24, 1997) (board seats coupled with a large economic ownership interest do not by themselves create a holding company/subsidiary company relationship within the meaning of the Act).

(35) See Exhibit C hereto, comparing the consent rights in the instant matter with those in each of the No-Action Letters.

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former CEO, Fred Meyer, Inc.) and Tom Walsh (President and CEO, Tom Walsh &
Co.). Their biographies are attached hereto as Exhibit A. Each of the five members of the Managing Member is independent from, and has no pre-existing business relationship with, TPG.

            With respect to the selection of the members of the Managing Member, Jerry Grinstein and Tom Walsh were identified and approached by TPG to participate in the ownership of the Managing Member, and consequently in the governance of OEUC as members of the OEUC Board. Thereafter, Tom Walsh, on behalf of OEUC and in coordination with TPG, approached Peter Kohler, Duane McDougall and Robert Miller with respect to ownership of the Managing Member and membership on the OEUC Board. Walsh also enlisted the services of The Pringle Company, a Portland executive search consulting firm, to assist him in this regard. The selection process was focused on securing respected and successful business persons from the Pacific Northwest to run OEUC, and was most certainly not focused on installing "friends" of TPG.

            In this regard, TPG compares favorably with the situation in each of the No-Action Letters. In contrast to the demonstrated independence of the Managing Member (as the Controlling Investor) from TPG (as the Financial Investor), all of the persons who were part of the Controlling Investor group in Berkshire Hathaway were acquaintances or friends of Warren Buffett. In Berkshire Hathaway, the Controlling Investor was comprised of three individuals (David L. Sokol, Walter Scott Jr. and various Scott family trusts, and Gregory E. Abel) who owned 90.1% of the common stock of MidAmerican Energy Holding Company ("MEHC"), the holding company that indirectly owned all of the common stock of MidAmerican Energy Company, the public utility. The Financial Investor was Berkshire Hathaway Inc., which is controlled by Warren Buffett, and certain of its subsidiaries. As explained in the no-action request, the Berkshire Hathaway group interest represented approximately 81% of the overall equity interests in MEHC.(36) In addition, the Berkshire Hathaway group committed to purchase between $454.772 million and $800 million aggregate principal amount 11% Trust Issued Preferred Securities issued by a statutory trust to be formed and owned by MEHC. Mr. Scott was both a large investor in the Controlling Investor group and a long-time member of the board

------------------
(36) The letter explains that equity interests were calculated based on "common stock, plus the maximum amount of Convertible Preferred Stock, but excluding Trust Securities and common stock options").

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of directors of the Financial Investor, Berkshire Hathaway.

            The SW Acquisition letter indicates that a group of equity investors, including CIBC World Markets Corp., together with a group of financial investors ("CIBC" or the Financial Investor), and Dr. Catacosinos (the Controlling Investor) "have formed and will invest in" SW Acquisition, L.P., a newly formed limited partnership holding company ("SW Acquisition"), for the purpose of acquiring all of the common stock of TNP Enterprises, Inc. ("TNP"), a holding company that owned all of the common stock of Texas-New Mexico Power Company, a public utility. The SW Acquisition letter does not address the independence of Dr. Catacosinos except to say that he was part of the investment group with the Financial Investor.

            In GE Capital, investors formed a limited partnership holding company, Michigan Transco Holdings, Limited Partnership (the "Partnership") for the purposes of acquiring all the limited liability company interests of Michigan Electric Transmission Company LLC, a public-utility company, following a merger with Michigan Electric Transmission Company that immediately preceded the acquisition. The Financial Investor in the Partnership was General Electric Capital Corporation, owning approximately 85% of the economic interest, and the Controlling Investor was Trans-Elect Inc., which owned the general partner of the Partnership and received approximately 15% of the economic benefit therefrom.(37) Trans-Elect was owned by industry professionals, as well as by GE Capital who owned a 12.5% economic interest therein. The GE Capital structure and the TPG structure are strikingly similar, except that TPG has no financial interest in the Managing Member as GE Capital did in Trans-Elect. In both instances, a Controlling Investor comprised of numerous independent professionals and a Financial Investor financial player work together to acquire a public utility.

            In k1 Ventures, k1 Ventures Limited, a financial investor ("k1"), indirectly owned an newly-formed holding company named HGC Holdings, LLC ("HGC Holdings"), that in turn owned The Gas Company LLC ("TGC"), that in turn acquired all of the public utility assets of The Gas Company division of Citizens Communications Company, making TGC a public-utility company. k1 held non-voting interests and was the Financial Investor in HGC Holdings, and

------------------
(37) The Controlling Investor in GE Capital contributed "sweat equity" (i.e., "a transfer of intangibles (including the right to negotiate with Consumers Energy with respect to the Acquisition and the results of due diligence . . .)") in exchange for a General Partnership interest.

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Roy A. Pickren, Jr., as the sole member of the Managing Member, controlled all the voting interest in HGC Holdings and was the Controlling Investor therein. Although the letter is silent with respect to the selection process, it must be remembered that the Financial Investor proposed Mr. Pickren late in the process after being advised that the Staff noted its objections to the initially-proposed Controlling Investors. In Evercore, a group of financial investors purchased GE Capital's limited partnership interest in Michigan Transco Holdings, Limited Partnership, described above. The analysis with respect to the independence of the Controlling Investor from the Financial Investor in Evercore is the same as in GE Capital.

                  b. MANAGEMENT AND BOARD REPRESENTATION

            The members of the OEUC Board and the PGE Board are accomplished professionals who understand that independent judgment is the hallmark of fulfilling the duties inherent in membership on a corporate board of directors. As noted above, the strength of the current management of PGE was a factor in TPG's interest in investing in the company. The current management team will continue to operate PGE after the closing of the Acquisition and Peggy Fowler and Jim Piro, CEO and CFO, respectively of PGE, will also serve as CEO and CFO, respectively, of OEUC.

            The PGE management team will control the day-to-day activity of PGE.

            The PGE management team will report to the PGE Board of Directors (the "PGE Board"). PGE's current Board of Directors is comprised of six persons, two of whom are Enron officers and one of whom is an Enron consultant (per PGE's annual report for the year ended December 31, 2003). Upon the closing of the Acquisition, OEUC will be the sole shareholder of PGE, and as such will be entitled to appoint all of the members of the PGE Board. As is typical in acquisitions, the ties with the previous owner (i.e., Enron) will be severed.

            As noted above, the PGE Board will initially consist of twelve members, all prominent Oregonians, national business leaders and/or industry executives. As such, the new PGE Board will have strong local representation and will bring substantial experience and insight to local business and community issues. The new PGE Board members will also bring national and global business experience, unique business networks, and industry expertise to PGE's Board of Directors. The PGE Board will in turn draw on this knowledge and judgment to

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provide advice and oversight to PGE management and provide strategic guidance to the company.

            It is important to remember that the parties have committed that the Board will have a least five Oregonians as members at all times, whether or not the Act is in effect. This is an extraordinary commitment designed to ensure that local concerns are given serious consideration at the Board level. The quality of the local members already selected also ensures that they will be strong advocates for local concerns. Today, none of PGE's Board members are Oregonians, with the exception of the CEO, and all but the CEO are Enron directors or employees.

            The fact that the members of the PGE Board already have been identified and will be elected as of the closing of the Acquisition is intended to eliminate any gap in the corporate governance of PGE, and is typical in purchases and sales of all of the outstanding stock of a privately-held company. As was the case with the identification of the members of the Managing Member of OEUC, Tom Walsh used The Pringle Company to help him, in consultation with TPG, to identify and approach Kirby Dyess (former Corporate Vice President and Director of Operations, Intel Capital, and currently a Principal with Austin Capital Management, LLC) and M. Lee Pelton (President, Willamette University) regarding service on the PGE Board, and to a lesser degree The Pringle Company helped to recruit Maria Eitel (Vice President and Senior Advisor for Corporate Responsibility, Nike, Inc., and President, Nike Foundation). TPG was responsible for recruiting the TPG representatives who will serve on the PGE Board, as well as Peggy Fowler (CEO, PGE). TPG engaged the services of Spencer Stuart, a national executive and director recruiting firm, to help identify and approach Jerry Jackson (former Executive Vice President and Group President, Utility Operations, Entergy Corporation) to be a board member. Thereafter, the other PGE Board members were instrumental in convincing Mr. Jackson to accept the opportunity to join the PGE Board upon the closing of the Acquisition. The members of the PGE Board (other than the TPG representatives) are independent from, and have no prior business relationship with, TPG. The LLC Agreement will provide that OEUC, as the sole shareholder of PGE, will take all action necessary to insure that persons nominated by TPG, comprising up to 20% of the PGE Board, will be elected. As previously indicated, this provision allows TPG to have two nominees (Bonderman and Davis) on the PGE board.

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            The PGE Board will be vested with the full right and discretion to oversee and direct the affairs of PGE and to make decisions affecting PGE affairs, as deemed proper or advisable by the PGE Board to carry on PGE's business. The PGE Board will function in every respect as a Board would normally function -- meaning it would meet regularly, receive, review and consider management reports and recommendations, establish Board committees, offer guidance and direction to management, establish medium and long term strategies for the company, make decisions on all the types of matters addressed in the consent rights and more. The PGE Board will be the proactive governing body of the utility, with the responsibility and capabilities to initiate the full breadth of corporate action. Although specified major decisions by the PGE Board will be subject to the further step of obtaining TPG consent, the PGE Board will play a critical, pivotal role in PGE's future. In addition, in exercising its consent rights, TPG expects to be informed by the decision of the PGE Board, which will have been taken after full discussion, including the input of TPG's Board appointees.

            Broadly, the types of actions the PGE Board will be able to take without the requirement for TPG consent include: establishing Board committees; setting corporate strategy; setting corporate policy; setting trading risk parameters; approving matters on the list of consent rights below the monetary thresholds requiring consent; evaluating the performance of executive management; providing guidance and direction to management on various matters including corporate planning, renewable/energy efficiencies/environmental initiatives, fundamental market analysis, labor relations, community relations, and customer service/relations; and working with community, customer, and other special interest groups to assure corporate consideration of local concerns.

            PGE's CEO Peggy Fowler and CFO Jim Piro have agreed to assume the positions of CEO and CFO, respectively, of OEUC. As a holding company, the day to day management of OEUC is minimal. OEUC has one asset, its interest in PGE, and any actions taken on behalf of OEUC will be largely clerical.

            The LLC Agreement provides that OEUC will be managed by a Board of Directors (the "OEUC Board"). The Managing Member will be entitled to appoint 80% of the directors on the OEUC Board, and TPG will be entitled to appoint 20%. The initial OEUC Board will be comprised of one TPG representative and the five members of the Managing

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Member. Control of the OEUC Board will give the Managing Member control of OEUC.

            As has been the case in each of the No-Action Letters, TPG as the Financial Investor will have no affirmative rights to direct the activity of, or the hiring or firing of any member of, the PGE management team. While an argument can be made that this matter is unique because the Financial Investor will have minority representation at both the Holding Company and Utility boards, such representation is not inconsistent with prior no-action letters. In Berkshire Hathaway, for example, the Financial Investor was entitled to two seats out of ten on the Board of Directors of the MEHC, the holding company that owned the Utility. In the Western Resources no-action letter, which is cited in Berkshire Hathaway, the Financial Investor had the right to nominate for election two members of the fifteen member board of directors of a publicly-traded Utility.(38) The other No-Action Letters involved partnership or limited liability company holding companies that did not have boards of directors. In each instance, the general partner of the partnership or the managing member of the limited liability company would select the members of the board of directors or board of managers of the Utility.

                  c. CONSENT RIGHTS

            TPG as the Financial Investor will have consent rights with respect to various matters that are fundamental to maintaining the nature of its economic investment but will have no power to manage and administer the business of OEUC. By way of background, TPG will invest approximately $420,000,000 in cash in connection with the Acquisition. The investment decision followed extensive due diligence of PGE intended to allow TPG (and its investors) to obtain a level of comfort concerning PGE's assets, liabilities, results of operation, and business profile and potential. It must be noted that TPG is not making this investment with a view to becoming a hands-on operator of utility assets. Indeed, an assessment of the current management and operation of PGE weighed heavily in TPG's investment decision, as did the assumption that PGE would continue to be a successful business. Accordingly, because TPG will have only a minority voting position in OEUC (5%) and no right to control the business and operation of PGE, it needs some means of ensuring that its investment will be protected.

------------------
(38) Western Resources, Inc., S.E.C. No-Action Letter (Nov. 24, 1997).

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            The consent rights set forth below seek to provide this protection to the holders of Class A Interests by helping to ensure that the fundamental nature of their investment is not altered without their consent. These consent rights are typical of the protections granted to shareholders making minority investments in private companies. In the case of TPG, they are all the more important because TPG will contribute approximately 79.9% of the equity capital in OEUC. It should be noted that none of the consent rights empower TPG to cause OEUC or PGE to take any course of action or to make any decision. Rather, they simply act to prevent certain decisions from being made without TPG's consent. Similarly, none of the consent rights implicate the day to day management of the companies. Rather, they address extraordinary items that should be carefully considered by management, with the consent of TPG who with its investors will bear the economic impact of those decisions.

            Set forth below are the consent rights, as well as a brief explanation why TPG believes each particular consent right is important.(39)

                  FUNDAMENTAL OWNERSHIP ISSUES:

            The holders of Class A Interests, as passive investors, must have assurance that their economic interest in OEUC and PGE will not be diluted or otherwise impaired. Similarly, the ability to incur excessive debt has the potential (certainly upon liquidation) to transfer the value of a company from its equity holders to its debt holders. Accordingly, TPG's consent will be required for OEUC, PGE or any of their respective subsidiaries (as specified below) to take the following actions:

                  (i) "ANY RECAPITALIZATION, REORGANIZATION, RECLASSIFICATION, MERGER, CONSOLIDATION, LIQUIDATION, DISSOLUTION OR OTHER WINDING UP, SPIN-OFF, SUBDIVISION OR OTHER COMBINATION OF OEUC OR PGE;"

            Consent for the foregoing types of transactions is necessary because each has the potential to affect a fundamental change on PGE or to cause it to cease to exist as a company. The terms chosen cover broad categories of fundamental corporate actions. For example, the term "recapitalization" addresses situations in which the capital structure of PGE could be altered, as in the case of a debt for equity swap that would dilute the economic value of the Class A Interests.

------------------
(39) The consent rights are also listed on Exhibit B attached hereto.

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                  (ii)  "ANY DECLARATION, SETTING ASIDE OR PAYMENT OF ANY
                        DIVIDEND OR OTHER SIMILAR DISTRIBUTION (INCLUDING A REDEMPTION OR REPURCHASE OF CAPITAL) IN RESPECT OF ANY CLASS OF CAPITAL STOCK OF OEUC, PGE OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, OTHER THAN PAYMENTS OF CASH DIVIDENDS ON THE PREFERRED STOCK OF PGE OUTSTANDING AS OF THE DATE OF THE ACQUISITION IN ACCORDANCE WITH THE TERMS OF THE PREFERRED STOCK AS IN EFFECT ON THE DATE OF THE CLOSING OF THE ACQUISITION;"

            Consent is required for these actions because distributions on capital can deprive an operating company of funds needed for operation, and can be unlawful if the company does not have sufficient retained earnings, and the holders of the Class A Interests therefore have a vested interest in insuring that distributions not be made unless appropriate.

                  (iii) "ANY AUTHORIZATION, SALE, ISSUANCE OR REDEMPTION OF
                        EQUITY SECURITIES (OR ANY WARRANTS, OPTIONS OR RIGHTS TO ACQUIRE EQUITY SECURITIES OR ANY SECURITIES CONVERTIBLE INTO OR EXCHANGEABLE FOR EQUITY SECURITIES) OF OEUC, PGE OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, PROVIDED THAT PGE MAY, FROM TIME TO TIME, ISSUE SHARES OF PGE COMMON STOCK OR OPTIONS TO PURCHASE SHARES OF PGE COMMON STOCK COMPRISING, IN THE AGGREGATE, LESS THAN 5% OF THE COMMON STOCK OF PGE OUTSTANDING AS OF THE CLOSING OF THE ACQUISITION, CALCULATED ON A FULLY DILUTED, AS-CONVERTED BASIS;"

            Consent is required here because transactions involving the equity securities of any of these companies have the potential to alter TPG's right as holder of the Class A Interests' to receive the residual benefit of the operation of PGE, which is the entire reason for the investment. PGE's right to issue a limited amount of equity securities, however, will give the company flexibility to develop an equity-based incentive program without the consent of TPG.

                  (iv) "ANY INCURRENCE OF INDEBTEDNESS OF ANY NATURE BY OEUC, PGE OR ANY OF THEIR RESPECTIVE SUBSIDIARIES IN THE AGGREGATE IN EXCESS OF $20,000,000, OR ANY MATERIAL ACCELERATION OF PAYMENT OF, OR MODIFICATION OR WAIVER OF THE TERMS OF, ANY INDEBTEDNESS OF ANY NATURE PREVIOUSLY INCURRED BY OEUC, PGE OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, IN EITHER CASE OTHER THAN IN ACCORDANCE WITH ANY THEN-CURRENT ANNUAL OPERATING OR CAPITAL BUDGET AND BUSINESS PLAN APPROVED IN ACCORDANCE WITH THESE CONSENT RIGHTS;"

            Investors worry about the debt to equity ratios of the companies in which they invest. On the one hand, if a company has too much debt, the associated debt service will consume an inordinate amount of a company's operating results. On the other hand, debt financing is an important, and sometimes crucial, part of a company's financial planning. This consent right seeks to achieve a balance that allows the companies access to debt financing, but
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prevents the companies from incurring large debts without consent from the holders of the Class A Interests. It is also intended to address material deviation from the subject company's debt service obligations which could occur, for example, if a company were to pay down debt rather than making necessary capital expenditures, with a resulting significant adverse affect on the company's performance and therefore the value of the Class A Interests.

                  FUNDAMENTAL ORGANIZATIONAL ISSUES:

            Again, as a passive investor, TPG as the holder of the Class A Interests must have assurances that the nature of business in which it is investing will not be changed unilaterally by management. That investment in OEUC, PGE and their respective subsidiaries is predicated upon a certain set of assumptions as to the organization and business to be conducted thereby. The following consent rights are intended to address these concerns:

            (i) "ANY MATERIAL JOINT VENTURE, MATERIAL PARTNERSHIP OR OTHER MATERIAL OPERATING ALLIANCE BY OEUC, PGE OR ANY OF THEIR RESPECTIVE SUBSIDIARIES WITH, OR ANY PURCHASE IN EXCESS OF $5,000,000 IN THE AGGREGATE OF DEBT OR EQUITY SECURITIES OF, ANY OTHER PERSON;"

            Joint ventures, partnership, and other material operating alliances may have the potential to dramatically affect the nature of the business in which the holders of Class A Interest have chosen to invest, and therefore should not be undertaken without their consent.

            (ii) "ANY VOLUNTARY PROCEEDING OR FILING OF ANY PETITION BY OR ON BEHALF OF OEUC, PGE OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SEEKING RELIEF UNDER THE BANKRUPTCY CODE OR THE VOLUNTARY WIND UP, DISSOLUTION OR LIQUIDATION OF OEUC, PGE OR ANY OF THEIR RESPECTIVE SUBSIDIARIES;"

            Bankruptcy has the potential to eliminate TPG's entire investment and therefore should not be undertaken without its consent.

            (iii) "ANY CHANGE IN THE PRINCIPAL LINE OF BUSINESS OF OEUC, PGE OR
                  ANY OF THEIR RESPECTIVE SUBSIDIARIES;"

            TPG has chosen to invest in OEUC and, indirectly, in PGE based on an understanding of those entities' business. Any change to that could fundamentally alter TPG's investment, and should not be undertaken without its consent.

            (iv) "ANY AMENDMENT OR MODIFICATION OF OEUC'S, THE MANAGING MEMBER'S OR PGE'S ORGANIZATIONAL AGREEMENTS (INCLUDING LIMITED LIABILITY COMPANY AGREEMENTS);"

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            The companies' organizational documents define the nature of the entities in which the holders of the Class A Interests are investing (e.g., PGE is a corporation with perpetual existence) and therefore should not be changed without their consent.

                  MAJOR OPERATIONAL ISSUES:

            Certain transactions or events undertaken or occurring in the operation of OEUC, PGE or any of their respective subsidiaries, due to their nature, size or timing, may have the potential to materially affect the economic interest of the passive investor. While management will have day-to-day control of the business and operations of the companies, TPG as the holder of the Class A Interests must be able to protect its investment in the event that management seeks to engage in transactions of an extraordinary nature such as those addressed by the following consent rights:

            (i) "ANY EXTENSION OF CREDIT OF ANY NATURE IN EXCESS OF $5,000,000 BY OEUC, PGE OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, OTHER THAN TRADE CREDIT IN THE ORDINARY COURSE OF BUSINESS CONSISTENT WITH PAST PRACTICE (PROVIDED THAT THE PHRASE `ORDINARY COURSE OF BUSINESS CONSISTENT WITH PAST PRACTICE' WILL BE DEEMED TO MEAN THE `ORDINARY COURSE OF BUSINESS CONSISTENT WITH PGE'S PAST PRACTICE' WHEN USED IN REFERENCE TO ANY NEWLY-FORMED SUBSIDIARY OF PGE);"

            The companies are not in the business of making loans, and such activity should be subject to heightened scrutiny as a deviation from their business model.

            (ii) "THE ENTERING INTO OR AMENDMENT OF ANY AGREEMENT OR ARRANGEMENT WITH RESPECT TO THE PROCUREMENT OF GOODS OR SERVICES OR OTHERWISE IN THE NATURE OF OPERATING EXPENDITURES WHICH CREATES OR COULD REASONABLY BE EXPECTED TO CREATE A FINANCIAL OBLIGATION IN AN AMOUNT, WHETHER PAYABLE AT ONE TIME OR IN A SERIES OF PAYMENTS, IN EXCESS OF $20,000,000, EXCEPT AS CONTEMPLATED BY ANY THEN-CURRENT ANNUAL OPERATING OR CAPITAL BUDGET AND BUSINESS PLAN APPROVED IN ACCORDANCE WITH THESE CONSENT RIGHTS;"

            Each year, the companies, as is customary, will go through an extensive budgeting process that will be the blueprint for business operations during the coming year. Anticipating operating expenditures is a main focus of the budgeting process. Once a budget is adopted, the companies will run their respective businesses in accordance with the budget. A deviation of more than $20 million from the budget for operating expenditures could signal a breakdown in the budgeting process, a change in the companies' economic environment/business model, or possibly imprudent or excessive spending on the part of management. In any case,

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Page 36 of 75

there exists the potential for a material adverse impact on the holders of the Class A Interests, who therefore need the right to prevent such behavior.

            (iii) "ANY CAPITAL EXPENDITURES IN AN AMOUNT GREATER THAN
                  $20,000,000, IN ANY TRANSACTION OR SERIES OF RELATED TRANSACTIONS, EXCEPT AS CONTEMPLATED BY THE THEN-CURRENT ANNUAL OPERATING OR CAPITAL BUDGET APPROVED IN ACCORDANCE WITH THESE CONSENT RIGHTS;"

            Capital expenditures are another major focus of the budgeting process, and often comprise, particularly in the public utility industry, a significant use of funds. While large capital expenditures may be essential to running the business of the companies, excessive or imprudent spending that materially deviates from the budget has the potential to harm the financial profile of the companies.

            (iv) "ANY SALE, LEASE, EXCHANGE, TRANSFER, OR OTHER DISPOSITION OF OEUC'S, PGE'S OR THEIR RESPECTIVE SUBSIDIARIES' ASSETS OR BUSINESSES (INCLUDING, WITHOUT LIMITATION, THE CAPITAL STOCK OF ANY SUBSIDIARY), OTHER THAN DISPOSITIONS IN THE ORDINARY COURSE OF BUSINESS CONSISTENT WITH PAST PRACTICE OR DISPOSITIONS PURSUANT TO THE THEN-CURRENT ANNUAL OPERATING OR CAPITAL BUDGET AND BUSINESS PLAN APPROVED IN ACCORDANCE WITH THESE CONSENT RIGHTS;"

            In the course of the day to day operations of the companies, disposition of assets in the ordinary course of business or in accordance with the budget should be of no concern to TPG as the holder of the Class A Interests. Large or extraordinary dispositions of assets, businesses or stock, in contrast, are highly unusual events that could diminish the value of the companies and therefore should not be undertaken without TPG's consent.

            (v) "THE SELECTION, INITIAL TERMS OF EMPLOYMENT, AND TERMINATION OF, OR ANY MATERIAL CHANGE TO THE COMPENSATION OR OTHER TERMS OF EMPLOYMENT OF, THE CHIEF EXECUTIVE OFFICER, CHIEF OPERATING OFFICER OR CHIEF FINANCIAL OFFICER OF PGE;"

            The CEO, COO and CFO are the nucleus of the management team that will lead PGE to success or to failure. As such, they have a profound impact on the economic well-being of the companies and therefore the holders of the Class A Interests. These persons will make the day to day decisions that TPG does not want, and is not permitted, to make. Nonetheless, TPG as the holder of the Class A Interests must be comfortable with the people making those decisions in order to feel comfortable that its investment is adequately protected. TPG, however, cannot use these consent rights to unduly influence the senior management of PGE because such

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corporate officers are directly responsible to the Board of Directors of PGE, not to TPG, and TPG will have no more than a consent right with respect to decisions made by the Board of Directors of PGE.

            (vi) "THE ADOPTION OF, OR AMENDMENT IN EXCESS OF $5,000,000 IN THE AGGREGATE TO, PGE'S ANNUAL OPERATING BUDGET, CAPITAL BUDGET AND THREE-YEAR FINANCIAL PLAN, EACH OF WHICH WILL BE UPDATED ANNUALLY;"

            The budgeting process, and the resultant budgets and financial plans, define where PGE stands, where it intends to go, and how it plans to get there. No one has more interest in this process than TPG as the holder of the Class A Interests which represent the majority economic interest in the company. The requirement that TPG consent to the budgets adopted by management is intended as a check on actions such as excessive or unnecessary capital expenditures that would adversely affect the value of TPG's investment, and to impose an additional measure of financial discipline on the process. The same logic applies to amendments to the budget. Absent a consent right, TPG would have limited recourse if management were simply to amend the budget to provide for whatever expenditure it then desired. In short, the absence of a consent right regarding the budget nullifies the effect of any other consent right that constrains management to act in accordance with the budget.

            This does not mean, however, that the budget cannot be amended, or that management will not have the flexibility to react to unanticipated needs of the company. First, the other consent rights that limit the incurrence of indebtedness, or the making of operating or capital expenditures, or the disposition of assets allow management to take such action outside the parameters set by the budget but within pre-agreed limits (e.g., $20 million for capital expenditures). Without a consent right regarding the budget, the $20 million cap on capital expenditures not contemplated by the budget is meaningless. Second, as a practical matter, TPG as the holder of the Class A Interests will have the greatest interest in the value maximization of the company and thus will be the first to agree to any budget amendment that is actually necessary to the well-being of the company.

            (vii) "ANY FILING TO OBTAIN A MATERIAL GOVERNMENTAL PERMIT OR
                  APPROVAL OUTSIDE THE ORDINARY COURSE OF BUSINESS CONSISTENT WITH PAST PRACTICE, ANY MATERIAL FILING IN CONNECTION WITH A PGE RATE PROCEEDING OR ANY MATERIAL CHANGE TO THE RATES OR OTHER CHARGES UNDER ANY PGE TARIFF, OR ANY MATERIAL AMENDMENT TO ANY SUCH FILINGS;"

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            As a regulated entity, PGE's governmental permits and approvals are essential to its business. If a filing concerns rates (and thus would have an impact on the Class A Interests' return on investment), or if the filing is out of the ordinary course for PGE, TPG should have the right to consent to such filing.

           (viii) "INITIATION, SETTLEMENT OR COMPROMISE OF ANY ACTION, SUIT, CLAIM, DISPUTE, ARBITRATION OR PROCEEDING BY OR AGAINST OEUC, PGE OR ANY OF THEIR RESPECTIVE SUBSIDIARIES (i) THAT WOULD MATERIALLY ADVERSELY AFFECT SUCH PARTY, (ii) THAT WOULD RESULT IN AN AGGREGATE VALUE/COST OF MORE THAN $10,000,000, OR (iii) WOULD REQUIRE OEUC, PGE OR ANY OF THEIR RESPECTIVE SUBSIDIARIES TO BE SUBJECT TO ANY MATERIAL EQUITABLE RELIEF OR TO TAKE OR REFRAIN FROM TAKING ANY MATERIAL ACTION IN CONNECTION WITH THE CONDUCT OF ITS BUSINESS;"

            Significant litigation is not a matter of the day to day operation of a company, and can profoundly affect the return on or viability of a business. For this reason, TPG as the holder of the Class A Interests should have a consent right with respect to any major litigation decisions.

                  INTERESTED PARTY TRANSACTIONS:

            Certain events or transactions present a higher potential for self-dealing. For example, given that the Managing Member will have day-to-day control of OEUC, there exists the possibility that the Managing Member could direct the business of OEUC so as to enrich itself or its members or affiliates by entering into transactions not on an arm's length basis and not in the best interest of OEUC, thereby necessitating the following consent right:

            (i) "ANY TRANSACTION INVOLVING CONFLICTS OF INTEREST BETWEEN OEUC OR PGE AND THE MANAGING MEMBER, OR ANY MEMBER OR AFFILIATE THEREOF (INCLUDING EMPLOYEES AND DIRECTORS OF THE MANAGING MEMBER OR ANY MEMBER OR AFFILIATE THEREOF ), OR PAYMENT OF ANY ADVISORY OR SIMILAR FEES BY OEUC, PGE OR ANY OF THEIR RESPECTIVE SUBSIDIARIES TO THE MANAGING MEMBER OR ANY MEMBER OR AFFILIATE THEREOF;"

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                   PUBLIC-UTILITY HOLDING COMPANY ACT OF 1935.

            As noted previously, the proposed Acquisition has been structured to ensure that TPG does not become subject to regulation as a holding company pursuant to the Act. It would be self-defeating if the companies could cause TPG to become subject to the Act, or to cause OEUC and the Managing Member to register and become subject to regulation as registered holding companies. Accordingly, it is reasonable to restrict management from taking or failing to take any action involving:

            (i) "ANY ACTION (OR DECISION NOT TO ACT) BY OEUC, PGE OR ANY OF THEIR RESPECTIVE SUBSIDIARIES THAT (a) WOULD RESULT IN ANY HOLDER OF A MEMBERSHIP INTEREST IN OEUC OR ANY AFFILIATE THEREOF BEING SUBJECT TO REGULATION AS A "HOLDING COMPANY" OR A "SUBSIDIARY COMPANY" OR AN "AFFILIATE" OF A "HOLDING COMPANY" OR A "PUBLIC-UTILITY COMPANY" UNDER THE 1935 ACT OR ANY OTHER FEDERAL OR STATE REGULATION, IN EACH CASE THAT IS REASONABLY DETERMINED BY SUCH AFFECTED PARTY TO HAVE AN ADVERSE EFFECT, OR (b) WOULD RESULT IN OEUC OR PGE OR ANY AFFILIATE BEING REQUIRED TO REGISTER AS A HOLDING COMPANY UNDER SECTION 5 OF THE 1935 ACT."

                  OTHER

            Finally, the companies should not commit to any course of action that would require TPG consent without first having obtained such consent. Accordingly, TPG consent will be required for "any contract, agreement, arrangement or commitment to do or engage in any of the foregoing."

                                    * * * * *

            As discussed with the Staff and demonstrated by the chart attached as Exhibit C, the proposed consent rights compare favorably with those considered in the No-Action Letters.

            D.    INDIRECT CONTROLS (i.e., REMOVAL RIGHTS)

            As indicated above, a central premise of the Recognized Structure is that the Controlling Investor is independent from the Financial Investor. That is not to say, however, that the Financial Investor, who has substantially all of the economic interest in the Utility, is subject to the caprice of the Controlling Investor, who invariably has a minority or even minimal economic stake in the Utility. In fact, as the No-Action Letters indicate, the Recognized Structure will permit the Financial Investor to remove the Controlling Investor in the event of the Controlling Investor's malfeasance or nonfeasance.

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            The LLC Agreement will provide that TPG as the holder of the Class A
Interests will have certain rights to remove the members of the Managing Member in the event that its fundamental economic interest is endangered by the Managing Member's failure to manage OEUC effectively. More specifically, the members of the Managing Member may be removed upon the death or incapacity of an individual holding a membership interest in the Managing Member, or for "cause," which is defined to include specified acts of malfeasance or nonfeasance as well as any "controllable management decision" by the Managing Member or a member thereof that in the reasonable judgment of TPG has resulted in, or will result in, a "material failure" to achieve the results contemplated by the then-current annual operating or capital budget and business plan for PGE or OEUC.(40)

            Upon removal of a member of the Managing Member, the holders of the Class A Interests shall be entitled to elect or appoint a new member of the Managing Member.(41) In so doing, they must take into account Act concerns and so, would not replace a member of the Managing Member in an attempt to influence control of OEUC or PGE because any replacement member that is dominated or controlled by TPG would jeopardize Applicants' status under Section 2(a)(7) of the Act. The rights of the holders of the Class A Interests to remove the members of the Managing Member are set forth in detail in Exhibit D attached hereto.

            The holding company partnership agreement in SW Acquisition provided that limited partners (Financial Investors) holding 50% of the limited partnership interests in the partnership could remove the general partner (Controlling Investor) for "cause" which included the general partner's failure to achieve the partnership's business plan. Similarly in k1 Ventures, the managing member (Controlling Investor) of the holding company LLC could be removed by

--------------------------

(40) The term"controllable management decision" is defined to mean any action or omission by the Managing Member or any member thereof (including without limitation any action or omission in such member's capacity as a member of the Board of Directors of PGE) or by any Person acting on behalf of the Managing Member, other than as a result of (1) changes in law, and (2) actions of regulators, provided, that the exception described in clause (2) shall not apply if the Managing Member shall have failed to manage the relations of OEUC or PGE with any such regulators in accordance with good utility practices.

The term "material failure" means the actual or projected failure to achieve either the consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") or the consolidated Net Income figures contemplated in OEUC's or PGE's annual operating budgets by either 2% or more in the case of EBITDA or 5% or more in the case of Net Income as of the end of an annual period.

(41) The Applicants are seeking relief only with respect to the current parties. The parties will seek such additional relief or authority as may be required for any replacement members of the Managing Member in the future.

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the non-managing member (Financial Investor) for "cause" or for a "controllable management decision" resulting in a "material failure" to achieve the annual budget, each such term being defined very similarly to the definitions given such terms in the LLC Agreement. In GE Capital and Evercore, the general partner (Controlling Investor) could be removed by the limited partners (Financial Investors) for "cause," including a "controllable management decision" resulting in a "material failure" to achieve the annual budget (again, such terms having the same or similar meanings as the meanings ascribed to them in the LLC Agreement).

            In each of SW Acquisition, k1 Ventures, GE Capital and Evercore, the removal rights granted to the Financial Investors are at least as broad as the rights afforded to TPG under the LLC Agreement. However, the facts presented in this case differ in one significant respect from the facts of the No-Action Letters. The Managing Member is comprised of five individuals, each of whom is subject to removal for "cause." In the absence of a "material failure" that would give rise to the right to remove the Managing Member itself, any malfeasance or nonfeasance on the part on any member of the Managing Member is attributable only to that member. Were one such member to commit an act of malfeasance requiring his removal, the other four members of the Managing Member would continue to operate the business of OEUC without interruption, and without interference by TPG. This is a significant advantage to the stability and continuity of leadership of the Utility that stands in contrast to the disruptive effect that the removal of the general partner or managing member would have in any of SW Acquisition, k1 Ventures, GE Capital or Evercore.(42)

            3. THE PROPOSED INVESTMENT WILL NOT CAUSE TPG TO BECOME A HOLDING COMPANY WITHIN THE MEANING OF THE ACT.

            As explained above, the proposed investment is consistent with the Recognized Structure for investments by non-utility companies in utilities. For that reason and for the reasons set forth below, the Commission should conclude that TPG will not become a holding company within the meaning of the Act as a result of the proposed Acquisition.

---------------------

(42) The Financial Investor in Berkshire Hathaway did not have removal rights with respect to the Controlling Investors, but the relationship between them was governed by a Shareholders Agreement that restricted certain rights of the Controlling Investor to alienate its interests in the Utility. The large investment made by, and relationship to the Financial Investor of, the Scott family interests also could be characterized to make removal rights less relevant than in the other No-Action Letters.

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                  a.    TPG WILL NOT BE A PRIMA FACIE HOLDING COMPANY

            Section 2(a)(7)(A) of the Act establishes that "any company which directly or indirectly owns, control, or holds with power to vote, 10 per centum or more of the outstanding voting securities of a public-utility company or of a company which is a holding company . . ." will be a "holding company" and thus subject to regulation under the Act unless otherwise exempted. A "voting security" is defined in Section 2(a)(17) of the Act as "any security presently entitling the owner or holder thereof to vote in the direction or management of the affairs of a company." The two salient features of the definition of a "voting security" are: (i) that it provides the owner or holder thereof with a present right to vote; and (ii) that such present right to vote may be exercised in the direction or management of the affairs of company. See Pinnacle West Capital Corporation, S.E.C. No-Action Letter (April 23, 1990). As previously noted, TPG will own, control or hold with power to vote only 5% of the Voting Interests in OEUC and will not, therefore, be a prima facie holding company.

            The Commission has never held that securities such as the Class A Interests are "voting securities" within the meaning of the Act. Indeed, as discussed previously, the rights in this matter are consistent with or less extensive than those in the No-Action Letters, in which the Staff agreed that consent rights did not cause the holder of such rights to have a vote in the direction or management of the underlying holding company or utility. As explained in those letters, these consent rights are intended to protect the investment of the limited partners or preferred shareholders, similar to the rights granted to debt holders by means of negative covenants in debt instruments. Following discussions with Staff, OEUC has determined to modify and reduce significantly the consent rights to be granted to the holders of the Class A Interests.4 Although the no-action letters do not bind the Commission, we believe that the reasoning in these letters is persuasive and consistent with the policies and provisions of the Act. Further, while the Commission has not expressly passed on the structure at issue in this matter, it has in other contexts considered the negative consent rights associated with limited partnership interests and concluded that, notwithstanding the existence of such rights, the limited partnership interests did not constitute a "voting security" within the meaning of Section 2(a)(11) of the Act.

(43) These rights are also consistent with the types of consent rights granted to preferred stockholders under the Commission's former "Statement of Policy Concerning Preferred Stock."

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See Ameren Corporation, Holding Co. Act Release No. 26809 n. 15 (Dec. 30, 1997),
citing Cinergy Corp., Holding Co. Act Release No. 26562 (Aug. 28, 1996).

            For these reasons, it is our view that the consent rights will not cause the Class A Interest to be deemed to be "voting securities" within the meaning of the Act, and thus TPG will not be a prima facie holding company within the meaning of Section 2(a)(7)(A).

                  b. NOR IS THERE A BASIS FOR THE COMMISSION TO INSTITUTE PROCEEDINGS TO DECLARE TPG TO BE A HOLDING COMPANY

            As noted above, TPG will not be a prima facie holding company within the meaning of Section 2(a)(7)(A) because it will not own, control, or hold with power to vote 10% or more of the voting securities of a holding company or a public-utility company. While Section 2(a)(7)(B) provides that the Commission can declare an entity to be a holding company if, after notice and opportunity for hearing, it determines that such owner exercises such a controlling influence over the holding company or public-utility company in question that the Commission finds it necessary or appropriate to regulate the owner as a holding company under the Act, there is no basis for such extraordinary action in this matter.

            We wish to address the scope of the Commission's undertaking in this regard. To declare an entity to be a holding company under Section 2(a)(7)(B), the Commission must find first the existence of a "controlling influence." As the cases and the legislative history make clear, Congress intended that this be a low threshold. As the legislative history makes clear, the concept of "controlling influence" is intended to enable the Commission to reach "the varied and subtle forms which corporate interrelationships have in the past and will in the future take."(44) It is critical, however, to understand that the existence of controlling influence, in and of itself, is insufficient to support a finding under Section 2(a)(7)(B).(45) Rather, the Commission must further find that the subject entity has "such a controlling influence over the management or policies of any public-utility . . . as to make it necessary or appropriate in the public interest or

--------------------

(44) H.R. Rep. No. 1318, 74th Cong., 1st Sess. at 9 (1935).

(45) Indeed, it may be helpful to note that no corporation is free from the influence of its shareholders and in particular shareholders with a major economic stake. Under Oregon law, all corporations are subject to the rights of shareholders. For example, shareholder approval is generally required by law for the election of directors (ORS 60.307(3)), certain amendments to the articles of incorporation (ORS 60.437), certain amendments to the bylaws (ORS 60.461), conversion of the corporation into another entity (such as a LLC) (ORS 60.474), a merger or share exchange (ORS 60.487), and certain extraordinary sales of assets, (ORS 60.534).

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for the protection of investors or consumers" that the entity be subject to regulation as a holding company.

            The question of what constitutes an impermissible controlling influence should be answered by reference to "the provisions of the whole law, and to is object and policy." John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 114 S. Ct. 517, 523 (1993), citing Pilot Life Insurance Co. v. Dedeaux, 481 U.S. 41, 51 (1987), quoting Kelly v. Robinson, 479 U.S. 36, 43 (1986) (internal quotation marks omitted). In this regard, Section 1(b) of the Act sets forth the problems that gave rise to enactment of the Act and
Section 1(c) directs that all provisions of the Act be interpreted "to meet the problems and eliminate the evils enumerated in Section 1(b)." None of these problems is present in the instant matter. Section 1(b)(2) of the Act provides that the national public interest, the interest of investors in the securities of holding companies and their subsidiary companies and affiliates, and the interest of consumers of electric energy and natural or manufactured gas, are or may be adversely affected--

            (1) when such investors cannot obtain the information necessary to appraise the financing position or earning power of the issuers, because of the absence of uniform standard accounts; when such securities are issued without the approval or consent of the States having jurisdiction over subsidiary public-utility companies; when such securities are issued upon the basis of fictitious or unsound asset values having no fair relation to the sums invested in or the earning capacity of the properties and upon the basis of paper profits from intercompany transactions, or in anticipation of excessive revenues from subsidiary public-utility companies; when such securities are issued by a subsidiary public-utility company under circumstances which subject such company to the burden of supporting an overcapitalized structure and tend to prevent voluntary rate reductions;

In this matter, there will be no public shareholders. As noted previously, the holding company OEUC will be a reporting company under the Securities Exchange Act and security-holders will have the benefits of the comprehensive system of disclosure thereunder. See The Regulation of Public-Utility Holding Companies, Report of the Division of Investment Management (June 1995) (the "1995 Report") at 132-43 (noting Commission's long-standing position that investors in public-utility holding companies would remain adequately protected if Act were repealed). Nor will there be excessive leverage at the PGE utility level. While discussions with the Oregon Commission staff and interveners in that proceeding are still on-going, TPG and OEUC have

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undertaken to agree to appropriate ring-fencing measures, including the maintenance of a minimum of 48% common equity at PGE, well in excess of the 30% minimum common equity capitalization requirement that the Commission generally imposes upon utilities in a registered holding company system.(46)

            (2) when subsidiary public-utility companies are subjected to excessive charges for services, construction work, equipment, and materials, or enter into transactions in which evils result from an absence of arm's length bargaining or from restraint of free and independent competition; when service, management, construction, and other contracts involve the allocation of charges among subsidiary public-utility companies in different States so as to present problems of regulation that cannot be dealt with effectively by the States;

There will be no contracts for the sale of goods and services by TPG and its affiliates, on the one hand, to OEUC and PGE and their subsidiary companies, on the other. Further, there will be no allocation issues because this matter involves only a single utility and affiliate transactions with PGE will be subject to review under the Oregon affiliated interests statute. Compare United Corp., supra, which involved direct or indirect ownership of more than 100 operating companies throughout the eastern United States, and Byllesby, supra, in which as noted in the March Staff Memorandum at 20, "[t]hrough affiliated management corporations, Byllesby likewise profited from charges for engineering, construction, legal, and similar services to Standard system companies."

            (3) when control of subsidiary public-utility companies affects the accounting practices and rate, dividend, and other policies so as to complicate and obstruct State regulation of such companies, or when control of such companies is exerted through disproportionately small investment;

In this matter, in contrast to the far-flung systems that gave rise to the Act, all of PGE's retail operations will be confined to a single state, Oregon. There were two concerns associated with a

--------------------

(46) As discussed infra, OEUC has agreed to adopt substantially all of the Enron ring-fencing merger conditions that are currently in place. These conditions played an important role in helping insulate PGE's credit quality from that of Enron during its bankruptcy. Standard & Poor's has affirmed the effectiveness of these ring-fencing measures, citing their implementation as the reason why PGE has maintained credit ratings that are indicative of its stand-alone credit quality and the reason for which PGE is the sole Enron subsidiary that enjoys this treatment. The strength of the current ring-fencing is also highlighted by Fitch Ratings, Ltd., which has praised the current structure as being the "poster child for effective regulatory ring-fencing."

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disproportionately small investment. The first had to do with the problems historically associated with the protection of minority interests,(47) and the second with absentee management and lack of accountability to local interests.(48) Neither is presented on the facts of the instant matter. TPG is a sophisticated investor and, as discussed previously, the commitment to significant local representation on the PGE Board is one means of ensuring local presence and accountability.(49)

            (4) when the growth and extension of holding companies bear[] no relation to economy of management and operation or the integration and coordination of related operating properties; or

As noted previously, this matter involves a Transaction that will result in an immediate end to Enron's ownership of a regulated utility company. It does not involve the acquisition of multiple utility systems or entry into new geographic markets and so does not implicate the concerns identified in Section 1(b)(4).

            (5) when in any other respect there is lack of economy of management and operation of public-utility companies or lack of

-------------------

(47) As the Commission explained in 1990 in proposing to eliminate a restriction on the creation of minority interests in utility financing transactions:

      The Commission, in the early years of the Act's history, was concerned about the ability of the stock purchaser to evaluate, without adequate and verifiable disclosure, the potential disadvantages of owning a minority interest. The situation is quite different now. Accurate information is readily available to an investor through prospectuses, 10-K filings and other public information, which allows the investor to make an informed decision as to the advisability of purchasing a minority interest. Thus, the Commission believes there may no longer exist valid reason to prohibit the public-utility subsidiaries of registered holding companies from financing in a manner available to corporate subsidiaries generally.

Seeking of Additional Comment on Provisions Now in Rule 52 Providing for the Exemption of the Issue and Sale of Certain Securities By Public-Utility Subsidiary Companies of Registered Public-Utility Holding Companies and Exemption of Acquisition of Public-Utility Subsidiary Company Securities By Registered Holding Companies, Holding Co. Act Release 20549 (March 19, 1990). See also Niagara Mohawk Power Corporation, S.E.C. No-Action Letter (Nov. 21,
1990) (concerning formation of publicly-held minority interest).

(48) See, e.g., Lone Star Gas Corporation, Holding Co. Act Release No. 3685 (Oct. 22, 1942 ) ("Where operations are located a substantial distance from the management, as they are in El Paso and Galveston, and supervision by the absentee management is present in the degree in which it is present in this case, it is not likely that the advantages of localized management are reflected in operations; under such circumstances it is not likely that the management is responsive to local needs and local public feeling.")

(49) In addition, PGE will would be free of the conflicts that arise when a utility is a single holding in an energy or utility group and its board members are beholden to other operating companies in that group. The structure post-closing is in stark contrast to the situation in the last several years, during which all PGE Board members have been Enron employees, directors or consultants working for the Enron group of companies.

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            efficiency and adequacy of service rendered by such companies, or lack of effective public regulation, or lack of economies in the raising of capital.

Historically, the Commission has focused on perceived "lack of economies in the raising of capital" such as might occur where as, in Byllesby, supra, investment bankers had controlled the holding company. See Byllesby, 6 S.E.C. at 656 ("At no time has any attempt been made by the Standard system companies to secure financing on a more favorable basis from investment bankers other than those in this group."). In contrast, in this matter, PGE already has an excellent record of customer service. Rather than trying to duplicate PGE's expertise, OEUC will bring to PGE the fresh perspective of business professionals, stronger local perspective and knowledge at the Board level, and a cross-section of customer service experiences that may ultimately lead PGE to even higher levels of performance. At the very least, PGE's high level of customer service will be vigilantly monitored and maintained through Board attention. OEUC will do this by establishing customer service goals and by tying certain management performance evaluations to certain customer service metrics.

            PGE will continue to finance itself and its own day-to-day operations, both in the short term and in the long term. PGE will continue to use its operating revenues and other income to fund PGE's operating expenses, including power and fuel purchases, production and distribution expenses, maintenance expenses, administrative and other expenses, depreciation, taxes, the payment of PGE's debts as they become due, and the payment of required preferred stock dividends, all in the ordinary course of PGE's business. After PGE makes all of these and other prudent and necessary expenditures, and after PGE preserves enough cash to meet this Commission's minimum common equity capital requirements and to meet covenants in PGE's debt financing arrangements, excess cash will be available for payment of dividends to OEUC as PGE's sole common shareholder.

            Neither TPG nor any of its affiliates is serving or will serve as underwriters for, or otherwise provide services and goods to OEUC or PGE. As discussed in Section IV.B.2 below, the acquisition debt has been structured to deleverage holding company and satisfy investment grade criteria as quickly as possible. Simply stated, none of the problems that gave rise to the passage of the Act are presented by the facts of this matter and so, there is no basis for the

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Commission to institute proceedings to declare TPG to be a holding company within the meaning of Section 2(a)(7)(B).

            Notwithstanding the demonstrated absence of abuses in the proposed Transaction, it has been suggested that the Commission should ignore the express language of the statute and deem the requirements of Section 2(a)(7)(B) satisfied upon the finding of a potential controlling influence without any further showing that regulation is "necessary and appropriate in the public interest and for the protection of investors and consumers." It is, of course, hornbook law that a statute be interpreted to "give effect, if possible to every clause and word of a statute." See Moskel v. United States, 498 U.S. 103, 109-10
(1990), citing United States v. Menasche, 348 U.S. 528, 538-39 (1955), quoting Montclair v. Ramsdell, 107 U.S. 147, 152 (1883); see also Pennsylvania Dept. of Public Welfare v. Davenport., 495 U.S. 552, 562 (1990). Further, it would be contrary to the Commission's administration of the Act over a period spanning nearly 70 years.(50) We would, however, be pleased to address this issue at greater length if it might prove helpful to the Commission's considerations.

--------
50 The language of Section 2(a)(8)(B) of the Act, concerning the circumstances under which the Commission can declare an entity to be a "subsidiary company," is parallel to that of Section 2(a)(7)(B). There is broad language in some of the early cases under this provision suggesting that the Commission need not "find any of the evils enumerated in Section 1 are presently shown in the relationship" before imposing subsidiary status on an entity. Manchester Gas Co., Holding Co. Act Release No. 2002 (April 4, 1940) (emphasis added). Again, these decisions reflect efforts by companies with long-established relationships that predated passage of the Act. In Manchester Gas, for example, as a result of defaults on the payment of dividends, the preferred stockholders alone were entitled to vote and so the relationship between The United Gas Improvement Company ("UGI"), which owned approximately 47% of the common stock but only approximately 9.3% of the preferred stock of Manchester Gas Company ("MGC") was no longer a prima facie holding company/subsidiary relationship. The Commission in exercising its authority under Section 2(a)(8)(B) to declare MGC to be a subsidiary noted a number of factors, including the fact that, by admission of the parties, MGC from 1925 till 1938 had been subject to a "controlling influence" by UGI, that MGC had "long established" (albeit "voluntary") practices of availing itself of services provided by UGI, and that the manager of MGC was a former UGI employee. Against this background, the Commission concluded that the controlling influence "embraced[d] the power to bring about the evils the Act is designed to guard against." Similarly, Employees Welfare Ass'n., Holding Co. Act Release No. 1498 (April 14, 1939), involved a past prima facie holding company/subsidiary relationship formed prior to the passage of the Act. Although the subsidiaries at issue no longer met the prima facie test, the Commission noted that the subsidiaries were organized to meet the needs of the holding company parent, Associated Gas and Electric Company ("Associated Gas"), and the voting trustees, officers and directors of the subsidiaries were persons regularly employed by or otherwise identified with Associated Gas. In addition, the available funds of the subsidiaries were invested almost exclusively in securities issued by Associated Gas and its affiliates. The Commission concluded that "the controlling influence exercised by Associated Gas . . . continues to date." Id.

Further, in the same year the Commission decided Manchester, it issued the United Corp. decision discussed in the June Staff Memorandum supra, in which it clearly distinguished between established relationships that predated the Act and matters such as the instant one involving new participants:

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            To summarize, we know of no reported decision of the Commission under Section 2(a)(7)(B) in which a holder of less than 10% of the voting securities of a public utility or holding company has been determined by the Commission to have exercised such a controlling influence. The imposition of such status is an extraordinary remedy and, quite simply, there is no basis for such extraordinary action on the facts of this matter. The structure and terms of TPG's investment evidence the fact that it will not have such a controlling influence over the management or policies of the Managing Member, OEUC or PGE that regulation is

--------
      It should be emphasized at this juncture that we are not concerned here with a newcomer seeking to buy into several utility enterprises. The problem before us would then be at what point in the process of acquisition control and its statutory consequences would come into being. The problem presently before us is entirely different.

United Corp., 13 S.E.C. at 886.

Established relationships were also addressed in Associated General Utilities Co., Holding Co. Act Release No. 1440 (February 13, 1939), and Community Gas and Power Co., Holding Co. Act Release No. 2155 (July 1, 1940), in which the Commission focused on the relationships established prior to the passage of the Act between the holding companies and the trustees, directors and officers of the subsidiaries. Such relationships had been established at the time of the subsidiaries' formation and the controlling influence of the holding companies continued. The Commission also found an impermissible controlling influence where a holding company appointed its officers as trustees of a trust fund in 1913 and continued to exercise control over the trustees in 1936. John E. Barber, Holding Co. Act Release No. 318 (August 4, 1936).

The persistent effects of established relationships were addressed in American Gas & Elec. Co. v. SEC, 134 F.2d 633 (DC Cir. 1943), a case in which a prima facie holding company subsidiary took steps to lessen control by the holding company and applied for a declaration that it was no longer a holding company subsidiary. As in Manchester Gas, the court noted that Section 2(a)(8) does not require present findings of the evils enumerated in Section 1 of the Act, because the purpose of the Act is to prevent abuse. In deciding to apply subsidiary status to prevent the evils enumerated in Section 1 of the Act, the Commission focused on past relationships that demonstrated a controlling influence that persisted even when the subsidiary took steps to reduce the control. The Commission found "past relationships" that "resulted in a personnel and tradition" which made the subsidiary responsive to the holding company. Id. at 636. In affirming the Commission's order, the Court of Appeals stated that control of the subsidiary by the holding company persisted, noting that the "period of dependence was too long, the separation from influence too inconclusive, to establish as a matter of law that [the subsidiary] no longer occupies a state of dependency." Id. at 642. The court also mentioned its concern regarding the "possibility of [the holding company's] exercising a `latent power' to control, should business conditions make it appropriate." Id. at 642. The court described the importance of past relationships, stating that "[c]ontrols and influences exercised for so long and so extensively . . . are not severed instantaneously, sharply and completely, especially when powers of voting, consultation and influence such as have been retained remain. [The subsidiary] may have advanced, in the terminology of empire, from status as dependency or colony to one of a dominion, but it has not become an independent empire as a matter of law." Id. at 642.

Shinn & Co., Holding Co. Act Release No. 2073 (May 23, 1940) involved a situation in which the Commission found a subsidiary relationship even though there was no established relationship of control before the passage of the Act. Although there was no long-standing relationship of control, the Commission found that the organization of Shinn & Co. and all subsequent activities had been undertaken at the direction of persons employed by or prominent in the management of the holding company parent. The Commission found that Shinn & Co.'s actions, including an agreement with another subsidiary of the parent, were undertaken for the purpose of advancing the policies and objectives of the parent and such actions had not resulted in any financial gain to Shinn & Co.

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necessary or appropriate under the Act. While again not dispositive, it bears note that in the No-Action Letters, on analogous facts, the Staff did not conclude that there existed such a level of control or controlling influence to warrant regulation of the Financial Investor as a holding company. In this matter, the rights associated with the Class A Interests are consistent with those granted in connection with transactions in which passive investors have received no-action letter assurances. In addition, there are no agreements with respect to the exercise of those rights among TPG, and the Managing Member, OEUC or PGE. Nor are there any past or present business relationships between the Managing Member (or its investors) and TPG or its affiliates. Furthermore, as discussed below, independent individuals with significant qualifications and experience will be in control of the management of each of the Managing Member, OEUC and PGE.

            TPG will have no ability to control the management or day-to-day operations of OEUC or PGE. The Managing Member has the exclusive right to control the business of OEUC subject only to the limited approval rights, consistent with Commission precedent, that are intended to enable the holders of the Class A Interests to protect their economic interest in OEUC and PGE. TPG will not attempt to control the daily operations of OEUC or PGE.

            The Managing Member will be owned and controlled by individuals independent of TPG. Under the operative agreements, TPG will have no right to appoint or otherwise nominate any members of management of OEUC or PGE. TPG will have the right to have one representative out of six members on the board of directors of OEUC and two representatives on the twelve-member board of directors of PGE. Although the No-Action Letters are not controlling, they are reasoned interpretations of the law, and in them the Staff has given assurances to Financial Investors that were granted the right to appoint one or more voting members to the Board of Directors of a holding company or a public-utility company. The ability to have such representation has been supported in no-action letter requests as necessary to permit the passive investor to monitor the activities of the entity in which it has invested, without giving the investor the right to veto or otherwise manage or control the operations of such entity. As stated in Torchmark Corp., a Financial Investor is not required to be "a stranger to the organization" of the utility as long as its involvement is limited to protecting its investment.

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            While the holders of the Class A Interests will be able to withhold consent as to certain transactions or events, any leveraging of those rights to obtain more expansive agreements or understandings relative to the direction of the management of OEUC or PGE could, without further assurances from the Staff, subject TPG as the holder of the Class A Interests to regulation as a holding company under the Act.(51) TPG will have a limited right to remove members of the Managing Member in certain defined circumstances. However, as explained in SW Acquisition, the ability to replace members of the Managing Member will not give TPG impermissible control over the management of OEUC or PGE because any replacement member would need to retain control over management of OEUC and remain independent if TPG is to maintain its exempt status under the Act.

            Finally, the terms and structure of the Acquisition, and the degree and quality of regulation by the Oregon Commission, as discussed more fully in
Section IV.B.2 below, all help to protect against any abuses under the Act and thus the Commission would have no basis to conclude that regulation of TPG is necessary or appropriate in the public interest or for the protection of investors or consumers. Accordingly, we submit that the Commission should issue an order declaring that TPG will not become a holding company within the meaning of Section 2(a)(7) of the Act as a result of the proposed Acquisition.

      B.    STATUS OF OEUC AND THE MANAGING MEMBER

            As noted above, upon completion of the Acquisition, each of the Managing Member and OEUC will be holding companies within the meaning of Section 2(a)(7) of the Act

------------
Further, in the same year the Commission decided Manchester, it issued the United Corp. decision discussed in the June Staff Memorandum supra, in which it clearly distinguished between established relationships that predated the Act and matters such as the instant one involving new participants:

      It should be emphasized at this juncture that we are not concerned here with a newcomer seeking to buy into several utility enterprises. The problem before us would then be at what point in the process of acquisition control and its statutory consequences would come into being. The problem presently before us is entirely different.

United Corp., 13 S.E.C. at 886 (emphasis added).

(51) As was explained in Berkshire Hathaway, Inc., TPG is aware that if it were to exert a material influence over the Managing Member, OEUC or PGE through the use of the consent rights or through a threat or suggestion involving the failure to use such consent rights, that action could constitute an "understanding" between the parties and, depending on the nature of the understanding, could result in the parties being outside the scope of this request.

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(together, the "Holding Companies"). As such, they must register unless they are able to qualify for exemption. The questions for the Commission in the first instance are whether, upon implementation of the Restructuring, OEUC and the Managing Member will satisfy the objective standards for exemption and whether, notwithstanding their compliance with the formal requirements for exemption, the exemption of OEUC and the Managing Member would be "detrimental to the public interest or the interest of investors or consumers." As explained more fully herein, upon implementation of the Restructuring, the Holding Companies will be entitled to exemption under Section 3(a)(1) of the Act upon implementation of the proposed Restructuring. Each of OEUC and the Managing Member will satisfy the objective standards of exemption and, further, there is no need for the Commission to exercise its authority under the "unless and except" clause in respect of the instant Transaction which not only brings a definitive end to Enron's involvement but also provides for continuity in management and high quality service to Oregon consumers.

            1. THE HOLDING COMPANIES WILL SATISFY THE FORMAL REQUIREMENTS FOR EXEMPTION UPON IMPLEMENTATION OF THE RESTRUCTURING

            Section 3(a)(1) of the Act provides that the Commission,

            shall exempt any holding company, and every subsidiary company thereof as such, from any provision or provisions of this title, unless and except insofar as it finds the exemption detrimental to the public interest or the interest of investors or consumers, if such holding company, and every subsidiary company thereof which is a public-utility company from which such holding company derives, directly or indirectly, any material part of its income, are predominantly intrastate in character and carry on their business substantially in a single State in which such holding company and every such subsidiary company thereof are organized.

Each of the Holding Companies and the sole public-utility subsidiary company, PGE, will be organized under the laws of Oregon. To qualify for exemption, the Holding Companies must further show that they and PGE are "predominantly intrastate in character" and operate "substantially in a single State."

            As the Commission in the Enron order explained:

            To determine whether a utility is predominately intrastate in character and operates substantially in a single state, the

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            Commission evaluates a variety of quantifiable factors in order to compare a company's out-of-state presence with its in-state presence. Some of the most common indicia we have considered include gross operating revenues, net operating revenues, utility operating income, net utility income, and net utility plant. Among these indicia, we have "generally assigned the most weight to a comparison of gross utility operating revenues as a measure of the relative size of in-state and out-of-state utility operations." We traditionally have looked at the most recent three-year average when evaluating the percent of revenue generated from interstate sales.(52)

In the Enron decision, the Commission noted that: "[t]he highest three-year average of interstate revenues that we had previously found consistent with the granting of an exemption pursuant to Section 3(a)(1) was 13.2%."(53)

            In concluding that out-of-state sales of power were too extensive to permit Enron to satisfy the objective requirements for exemption under Section 3(a)(1) of the Act, the Commission did not, however, close the door to a possible exemption. Significantly, the Enron decision suggests that an option would be for PGE to transfer some or all of its trading operations into a separate entity that would be a nonutility company for purposes of the Act. As explained previously, the Holding Companies plan to implement this suggestion immediately upon closing of the Acquisition by forming a new wholly-owned subsidiary of PGE, the Power Procurement Company, and by causing that entity to engage in certain of the term trading operations currently conducted by PGE (the "Restructuring").

            In the instant matter, on a pro forma basis assuming implementation of the Restructuring and existence of the Power Procurement Company during the period in question, the range of contributions of gross operating revenues from PGE's out-of-state operations for 2004 through 2006 is projected to be between 6% and 7%, for a three-year average of 7%. Further, on a historic basis, the pro forma amounts and percentages of gross operating revenues and net operating revenues for PGE's out-of-state utility operations, based on actual revenues for

--------
(52) Enron, supra (footnotes omitted).

(53) Enron., citing NIPSCO Industries, Inc., 53 S.E.C. 1296 (1999). As the Commission noted in the Enron decision, "13.1% of Portland General's utility assets are located out of state." This percentage is also consistent with the 13.2% average (albeit of out-of-state revenues) accepted in NIPSCO Industries Inc., 53 S.E.C. 1296 (1999).

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the years 2001 through 2003, would similarly fall within the NIPSCO standard with an average of 8.7%.(54) Accordingly, upon implementation of the Restructuring, the Holding Companies will satisfy the objective standards for exemption under Section 3(a)(1).

            2. THE EXEMPTION OF OEUC AND THE MANAGING MEMBER WILL NOT BE "DETRIMENTAL TO THE PUBLIC INTEREST OR THE INTEREST OF INVESTORS OR CONSUMERS."

Once an entity establishes compliance with the formal standards for exemption, the statute provides that the Commission "shall" grant the requested exemption "unless and except insofar as it finds the exemption detrimental to the public interest or the interest of investors or consumers." In assessing this standard, the Commission has traditionally focused on the presence and extent of state regulation on the theory that, where the objective requirements for exemption are satisfied, an additional level of federal intervention is unnecessary when state control is adequate.(55) As explained more fully below, the extensive protections imposed by the Oregon Commission would all but foreclose a finding of detriment to the protected interests.(56) In addition, and of particular interest to this Commission, PGE has investment grade credit ratings and PGE has and will maintain a minimum of 48% common equity capitalization, well in excess of that required for companies in a registered holding company system. Further, although OEUC will initially be more highly leveraged than is traditional for utility holding companies,

-----------------------

(54) The pro forma percentages for 2001-2003 only are based on an assumption that the Power Procurement Company conducted all term trading activity, except for long-term purchase and sales agreements, which remained at PGE.

(55) See, e.g., KU Energy Corp., Holding Co. Act Release No. 25409 (Nov. 13,
1991); CIPSCO Inc., Holding Co. Act Release No. 25212 (Sept. 18, 1990). The 1995 Report discusses the background and administration of the Act's exemptive provisions and explains that: "Congress subjected holding companies to the requirements of the Act because meaningful state regulation of their abuses was often obstructed by their control of subsidiaries in several states and by the constitutional doctrines limiting state economic regulation." 1995 Report at 109, n.4.

(56) The Commission in the Enron order noted correctly that efficacy of state regulation does not, in and of itself, establish entitlement to an exemption if the company does not otherwise comply with the formal requirements for exemption: "Given the extent of Portland General's out-of-state activities, OPUC's ability to regulate Portland General's in-state activity is not sufficient in this case to justify an exemption pursuant to Section 3(a)(1)." The Commission in that same order suggested, as is contemplated here, that PGE could transfer certain of its trading operations to a separate subsidiary to establish compliance with the formal requirements of Section 3(a)(1), in which case an assessment of the presence and extent of state regulation is central to the Commission's review under the "unless and except" clause.

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the Acquisition financing will be structured to permit OEUC to achieve compliance with the 30% standard by the end of 2008.(57)

            The proposed Restructuring will not have an adverse effect on PGE's utility operations or on the ability of the Oregon Commission to provide for the continued protection of utility consumers.

            As has been noted with approval by this Commission, PGE has and will continue to maintain a separate business from its holding company.(58) Among other things, PGE will maintain books and records and bank accounts separate from OEUC; not commingle its assets with those of OEUC; manage cash separately; hold all of its assets in its own name; conduct its own business in its own name; prepare and maintain separate financial statements; show its assets and liabilities separate and apart from those of OEUC; pay its own liabilities and expenses only out of its own funds; observe all corporate and other organizational formalities; maintain an arm's length relationship with OEUC and enter into transactions with OEUC only as permitted by state and federal authorities; pay the salaries of its own employees from its own funds; not guarantee or become obligated for the debts of OEUC; not hold out its credit as available to satisfy the obligations of OEUC; use separate stationery, invoices and checks bearing its own name; not pledge its assets for the benefit of OEUC; maintain its own pension plan; hold itself out solely as a separate entity; correct any known misunderstanding regarding its separate identity; not identify itself as a division of OEUC; and maintain adequate capital in light of its contemplated business operations.

            The March Order noted as well the importance of state-imposed ring-fencing conditions.(59) In this matter, OEUC has proposed or stipulated to conditions that may be summarized as follows:

--------
(57) Such projections are based on reasonably conservative assumptions discussed more fully in Exhibit E hereto. (Note that Exhibit E was filed with a request for confidential treatment.)

(58) Enron Corp., Holding Co. Act Release No. 27809 (March 9, 2004) (the "March Order") (discussing "Insulation from Enron").

(59) The March Order notes that:

            Among other things, Portland General may not make any equity distribution to Enron that would cause Portland General's equity capital to fall below forty-eight percent (48%) of Portland General's total capital without OPUC approval.

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                              STIPULATED CONDITIONS

      1. PGE and OEUC shall maintain separate books and records. All PGE and OEUC financial books and records shall be kept in Portland, Oregon.

      2. OEUC and PGE shall exclude from PGE's utility accounts all goodwill resulting from this acquisition.

      3. OEUC and PGE shall exclude all costs and fees of the acquisition, including, but not limited to, all costs and fees associated with gaining regulatory approval before the Oregon Commission, Nuclear Regulatory Commission, FERC, Federal Trade Commission, Securities and Exchange Commission; costs and fees associated with forming OEUC; and any banking or financial institution fees associated with the creation of OEUC and the financing and closing of the Acquisition from PGE's utility accounts. Within 90 days following the completion of the transaction, OEUC will provide a preliminary accounting of these costs. OEUC and PGE agree to provide the Oregon Commission a final accounting of these costs within 30 days following the completion of the final accounting related to the transaction.

      4. Unless such a disclosure is unlawful, OEUC shall notify the Oregon Commission of:

            a. Its intention to transfer more than 5% of PGE's retained earnings to OEUC over a six-month period, at least 60 days before such a transfer begins.

            b. Its intention to declare a special dividend from PGE, at least 30 days before declaring each such dividend.

            c. Its most recent quarterly common stock cash dividend payment from PGE within 30 days after declaring each such dividend.

      5. Subsequent to its purchase by OEUC, PGE shall continue to perform under the Service Quality Measures ("SQM"), as set forth in Stipulations for PGE Service Quality Measures UM 814/UM 1121 dated July 13, 2004, for a period of ten full calendar years after the date the current SQM is scheduled to retire.

      6. PGE and OEUC shall maintain separate debt ratings and, if more than $5 million of preferred stock is outstanding, then PGE and OEUC shall maintain separate preferred stock ratings.

----------
* * * Enron is required to disclose to the OPUC on a timely basis (as defined in the condition) its intent to transfer more than five percent of Portland General's retained earnings over a six-month period (60 days before beginning the transfer), its intent to declare a special cash dividend from Portland General (30 days before the declaration); and its most recent quarterly common stock cash dividend payment (30 days after the declaration).

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                               PROPOSED CONDITIONS

      7. The Oregon Commission or its agents may audit the accounts of OEUC, its affiliates, and any subsidiaries that are the bases for charges to PGE to determine the reasonableness of allocation factors used by OEUC to assign costs to PGE and amounts subject to allocation or direct charges. OEUC agrees to cooperate fully with such audits.

      8. OEUC and its affiliates shall not allocate to or directly charge to PGE expenses not authorized by the Oregon Commission to be so allocated or directly charged.

      9. PGE shall maintain its own accounting system. PGE and OEUC shall maintain separate books and records, both of which shall be kept in Portland, Oregon.

      10. If the Oregon Commission believes that OEUC and/or PGE have violated any of the conditions set forth herein, any conditions contained in other stipulations signed by OEUC and PGE, or any conditions imposed by the Oregon Commission in its final order approving the Application (collectively, the "Conditions"), then the Oregon Commission shall give OEUC and PGE written notice of the violation.

            a. If the violation is for failure to file any notice or report required by the Conditions, and if OEUC and/or PGE provide the notice or report to the Oregon Commission within ten business days of the receipt of the written notice, then the Oregon Commission shall take no action. OEUC or PGE may request, for cause, permission for extension of the ten-day period. For any other violation of the Conditions, the Oregon Commission must give OEUC and PGE written notice of the violation. If such failure is corrected within five business days of the written notice, then the Oregon Commission shall take no action. OEUC or PGE may request, for cause, permission for extension of the five-day period.

            b. If OEUC and/or PGE fail to file a notice or written report within the time permitted in subparagraph (a) above, or if OEUC and/or PGE fail to cure, within the time permitted above, a violation that does not relate to the filing of a notice or report, then the Oregon Commission may open an investigation, with an opportunity for OEUC and/or PGE to request a hearing, to determine the number and seriousness of the violations. If the Oregon Commission determines after the investigation and hearing (if requested) that OEUC and/or PGE violated one or more of the Conditions, then the Oregon Commission shall issue an Order stating the level of penalty it will seek. OEUC and/or PGE, as appropriate, may appeal such an order under Oregon Revised Statutes Section 756.580. If the Oregon Commission's order is upheld on appeal, and the order imposes penalties under a statute that further requires the Oregon Commission to file a complaint in court, then the Oregon Commission may file a complaint in the appropriate court seeking the penalties specified in the order, and

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                  OEUC and/or PGE shall file a responsive pleading agreeing to pay the penalties. The Oregon Commission shall seek a penalty on only one of OEUC or PGE for the same violation.

            c. The Oregon Commission shall not be bound by subsection (a) in the event the Oregon Commission determines PGE and/or OEUC has violated any of the material conditions, contained herein, more than two times within a rolling 24-month period.

            d. PGE and/or OEUC shall have the opportunity to demonstrate to the Oregon Commission that subsection (c) should not apply on a case-by-case basis.

      11. OEUC shall maintain and provide the Oregon Commission unrestricted access to a record of each instance in which TPG withholds its consent to a decision of the PGE Board of Directors. The record shall detail the basis for the decision, including any governing report or document that memorializes the exercising of the consent rights and shall identify the persons involved in making the TPG consent rights decision. OEUC shall provide the records to the Oregon Commission upon request. Nothing in this paragraph shall prevent the Oregon Commission from disclosing to the public the number of times TPG exercised its consent rights within a certain period of time.

      12. OEUC and PGE shall maintain and provide the Oregon Commission unrestricted access to all books and records of OEUC and PGE that are reasonably calculated to lead to information relating to PGE, including but not limited to, Board of Directors' Minutes, Board Subcommittee Minutes, and other Board documents.

      13. PGE and OEUC shall notify the Oregon Commission within 30 days of the formation of any subsidiary. Such notice shall include a copy of the business plan and capitalization strategy, as well as any planned or anticipated transactions of the subsidiary with PGE or OEUC as applicable.

      14. OEUC and PGE shall provide the Oregon Commission access to all books of account, as well as all documents, data and records of their affiliated interests, which pertain to transactions between PGE and all its affiliated interests, unless such transactions are exempt under applicable law or the Master Services Agreement between OEUC and PGE.

      15. In the event of a dispute between the Oregon Commission or Oregon Commission Staff and OEUC or PGE regarding a request made pursuant to the Acquisition Conditions, the parties agree that an Administrative Law Judge ("ALJ") shall resolve the dispute as follows: (i) within ten (10) business days OEUC or PGE shall deliver to the ALJ the books and records responsive to the request and shall indicate the basis for the objection; (ii) Staff may respond in writing and OEUC and/or PGE may reply to Staff's response; (iii) the ALJ shall review the documents in private; and (iv) the ALJ shall issue a ruling determining whether

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            the documents (a) are reasonably calculated to lead to the discovery of relevant information, and, if so, (b) whether the documents should receive the protection requested. The ALJ shall use this standard whether or not the Oregon Commission or Oregon Commission Staff is making the request in connection with an open docket.

      16. PGE will not make any distributions to OEUC that would, as determined in accordance with Generally Accepted Accounting Principles ("GAAP"), cause the common equity portion of PGE's total capital structure to fall below 48 percent without Oregon Commission approval.

            a. "Total capital structure" is defined as PGE's common equity, preferred equity, and long-term debt.

            b. "Long-term debt" is defined as PGE's outstanding debt with a term of more than one year, excluding revolving lines of credit except to the extent the amount of the rolling 12-month average of committed and drawn balances under PGE's unsecured revolving lines of credit (Unsecured Revolvers) less any balances related to collateral or security provided to counterparties for power supply and related agreements, is greater than $250 million.

            c. A "committed balance" is the sum of the commitments used to support any borrowing capacity or other purposes, such as a commercial paper program or letters of credit.

            d. A "drawn balance" is the sum of amounts drawn against the Unsecured Revolvers.

            e. Hybrid securities (e.g., convertible debt) will be assigned to equity and long-term debt based on the characteristics of the hybrid security. The Oregon Commission, prior to their issuance, will determine the assignment of the equity and debt characteristics.

      17. OEUC agrees that the customers of PGE shall be held harmless if PGE's return on common equity and other costs of capital, viewed on a stand-alone basis, rise as a result of OEUC's ownership of PGE. These capital costs refer to the costs of capital used for purposes of rate setting, avoided cost calculations, affiliated interest transactions, least cost planning, and other regulatory purposes.

      18. OEUC agrees that the customers of PGE shall be held harmless if PGE's revenue requirement, viewed on a stand-alone basis, is higher due to OEUC's ownership of PGE.

      19. OEUC and PGE shall maintain (for a rolling five-year period) and provide the Oregon Commission unrestricted access to all written information provided to stock or bond rating analysts, which directly or indirectly pertains to PGE or any affiliate that exercises influence or control over PGE.

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      20.   OEUC agrees that PGE will provide a guaranteed rate credit in the amount of $43 million to PGE's customers. The rate credit will be applied to customer bills in the amount of $8.6 million annually for five years beginning January 2007.

      21. To the extent that PGE incurs or suffers a loss that is subject to indemnification under the Purchase Agreement, OEUC will direct Enron to pay the benefit of such indemnity directly to PGE.

      22. OEUC and PGE agree to submit a final "transition plan" to the Oregon Commission within one year of closing.

      23. PGE agrees to file detailed reports with respect to its non-fuel operation and maintenance ("O&M") expenses and capital expenditures.

      24. Within the first seven years after closing, but no sooner than 2007, PGE agrees, if directed by the Oregon Commission, to conduct an audit, using an independent auditor approved by the Oregon Commission, to review the company's O&M and/or capital construction plans and expenditures. The shareholders will bear the expense of the audit up to $400,000.

      25. After closing, each PGE distribution to OEUC will be used by OEUC exclusively to pay operating expenses and debt service until all of the following conditions are met:

            a. The rolling 12-month average of the committed and drawn balances of all PGE's Unsecured Revolvers is less than $250 million; and

            b. OEUC has paid down at least $250 million of its outstanding debt as compared to the level of outstanding debt at closing (no portion of the proposed "catch-up dividend" that will be paid at closing will be considered to have paid down debt).

      26.   [Not used.]

      27. OEUC shall not re-leverage, i.e., increase the amount of its outstanding long-term debt once such debt has been liquidated, if the increased debt would, as determined in accordance with GAAP, bring the consolidated capital structure (excluding short-term debt) below 30% equity.

      28. After closing, TPG will not allocate or direct bill OEUC for any goods, services, supplies or assets in excess of $5 million per year.

      29. PGE agrees to work in good faith with Staff and other interested parties to develop and present to the Oregon Commission, within 270 days of the closing of the transaction, a billing accuracy SQM consistent with the recommendations of the Oregon Commission Staff.

      30.   [Not used.]

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      31.   The following actions shall be reported to the Oregon Commission by
            TPG or OEUC, as appropriate, within 30 business days after their occurrence:

            a. Any change of control of the General Partner of either of the TPG applicants.

            b. Any change in the ownership interest in OEUC or any of the TPG funds investing in OEUC.

            c. Any amendment to the terms and conditions of OEUC's Operating Agreement.

            d. Any amendment to the terms and conditions of the Limited Partnership Agreement of either of the TPG applicants.

            e. Any designation, appointment, election, removal or replacement of any Member or Manager at OEUC by a vote, approval or consent of a majority of the Members.

      32. Beginning twelve months following closing, OEUC will prepare and make available to the Oregon Commission and the public, on a quarterly and annual basis, financial and operating disclosure reports that are equivalent in scope to that of Form 10-Q and Form 10-K reports filed with the Securities and Exchange Commission.

      33. Until the total long-term debt at OEUC is less than 70% of total capital, OEUC, PGE, and any of their respective subsidiaries shall not, without prior notice to the Oregon Commission, directly or indirectly acquire, incorporate, or otherwise organize any subsidiary, or enter into substantially new lines of business, which were not in existence as of January 1, 2005.

      34. The Applicants will file a Master Services Agreement, which includes agreed-upon terms and conditions, no later than 30 days after a final order by the Oregon Commission.

The legislative history makes clear that exemptions from registration are available where the holding company is susceptible to effective state regulation or is otherwise not the type of company at which the Act was directed.(60) Both of those factors are present in the instant matter. The above conditions amply demonstrate that, although the Holding Companies are not themselves directly subject to its jurisdiction, the Oregon Commission in its exercise of its conditioning authority can readily provide for the continued protection of PGE and its consumers. Concerning the second point, PGE for many years operated as part of an exempt

------
(60) See S. Rep. No. 621, 74th Cong., 1st Sess. (1935).

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holding company. It is important to remember that the Commission, in denying
Enron's request for exemption, did not identify any problem associated with PGE's status as a member of an exempt system. Rather, the Commission's decision was primarily focused on the extent of PGE's out-of-state trading activities and, in fact, suggested that PGE could restructure those activities to again achieve compliance with the formal requirements for exemption. As explained more fully below, nothing in the proposed Restructuring is inimical to the policies and provisions of the Act, and implementation of the Restructuring and termination of Enron's ownership should enable PGE to regain its status as an exempt entity.

            In connection with the proposed Restructuring, the Holding Companies would transfer certain of PGE's trading operations to a newly-formed, wholly-owned subsidiary of PGE, the Power Procurement Company, which in turn would engage in term power transactions solely for the benefit of the system utility (rather than for the direct benefit of shareholders as is the case in many systems).(61) The Power Procurement Company will buy and sell forward term contracts as necessary to balance PGE's resources to PGE's loads on a forecast basis and otherwise manage the price of future power supplies to minimize net variable power costs for customers. It will not, however, own "hard" utility assets and so, will not be an "electric utility company" within the meaning of the Act.(62) The Power Procurement Company will take title to power and, three business days prior to each delivery month, will transfer to PGE the net position and related net cost of the portfolio of the term transactions for that month. As explained in the Enron order, although PGE is a "short" utility, it "purchases blocks of power and sells excess

-----------------------

(61) An analogy may be drawn to the fuel procurement companies formed by registered holding companies during the 1970s and 1980s. See, e.g., the various orders relating to System Fuels, Inc. ("SFI"), the fuel procurement subsidiary in the Entergy Corporation system, including Holding Co. Act Release Nos. 17400 (Dec. 17, 1971) (approving formation of subsidiary and initial operations, and requiring that "SFI will sell fuels to [its associate utility companies] at prices equal to cost determined in accordance with Rule 91"); 20363 (Jan. 4,
1978) (authorizing financing arrangements supported by utility keep-well arrangements) and 23028 (Aug. 9, 1983) (authorizing entry into coal supply contracts, financing for procurement and exploration programs for gas, oil, uranium and coal, and fuel storage, handling and transportation). As explained in the 1995 Report, "other holding company systems also engaged in extensive fuel procurement and development programs to meet the fuel needs of significant additions to generating capacity constructed in the 1970s."

(62) An "electric utility company" is defined in Section 2(a)(3) of the Act to mean "any company that owns or operates facilities used for the generation, transmission, or distribution of electric energy for sale, other than sale to tenants or employees of the company operating such facilities for their own use and not for resale." It is well-settled that power sales contracts are not "facilities" within the meaning of Section 2(a)(3), and that an entity such as the Power Procurement Company that does not own "hard" utility assets is not an electric utility company for purposes of the Act.

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power at wholesale in order to manage the cost and volume of the power it purchases to serve retail customers."(63) Post-Restructuring, a sufficient amount of this trading activity will be conducted at the Power Procurement Company to enable PGE to come within the NIPSCO limits. Indeed, because PGE is a "short" utility, it generally will be purchasing from, rather than selling to, the Power Procurement Company.

            As explained previously, the plan to establish the Power Procurement Company was developed in consultation and cooperation with PGE. The decision to form the Power Procurement Company as a subsidiary, rather than a sister company, of PGE represents the utility's decision on how best to serve its customers.(64) The Commission has consistently declined to review planning and management decisions relating to operational matters. In Southern Co., Holding Co. Act Release No. 21665 (July 24, 1980), the Commission, in rejecting an argument that it should substitute its judgment for that of management in a matter involving utility operations, stated that "[t]he suggestion that, ancillary to our responsibility to pass on the soundness of a registered system's security sales, we are vested with authority to regulate the operation of registered systems is wholly inconsistent with the scope of the Act."(65)

            In addition, the Restructuring must satisfy not only the concerns of the Commission but also those regulatory concerns of the Oregon Commission and the FERC -- all of whom are charged with protecting the interests of consumers. The Oregon Commission has direct jurisdiction over the utility, where the trading operations are being conducted at present. The Oregon Commission will want to assure itself that the Power Procurement Company will execute term transactions consistent with PGE's past practices and that the benefit of these transactions runs directly to PGE and its customers. The Oregon Commission Staff has indicated that it will be easier to provide these assurances where PGE controls the Power Procurement Company as a direct subsidiary. We have also been advised that this proposed structure may be

------------
(63) Enron, supra,  Holding Co. Act Release No. 27782.

(64) Power marketers are generally formed as sister companies, rather than subsidiary companies, to ensure that risks and rewards flow directly to shareholders. As we have explained, the proposed Power Procurement Company differs from these entities because it will be buying and selling electricity solely for the benefit of the utility.

(65) Accord Environmental Action Inc. v. SEC, 895 F.2d 1255, 1262 (9th Cir.
1990), affirming Sierra Pacific Resources, Holding Co. Act Release No. 24566 (Jan. 29, 1988). In Sierra Pacific, the Commission stated that the principle articulated in the Southern decision applies "equally" to a transaction involving an exempt holding company.

preferable from a FERC perspective in that it demonstrates that the Power Procurement Company exists to serve the utility. The proposed Restructuring is subject to review by both the Oregon Commission and the FERC and cannot be implemented without their approval.

            As has been at all times made clear, the proposed Restructuring is being undertaken for the express purpose of enabling OEUC and the Managing Member to qualify for exemption. There is nothing sinister or improper in the attempt by an entity to qualify for exemption. Indeed, as noted previously, the Commission in its Enron order suggested that PGE might restructure its trading operations to enable it again to satisfy the standards for exemption.(66) Particularly in a matter such as this one in which the Commission does not have jurisdiction over the proposed Restructuring, the Commission's role is properly limited to determining whether the resulting holding company system is detrimental to the protected interests. The proposed Restructuring will not give rise to any of the evils that the Act was intended to address. It will not involve the acquisition of new operating properties or otherwise create a problem of "scatteration" for purposes of the Act. Nor is this a case in which a subsidiary public-utility company will be subjected to excessive charges for affiliate transactions. To the contrary, as noted above, the transaction is being structured such that PGE will pay to, or receive from, the Power Procurement Company an amount that will result in the Power Procurement Company recognizing no profit or loss on the subject term transactions. Finally, PGE is and will continue to be subject to effective regulation by the Oregon Commission, and this Commission will have ongoing authority under Sections 3(c) and 20(a) to modify or terminate the exemption as it may deem necessary or appropriate to carry out the provisions of the Act.

            Finally, nothing in the proposed financing structure is detrimental to the protected interests (i.e. the public interest and the interest of investors and consumers). The proposed acquisition will be funded with a combination of equity and debt at the OEUC level. The level of equity was determined based on consideration of a number of factors, including, but not

---------
(66) Cf. KU Energy Corporation, Holding Co. Act Release No. 25409 (Nov. 13,
1991) (in which KU Energy Corporation merged its Virginia subsidiary, Old Dominion Power Company, into its Kentucky subsidiary company, Kentucky Utilities Company, and then incorporated that company (Kentucky Utilities) in Virginia, as well as in Kentucky, solely for the purpose of establishing compliance with the requirements for exemption under Section 3(a)(1)); and Houston Industries, Inc., Holding Co. Act Release No. 26744 (July 24, 1997) (in which a Section 3(a)(1)-exempt holding company, merged the holding company into the utility, thereby collapsing the traditional holding company structure where the sole purpose for this structure was to facilitate a utility acquisition and enable the resulting entity to qualify for exemption under Section 3(a)(2) of the Act).

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limited to, establishing an appropriate capital structure, credit rating considerations, the minimum acceptable rate of returns to equity investors, and the purchase price required in order for the transactions to be viable. Although OEUC will be capitalized with approximately 40% equity on a stand-alone basis, immediately upon closing of the Acquisition, the ratio of consolidated common equity to the total capitalization of OEUC will be, on an unaudited pro forma basis, approximately 23%.(67) This matter is largely unique, however, in that the financing has been structured to provide for the rapid pay-down of debt. Indeed, under reasonably conservative assumptions, it is projected that OEUC's equity capitalization will increase to 30% by the end of 2008.(68) It should also be noted that PGE currently has investment grade credit ratings and PGE has and will maintain a minimum of 48% common equity.

            The rapid paydown of the Acquisition debt is due to a number of factors. The Acquisition debt will comprise both senior secured term loan facilities (the "Term Loans") and unsecured notes (the "Notes"). Of interest here, unlike the Notes, the Term Loans allow prepayment and so, more rapid delevering.(69) Further, although the Term Loans will initially be secured by a pledge of the stock of PGE, the debt will be structured so that the pledge falls away

--------------------

(67) Cf. AES Corporation Holding Co. Act Release No. 27363 (March 23, 2001). Although the order is silent on this point, the application states that the holding company, on an unaudited pro forma consolidated basis, would have approximately 19% common equity capitalization. Amendment No. 4 to Form U-1 (SEC File No. 70-9779) (filed March 23, 2001).


(68) By analogy, the Commission has granted newly-registered holding companies periods of up to five years in which to come into full compliance with the standards of Section 11(b)(1) of the Act. See, e.g., Dominion Resources Inc., Holding Co. Act Release No. 27113 (Dec. 15, 1999) (three years to divest a diversified financial services holding company with several operating subsidiaries in the commercial lending, merchant banking and residential lending business); Energy East Corp., Holding Co. Act Release No. 27224 (Aug. 31, 2000) (three years to divest certain real estate operations); NiSource Inc., Holding Co. Act Release No. 27263 (Oct. 30, 2000) (three years to divest water company); CP&L Energy, Inc., Holding Co. Act Release No. 27284 (Nov. 27, 2000) (five years to divest major league baseball franchise).


(69) In contrast, the Notes will not provide for prepayment and so would be viewed as permanent financing. The precise allocation between the Term Loans and the Notes will be determined at closing.

The Commission traditionally does not regulate the capital structure of exempt holding companies. Although not directly applicable, even in matters involving registered holding companies, the Commission has found the pledge of utility stock to be consistent with the policies and provisions of the Act. See, e.g., CenterPoint Energy, Inc. Holding Co. Act Release No. 27850 (May 28, 2004); see also Ogden Corporation, Holding Co. Act Release No. 2153 (June 29, 1940) (noting that, as in the instant one, the note was to be issued to a "well informed investor, who has carefully examined the securities proposed as collateral"); see also CenterPoint Energy, Inc., Holding Co. Act Release No. 27680 (May 28,
2003) (where interest rate would have been higher without the pledge, the investors were sophisticated (banks), there was a likelihood of early retirement of the debt, and the "nature of and the circumstances surrounding the proposed debt issue" justified the proposed financing).

once OEUC receives an investment grade credit rating. In addition, it is not anticipated that OEUC will pay dividends to its members. The "cash flow sweep" provisions of the proposed debt financing package will require OEUC to use excess cash at OEUC to pay down debt principal until a certain capital ratio is achieved. Consistent with these conditions, it is projected that PGE will be able to pay approximately $80 to $100 million of annual dividends to OEUC. These projections incorporate budgeted capital expenditures to support reinvestment in PGE infrastructure as well as budgeted operations and maintenance expenses, and will result in over $250 million pay down of Acquisition debt principal over the first five years.

            While the consolidated equity capitalization of OEUC will initially be less than the ratio of approximately 30 percent that the Commission has deemed traditionally acceptable on policy grounds for registered holding companies, OEUC's shareholders will be sophisticated investors (the Managing Member, TPG, the Gates Foundation and OCM) who have assessed the possible risks and rewards of the proposed Transaction(70) and who are accustomed to levels of

---------
(70) Cf. The Southern Co., Holding Co. Act Release No. 25639 (Sept. 23, 1992), in which the Commission explained that concerns about investor interests have been largely addressed:

            Concerns with respect to investors have been largely addressed by developments in the federal securities laws and in the securities markets themselves. Registered holding companies are subject to extensive reporting requirements under the Act. In addition, the securities of these companies are publicly held and are registered under the Securities Act of 1933. The companies are subject to the continuous disclosure requirements of the Securities Exchange Act of 1934. It is important to note that, at the time of the Act's passage, the Securities Act of 1933 and the Securities Exchange Act of 1934 were in their infancy, having been in effect for only one and two years, respectively. The interest of investors is protected not only by the requirements of this Act but also by the disclosure requirements of these other statutes. Since 1935, Congress has expanded and strengthened the provisions of the Securities Exchange Act. Thus, the quantity and quality of information available to investors under the federal securities laws is significantly greater than that available in 1935.

A helpful comparison may be drawn to the Commission's 2001 AES decision which also involved an acquisition by a nontraditional holding company. Although the order is silent on this point, the application for the transaction (which required approval under the standards of Section 10) explains:

            The ratio of consolidated common equity to the total capitalization of the combined companies will be, on an unaudited pro forma basis, 19 percent. * * * This figure is less than the ratio of approximately 30 percent that the Commission has deemed traditionally acceptable on policy grounds. This requirement, however, applies to registered holding companies and is based on requirements that the Commission finds conducive to good public utility management. AES, however, is predominantly a non-utility energy provider, and its shareholders are accustomed to levels of debt that exceed the traditional Commission standard, which in any event applies to registered, rather than debt that exceed the traditional Commission standard, which in any event applies to registered, rather than exempt, holding companies.

            Nor will the acquisition debt at the OEUC level present a risk to PGE ratepayers, who will remain unaffected by it. The Transaction will not require an increase in rates and the costs of the Transaction will not be borne by ratepayers. PGE will have investment grade credit ratings and will retain a level of common equity at or above the level that the Commission deems prudent for traditional public utility companies. As noted above, PGE will not make any distributions to OEUC that would, as determined in accordance with GAAP, cause the common equity portion of PGE's total capital structure to fall below 48% without Oregon Commission approval (Condition 16), the customers of PGE shall be held harmless if PGE's return on common equity and other costs of capital, viewed on a stand-alone basis, rise as a result of OEUC's ownership of PGE (Condition 17) or if PGE's revenue requirement, viewed on a stand-alone basis, is higher due to OEUC's ownership of PGE (Condition 18).

            Further, as noted above, OEUC will undertake not to re-leverage, i.e., increase the amount of its outstanding long-term debt once such debt has been liquidated, if the increased debt would, as determined in accordance with GAAP, bring the consolidated capital structure (excluding short-term debt) below 30% equity (Condition 27).

            Accordingly, for the reasons set forth above, the Commission should find that OEUC and the Managing Member will be entitled to an exemption under
Section 3(a)(1) upon completion of the Restructuring.

      C. THE COMMISSION SHOULD EXERCISE ITS DISCRETION TO GRANT OEUC AND THE MANAGING MEMBER AN EXEMPTION CONDITIONED UPON IMPLEMENTATION OF THE RESTRUCTURING WITHIN A YEAR.

            OEUC and the Managing Member will require a period of approximately one year in which to implement the Restructuring to enable them, on an ongoing basis, to satisfy the objective standards for exemption under Section 3(a)(1). Rather than register and then de-

-------------------

            exempt, holding companies. In addition, the level of debt assumed by AES does not represent a risk to IPL ratepayers, who will remain unaffected by it. IPL will retain a level of common equity well above the level that the Commission deems prudent for traditional public utility companies, and its financings will continue to be subject to IRUC jurisdiction.

AES Corporation 184 Amendment No. 4 to Form U-1 (SEC File No. 70-9779) (filed March 23, 2001).

register during this interim period, the Holding Companies are asking that the Commission grant them an exemption that is conditioned upon full compliance of PGE (and the Holding Companies), on an on-going basis, with the requirements for exemption under Section 3(a)(1) of the Act within a one year period from the date of the Acquisition.

            The need for interim relief arises because, as explained more fully above, upon completion of the Restructuring and the full transition of out-of-state trading operations to the newly-created subsidiary, the Power Procurement Company, each of OEUC and the Managing Member will qualify for exemption under Section 3(a)(1) of the Act. Although the proposed Restructuring will be implemented promptly upon completion of the Acquisition, subject to receipt of necessary regulatory approvals, the transition of the trading operations will likely take 12-24 months to complete. Time is required to complete the transition because it will be necessary for the Power Procurement Company to enter into its own long-term power purchase contracts. Nonetheless, Applicants believe that the Power Procurement Company will, within 12 months of the closing of the Acquisition, conduct sufficient wholesale trading operations that the gross out-of-state utility revenues of PGE on a going-forward basis will be within the 13.2% approved by the Commission in the NIPSCO decision.(71)

            Rather than cause OEUC and the Managing Member to register during this interim period and then deregister upon completion of the transition, Applicants are asking the Commission to grant them an order of exemption pursuant to Section 3(a)(1) of the Act, conditioned upon their achieving compliance with the objective standards for exemption under that section no later than one year from the date of the Commission's order in this matter. For the reasons set forth more fully below, the Commission has the authority to grant the requested interim relief, consistent with its own precedent and a basic tenet of administrative law, namely, that there exists a narrow range of inherent discretion in an agency to create case-by-case exceptions in order to come within the practical limits of feasibility in administering a statute. See, e.g., Alabama Power Co. v. Costle, 636 F.2d 323, 357-60 (D.C. Cir. 1979).
Further, there are compelling reasons why the Commission should exercise its authority in this matter.

            1. THE COMMISSION HAS AUTHORITY TO GRANT CONDITIONAL EXEMPTIONS

----------
(71) NIPSCO Industries, Inc., 53 S.E.C. 1296 (1999).

            It is well-settled that the power of an administrative agency to administer a congressionally created program necessarily includes the authority "to fill any gap left, implicitly or explicitly, by Congress." Chevron v. National Resources Defense Counsel, 467 U.S. 837, 844-5 (1984) ("Chevron").(72) The Supreme Court in Chevron explained:

            We have long recognized that considerable weight should be accorded to an executive department's construction of a statutory scheme it is entrusted to administer, and the principle of deference to administrative interpretations

                  "has been consistently followed by this Court whenever decision as to the meaning or reach of a statute has involved reconciling conflicting policies, and a full understanding of the force of the statutory policy in the given situation has depended upon more than ordinary knowledge respecting the matters subjected to agency regulations. See, e.g., National Broadcasting Co. v. United States, 319 U.S. 190; Labor Board
                  v. Hearst Publications, Inc., 322 U.S. 1111; Republic Aviation Corp. v. Labor Board, 324 U.S. 793; Securities and Exchange Commission v. Chenery Corp., 322 U.S. 194; Labor Board v. Seven-Up Bottling Co., 344 U.S. 344."

                  " . . . If this choice represents a reasonable accommodation of conflicting policies that were committed to the agency's care by the statute, we should not disturb it unless it appears from the statute or its legislative history that the accommodation is not one that Congress would have sanctioned." United States v. Shimer, 367 U.S. 374, 382, 383.(73)

In 2001, the Supreme Court affirmed the application of the Chevron principles to a matter such as the instant one in which Congress has not:

            expressly delegated authority or responsibility to implement a particular provision or fill a particular gap. Yet it can still be apparent from the agency's generally conferred authority and other statutory circumstances that Congress would expect the agency to be able to speak with the force of law when it addresses ambiguity in the statute or fills a space in the enacted law, even one about

----------------------

(72) Id., citing Morton v. Ruiz, 415 U.S. 199, 231 (1974).

(73) Chevron at 844-845 (footnotes omitted).

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            which "Congress did not actually have an intent."

United States v. Mead Corporation, 533 U.S. 218, quoting Chevron, 467 U.S. 837 at 845.(74)

            The Commission has long construed the Act to give it authority, in appropriate circumstances, to "relax[] the strict requirements of the Act and grant[] temporary relief, where `the overall consequence. . . is to make nearer the ultimate goal of compliance.'" Kansas Power and Light Co., Holding Co. Act Release No. 25465 (Feb. 5, 1992), quoting Electric Bond and Share Co., 33 S.E.C. 21, 32 (1952), citing Kansas City Power & Light Co., 32 S.E.C. 749 (1951), quoted in AES Corporation, Holding Co. Act Release No. 27363 (March 23, 2001). For example, in International Paper, the Commission set forth its authority to take actions "necessary or appropriate to carry out the provisions of the Act."(75) At issue in International Paper was the ability of the Commission to grant interim relief in the absence of express congressional authorization. The applicant in International Paper had filed an application for exemption pursuant to Section 3 of the Act and was operating under the good-faith exemption provided by Section 3(c), pending Commission action on the application. A question arose when the company's management, during this interim period, began to consider a plan of reorganization that would involve the issuances of warrants and conversion rights. The company was concerned that, if it were ultimately required to register, there would be a "cloud" upon the common stock to be issued upon exercise of the warrants and conversion rights "and hence a cloud upon the validity of the warrants and conversion rights that the company was presently contemplating offering for value to its shareholders."

            To address this potential problem, the company proposed to assume the duties and obligations of a registered holding company in two regards: (i) to submit its plan of reorganization for the Commission's review, pursuant to
Section 11(g) of the Act, and to submit the Commission's report - whether favorable or unfavorable - to its shareholders; and (ii) to subject the issuance of the subject securities to the standards of Section 7 of the Act. The

----------
(74) See also International Paper and Power Co., Holding Co. Act Release No. 642
n. 10 (May 5, 1937) ("International Paper"), quoting Charles E. Hughes, later Chief Justice of the United States, in "Some Aspects of Development of American Law," 39 Rep. N.Y. State Bar Ass'n, 269270 (1916) ("The ideal which has been presented in justification of these new agencies, and that which alone holds promise of benefit rather than of hurt to the community, is the ideal of special knowledge, flexibility, disinterestedness and sound judgment in applying broad legislative principles that are essential to the protection of the community, and of every useful activity affected, to the intricate situations created by expanding enterprise.") (emphasis added).

(75) International Paper., n. 10.

Commission noted that if these conditions were met, the company would be entitled to an order exempting the issuance of securities from the necessity for approval.

            As a technical matter, there is no express authority under the Act for review under the registered standards of transactions by a company that claims the benefit of a good-faith exemption pursuant to Section 3(c) of the Act. Rather, the temporary exemption provided by Section 3(c) is an all-or-nothing proposition, either exemption from all provisions of the Act (except Section 9(a)(2)) or not, depending on the "good faith" of the underlying request for permanent exemption. The Commission nonetheless granted the requested relief, concluding that:

            it would be absurd if there were no procedure within the framework of the Act to permit the applicant in the light of the foregoing considerations to continue its normal course of business when the applicant is not defiant of the law, but according to its lights [sic] is trying to comport itself with the law. It would, indeed be tragic if administrative procedure were so impotent and so inflexible that we should be powerless to effect a practical solution of a practical problem.(76)

Consistent with the principle of "a practical solution to a practical problem" articulated in International Paper, the Commission has long construed the Act to give it discretion to grant temporary relief "as a practical solution to a practical problem" to help holding companies perfect their qualifications for exemption.

            Most recently, in AES, the Commission granted the applicant an exemption that was conditioned upon the divestiture of certain utility operations within two years. Holding Co. Act Release No. 27363 (March 23, 2001). In AES, as in the instant matter, the holding company was temporarily unable to satisfy the standards for exemption under Section 3(a) of the Act (and so unable to rely on the "good faith" exemption provided by Section 3(c) of the Act). The Commission found that:

            Following the Transaction, the sole barrier to exemption would be the materiality of the combined utility operations of CILCO and IPL. AES will qualify for exemption under section 3(a)(5) following the disposition of the regulatory assets and business of CILCO. It does not appear that the grant of exemption would be detrimental to the public interest or the interest of investors or

----------
(76) Id.

            consumers. Absent such relief, AES would be exposed to a significant regulatory disadvantage under PURPA. Accordingly, we grant AES an exemption under section 3(a)(5), conditioned upon the divestiture of the jurisdictional assets and business of CILCO within two years of the date of the closing of the Transaction.

The AES decision is consistent with the Commission's approach in other exempt matters. In 1992, for example, the Commission granted a three-year temporary exemption to Kansas Power and Light Company, in connection with its acquisition of Kansas Gas & Electric Company. Kansas Power and Light Co., Holding Co. Act Release No. 25465 (Feb. 5, 1992). The temporary exemption was intended to allow the resulting holding company to reorganize to satisfy the requirements for exemption under Section 3(a)(2) of the Act, without calling into question the tax-free status of the transaction or adversely affecting contractual arrangements concerning a generating facility owned by the acquired company. The duration of the temporary exemption was tied to the terms of a state order, which required restructuring by January 1, 1995. See also Kansas City Power & Light Co., 32 S.E.C. 749 (1951) (granting temporary exemption under Section 3(a)(2) of the Act to permit holding company to eliminate minority interest in newly acquired public-utility subsidiary); and General Electric Co., Holding Co. Act Release No. 1031 (March 19, 1938) (in its first exercise of the "unless and except" clause under Section 3(a) of the Act, the Commission conditioned an exemption upon the disposition of certain assets within two years).

            It is important to remember that the courts have upheld the Commission's authority to craft "a practical solution to a practical problem."(77) In Phillips v. SEC, 156 F.2d 606 (1946), the Circuit Court of Appeals for the Second Circuit affirmed a Commission decision that granted the parties one year -- rather than requiring immediate compliance -- for consolidation of a utility with its subsidiaries and disposal by the holding company of its utility interest. Writing for a panel that included Judges Learned Hand and Augustus Hand, Judge Clark explained:

            There is nothing in the Act which says every order must be an all-or-none one, and that strict compliance with the ultimate objective must be forced at once - as if that were even remotely possible, in view of the intricacy of these huge financial structures. Rather, it has been recognized throughout that the Commission's task was a

----------
(77) Id.

            delicate one, that a principal reason for its creation was "to secure the benefit of special knowledge acquired through continuous experience in a difficult and complicated field," in short, that the Commission should act its role of technical expert, rather than that of mere policeman, restricted only to shaking his billy at possible offenders. S.E.C. v. Associated Gas & Electric Co., 2 Cir., 99 F.2d 795, 798; Douglas, Democracy and Finance, 1940, 43.

156 F.2d 606 at 609. See also Association of Massachusetts Consumers, Inc. v. SEC, 516 F.2d (D.C. Cir. 1975) (affirming the authority of the Commission to allow a registered holding company to submit a voluntary plan for divestiture five years after the date of the divestiture order (rather than within the period of up to two years after an order provided by Section 11(c) of the Act for a plan of divestiture to become effective)).

            Indeed, it bears notice that the courts have never questioned the ability of the Commission to "fill the gaps" of the Act. Rather, matters have been remanded, as in National Rural Electric Cooperative Association v. SEC, No. 00-1371 (D.C. Cir.), when the court felt that the Commission had failed to address fully one or more of the express statutory standards. See, e.g., Wisconsin's Environmental Decade, Inc. v. SEC, 882 F.2d 523 (D.C. Cir. 1989) (remanding order for findings under Section 10(c)(2) of the Act).

            Finally, there is no reason to depart from that settled view. To the contrary, time has only added weight to the validity of the Commission's construction. Early Commission releases under the Act, such as International Paper and General Electric Co.,(78) are of particular force because they date from the early days of the Act. The International Paper decision is of particular interest because it is an early case that, like the present matter, involved an exempt company and a situation for which there was no express statutory authority. Further, the considerations that the Commission outlined in International Paper have defined the agency's practice to the present day. Later decisions show consistent practice by the Commission over a long period of time, adding weight to the Commission's construction.

            The Supreme Court has made clear that such longstanding agency interpretations are entitled to particular deference:

            We see no reason why we should not accord to the Commission's interpretation of its own regulation and governing statute that

----------
(78) Holding Co. Act Release No. 1031 (March 19, 1938).

            respect which is customarily given to a practical administration construction of a disputed provision. Particularly is this respect due when the administrative practice at stake "involves a contemporaneous construction of a statute by men charged with the responsibility of setting its machinery in motion, of making the parts work efficiently and smoothly while they are yet untried and new."(79)

            It is also significant that the Act has been amended subsequent to early decisions such as International Paper, General Electric Co.(80) and Kansas Power & Light Co.,(81) and Congress has not suggested its disapproval of the Commission's practice. This provides further powerful evidence that Congress either believed that the Commission had the authority to grant temporary exemptions or found it reasonable for the Commission to construe the Act as giving it such authority.(82)

            2. THE COMMISSION NEED ONLY FOLLOW ITS PRECEDENT TO GRANT THE REQUESTED RELIEF

            In the AES order, the Commission granted the applicant an exemption from registration conditioned upon the company's divestiture of certain interests within two years of the date of consummation of the transaction.(83) The requested relief in this matter is consistent with -- and, in fact, less extensive than -- the Commission's precedent and within the

----------

(79) Power Reactor Development Co. v. Int'l Union of Electrical Radio and Machine Workers, 367 U.S. 396, 408 (1961), quoting Norwegian Nitrogen Products Co. v. US, 288 U.S. 294, 315 (1933): See also Singer, Statutes and Statutory Construction (6th Ed.) Section 49:03 ("Long-continued contemporaneous and practical interpretation of a statute by the executive officers charged with its administration and enforcement, the courts, and the public constitutes an invaluable aid in determining the meaning of a doubtful statute."); and Barnhart
v. Walton, 535 U.S. 218, 220 (2002) (stating that in normal situations, the Court would "accord particular deference to an agency interpretation of 'longstanding' duration").

(80) Holding Co. Act Release No. 1031 (March 19, 1938).

(81) 32 S.E.C. 749 (1951).

(82) The Supreme Court described this reasoning in Barnhart v. Walton, a case that addressed the Social Security Administration's interpretation of certain provisions of the Social Security Act. The Court noted that Congress had frequently amended or reenacted the relevant provisions of the Social Security Act without addressing the agency's interpretation. The Supreme Court stated that "these circumstances provide further evidence-if more is needed-that Congress intended the Agency's interpretation, or at least understood the interpretation as statutorily permissible." See also Power Reactor Development Co. v. Int'l Union of Electrical Radio and Machine Workers, 367 U.S. 396 at 408-409 (stating that the agency's construction had "time and again been brought to the attention of the Joint Committee of Congress on Atomic Energy" but "[n]o change in [the] procedure ha[d] ever been suggested by the Committee").

(83) AES Corp., Holding Co. Act Release No. 27363 (Mar. 23, 2001).

Commission's authority as confirmed by the courts. It is a fundamental premise of administrative law that the agency will treat like cases alike.(84) For the reasons explained herein and in accordance with the Commission's 2001 AES decision, the Commission should grant OEUC and the Managing Member an exemption for a period of not more than one year to enable them to come fully into compliance with the requirements of Section 3(a)(1) of the Act. (85)

V.    CONCLUSION

            This is an important transaction and one that is consistent with the policies and provisions of the Act. The public interest would not be served by preventing the consummation of this transaction. The transaction will provide a definitive end to Enron's ownership and will help to ensure continuity in management and high quality service to Oregon consumers. Accordingly, we urge the Commission to grant the requested approvals.

----------

(84) United States v. Diapulse Corporation, 748 F.2d 56, 62 (2d Cir. 1984), quoted in Airmark Corporation v. Federal Aviation Administration, 785 F.2d 685 (D.C. Cir. 1985) (administrative discretion "is not a license to . . . treat like cases differently").

(85) The Commission in Enron discussed the AES decision and noted that, as in the instant matter, the AES parties had taken concrete steps to ensure full compliance with the requirements of the Act within a reasonable period of time. See Enron, supra ("AES also was able to commit to divesting the utility in question within two years of the acquisition transaction. This assurance was persuasive because AES, as a financially solvent company, had control over its destiny.").

EXHIBIT A:  BIOGRAPHIES

                      OREGON ELECTRIC UTILITY COMPANY, LLC

                                  PEGGY FOWLER
                      Chief Executive Officer and President
                            Portland General Electric

Peggy Fowler, CEO and president of Portland General Electric (PGE), has more than 30 years of experience in the utility business and, in that time, has managed virtually every major area of the company.

Ms. Fowler started at PGE in 1974 as a chemist working in the company's analytical laboratory, which performed extensive environmental testing. She has held senior officer posts in Distribution Operations, Customer Service, Thermal Production and Hydroelectric and Substation Operations.

Ms. Fowler earned a bachelor's degree in chemistry and mathematics from George Fox University in Newberg, Oregon. She also has completed the specialized training offered in public utility executive programs at the University of Michigan and the University of Idaho.

Ms. Fowler serves on several boards and committees that contribute to the future of the community, including Oregon Business Council, Regence BlueCross BlueShield of Oregon, SOLV Founders' Circle, Oregon Independent College Foundation and Portland Streetcar.

EXHIBIT A:  BIOGRAPHIES

                               DAVID BONDERMAN
                          Principal and General Partner
                               Texas Pacific Group

David Bonderman is a founder of Texas Pacific Group (TPG) and serves as a principal and general partner of the firm.

Prior to forming TPG in 1993, Mr. Bonderman was chief operating officer of the Robert M. Bass Group, Inc. (now doing business as Keystone, Inc.) in Fort Worth, Texas. Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter in Washington, D.C., where he specialized in corporate, securities, bankruptcy and antitrust litigation. From 1969 to 1970, Mr. Bonderman was a fellow in Foreign and Comparative Law in conjunction with Harvard University and from 1968 to 1969, he was special assistant to the U.S. Attorney General in the Civil Rights Division. From 1967 to 1968, Mr. Bonderman was assistant professor at Tulane University School of Law in New Orleans.

Mr. Bonderman serves on the boards of the following public companies: ProQuest Company; Ducati Motor Holding S.p.A; CoStar Group, Inc.; Gemplus International S.A.; and Ryanair Holdings, plc. He also serves on the boards of The Wilderness Society, the Grand Canyon Trust, World Wildlife Fund and the American Himalayan Foundation. In addition, he serves on the board of directors of the University of Washington Foundation, as well as the Harvard Law School Dean's Advisory Board.

Mr. Bonderman graduated Magna Cum Laude from Harvard Law School in 1966. He was a member of the Harvard Law Review and a Sheldon Fellow. He is a 1963 graduate of the University of Washington in Seattle.

EXHIBIT A:  BIOGRAPHIES

                                GERALD GRINSTEIN
                    Principal, Madrona Investment Group. LLC
                 Chief Executive Officer; Delta Air Lines, Inc.

Gerald Gerry) Grinstein is a leading Northwest business executive, serving as a principal of Madrona Investment Group, LLC, a Seattle-based investment company, and strategic advisor to Madrona Venture Fund, a Seattle-based venture fund. He is also CEO of Delta Air Lines, Inc., a position which he assumed in 2003. He served as non-executive chairman of the board of Agilent Technologies from 1999 to 2002.

Previously, Mr. Grinstein served as non-executive chairman of Delta Air Lines, Inc. from 1997 to 1999. In 1985, he was elected to the board of directors of Burlington Northern, Inc. (BNI), from which he retired as chairman and chief executive officer in 1995. While at BNI, he oversaw the company's acquisition of Santa Fe Pacific Corp., which created the nation's largest railroad.

Prior to joining BNI, Mr. Grinstein was chief executive officer and chairman of Western Airlines, Inc. Before that, from 1969 to 1983, he was a partner in the law firm of Preston, Thorgrimson, Ellis & Holman in Seattle. Earlier in his career, Mr. Grinstein served as chief counsel to the U.S. Senate Commerce Committee, counsel to the Merchant Marine & Transportation Subcommittee, and administrative assistant to U.S. Senator Warren G. Magnuson.

Mr. Grinstein is a director of Delta Air Lines, Inc., PACCAR, Inc., and The Brink's Company. In addition, he is president of the Board of Regents of the University of Washington, a member of the Henry M. Jackson Foundation, and serves on the boards of The Seattle Foundation and Long Live The Kings (an organization whose mission is to restore wild salmon to the waters of the Pacific Northwest).

A native of Seattle, Mr. Grinstein graduated from Yale College in 1954 and Harvard Law School in 1957.

EXHIBIT A:  BIOGRAPHIES

                                 KELVIN L. DAVIS
                                     Partner
                               Texas Pacific Group

Kelvin Davis is a partner at Texas Pacific Group (TPG), responsible for investments across a variety of industries, including the energy and power sector. Prior to joining TPG in 2000, Mr. Davis was president and chief operating officer of Colony Capital, Inc., a private international real estate-related investment firm in Los Angeles. As one of the original founding principals of Colony, Mr. Davis played an integral role in the company's success in consummating and managing over $7 billion of real estate-related investments.

Prior to the formation of Colony, Mr. Davis was a principal of RMB Realty, Inc., the real estate investment vehicle of Robert M. Bass. While there, he was involved in the valuation, structuring, and consummation of a broad range of real estate-related investments. Prior to his affiliation with RMB Realty, he worked at Goldman, Sachs & Co. in New York City and with Trammell Crow Company in Dallas and Los Angeles.

Mr. Davis earned a B.A. degree in Economics from Stanford University, and an M.B.A. from Harvard University, where he was a Baker Scholar, a John L. Loeb Fellow, and a Wolfe Award recipient. Mr. Davis is acting chairman of the board of KRATON Polymers, LLP; a director of DS Waters, LP; a director of Los Angeles Team Mentoring, Inc., a charitable mentoring organization; and is on the board of overseers of the Huntington Library, Art Collections, and Botanical Gardens. Mr. Davis was born and raised in Los Angeles, California.

EXHIBIT A:  BIOGRAPHIES

                                 MARIA S. EITEL
          Vice President & Senior Advisor For Corporate Responsibility
                           President, Nike Foundation

Maria Eitel is president of the Nike Foundation and vice president and senior advisor for corporate responsibility at Nike, Inc. In this role she provides strategic direction for the company's efforts to achieve its business and corporate responsibility goals including labor practices and compliance, environmental affairs and global community involvement. Eitel works with business leaders at Nike on the strategic evolution of corporate responsibility and the business simultaneously. Eitel was instrumental in forming and co-manages Nike's Corporate Responsibility Committee of the board of directors. She is president of the Nike Foundation, which focuses on issues of globalization with particular emphasis on girls' education in the world's poorest countries. Additionally she works across the corporation on the distribution of 3% of Nike's pre-tax profits in cash and product to programs to support young people globally.

Formerly, she served as European corporate affairs group manager for Microsoft Corporation where she managed corporate, public and community affairs initiatives for the company's European headquarters and 24 European subsidiaries from Paris, France.

Before joining Microsoft in 1995, she was director of public affairs for the Corporation for Public Broadcasting and was senior manager of communications & community relations at MCI Communications Corp.

From 1989 to 1992, Ms. Eitel served in the White House as deputy director of media relations and later as special assistant to the President for media affairs. She directed White House communications initiatives and programs, served as an official spokesperson for the President and managed Cabinet involvement in White House public affairs and communications initiatives.

Ms. Eitel was born and raised in Everett, Washington. She holds a B.A. degree from McGill University, an M.S. degree from Georgetown University, and she is an alumnus of the Stanford University Business School Executive Program. She is a director of the Operating Council of the Global Alliance for Workers & Communities, and was formerly on the board of the National Academy of Sciences committee on monitoring international labor standards. Also, she is on the board of trustees of the Lakeside School in Seattle, Washington, and on the board of Directors for Business for Social Responsibility (BSR), a business membership organization that promotes corporate social responsibility among global companies.

EXHIBIT A:  BIOGRAPHIES

                              PETER O. KOHLER, M.D.
                                    President
                       Oregon Health & Science University

Peter O. Kohler, M.D., president of Oregon Health & Science University, is active in health policy, research and education at the state and national level.

During Dr. Kohler's 16-year tenure OHSU has seen significant advances in research, health care and academics. When he first arrived at OHSU the university's operating budget was approximately $254 million; today it is $1.18 billion. The number of employees has more than doubled to almost 11,500, making OHSU Portland's largest and Oregon's fourth largest employer.

Key to this success was an entrepreneurial vision to have OHSU gain greater fiscal solvency and independence by becoming a unique business entity among universities: a public corporation with a statewide mission. In 2002, OHSU successfully gathered support for the Oregon Opportunity, an innovative combination of public and private dollars that is positioning Oregon in the forefront of biomedical research. Also, through careful strategic planning, recycling and landscaping programs, and innovative greenbuilding initiatives, OHSU has earned a reputation as environmentally responsible.

As a leader and advocate, Dr. Kohler has been instrumental in establishing many programs to improve access to health care services and education throughout Oregon. While he is committed to a statewide solution that will address the growing number of low-income and uninsured patients, he also understands and continues to support OHSU's unique role in providing highly specialized services to all patients. Currently OHSU takes care of more low-income patients than any other health care system in the state.

Dr. Kohler is a graduate of the University of Virginia and Duke Medical School. After post-graduate training at Duke and Georgetown, he began his career in medicine at the National Institutes of Health. Following positions at Baylor College of Medicine and the University of Arkansas School of Medicine, he was the dean of the University of Texas School of Medicine in San Antonio.

Dr. Kohler has served as chairman of the Oregon Health Council, the NIH Endocrinology Study Section, the NICHD Board of Scientific Counselors and was elected to the Institute of Medicine. He is on the board of directors of Stancorp Financial Group and the Portland Branch of the Federal Reserve Bank of San Francisco. He has served as chairman of the board of the Association of Academic Health Centers and is one of nine education leaders to receive this year's Chief Executive Leadership Award from the Council for Advancement and Support of Education.

EXHIBIT A:  BIOGRAPHIES

                                ROBERT G. MILLER
                              Chairman of the Board
                              Rite Aid Corporation

Robert G. Miller currently holds the position of chairman of the board of Rite Aid Corporation. Rite Aid, headquartered in Camp Hill, PA, is one of the nation's leading drugstore chains with annual revenues of approximately $16.6 billion and approximately 72,000 employees in 30 states and the District of Columbia.

Mr. Miller began his retailing career in 1961 as a clerk with All American Stores in Southern California. After that chain was acquired in 1964 by Albertson's, Inc., Miller rose steadily to become executive vice president of Retail Operations. He joined Portland-based Fred Meyer, Inc. in August 1991 as chairman and chief executive officer. When Fred Meyer merged with the Kroger Co. in May 1999, Miller was named vice chairman and chief operating officer. In December 1999, Miller joined Rite Aid Corporation as chairman of the board and chief executive officer. In June 2003, Mr. Miller named Mary Sammons as chief executive officer and he continues to hold the chairman of the board position.

Mr. Miller is a member of the board of directors of Harrah's Entertainment, City of Hope, and The Jim Pattison Group. Local Oregon companies of which Mr. Miller is a board member include United States Bakery, Trailblazer Fruit Products, and Miller Family Holdings, LLC. Mr. Miller has also served as campaign chairman, Alexis de Tocqueville Society and Rose Society Committee chair for the local United Way of Columbia- Willamette.

Mr. Miller attended Orange Coast College in Costa Mesa, California and the Executive Management Program at Stanford University's Graduate School of Business. He resides in Portland.

EXHIBIT A:  BIOGRAPHIES

                                    TOM WALSH
                                    President
                                 Tom Walsh & Co.

Tom Walsh has served as president of Tom Walsh & Co., a Portland builder of affordable housing, since 1999. From 1991 to 1998, Mr. Walsh was general manager of Tri-Met, the Portland regional transit agency with an annual operating budget of $168 million and 2,000 employees. In 1960, he founded Walsh Construction Co., a general contractor specializing in multi-family construction, where he held the position of secretary through 1990.

Mr. Walsh has served with many prominent Oregon civic groups, including as chairman of the Oregon Roads Finance Committee, vice chairman of the Oregon Transportation Commission, and chairman of the Glenn Jackson Scholars Program. He has been on the boards of the Oregon Historical Society and the Lewis & Clark Bi-Centennial. In addition, Mr. Walsh has served as chairman of the Oregon Board of Forestry, and as a member of the Oregon Land Conservation & Development Committee. He also chaired the Oregon Convention Center advisory committee on Design and Construction. In 1991, he was appointed as Oregon's representative to the Endangered Species Committee for the spotted owl.

Mr. Walsh received a B.S. in Engineering from Stanford University in 1962. He resides in Portland.

EXHIBIT A:  BIOGRAPHIES

                                 KIRBY A. DYESS
                                    Principal
                          Austin Capital Management LLC

Kirby Dyess is a principal in Austin Capital Management LLC. She evaluates, invests in, and assists early stage companies in the Pacific Northwest. Ms. Dyess recently retired from Intel Corporation where she was corporate vice president and director of operations for Intel Capital, Intel's strategic investment group. At Intel Capital, Ms. Dyess was responsible for all operational functions globally that were required for the management of Intel's multi-billion dollar, 400 company portfolio. Ms. Dyess joined Intel in 1979 and held a variety of management positions, including director of worldwide human resources and business unit manager.

Prior to joining Intel, Ms. Dyess spent ten years at ICN Medical Laboratories Inc. where she was director of marketing and client services.

Ms. Dyess holds a degree in Physics from the University of Idaho and has done postgraduate work in Biochemistry and Management from a number of institutions. She was selected to join the Academy of Women Achievers in 1996.

From 1999 through 2001 she served on the National Advisory Council for Environmental Policy and Technology advising the Environmental Protection Agency
(EPA) on strategic topics. She collaborated on a report from the council entitled "The Environmental Future: Emerging Challenges and Opportunities for the EPA" which identifies emerging trends and issues for the EPA over the next 5-10 years and a method for better anticipating future issues and solutions.

Ms. Dyess is currently a member of the Menasha, Merix and H2F Media Corporation Boards; she chairs the Business Advisory Board for the University of Oregon Lundquist College of Business; is a member of the Board of Trustees for Linfield College; serves on the Oregon State Board of Higher Education and the Oregon Health and Science University Board. Ms. Dyess resides in Portland.

EXHIBIT A:  BIOGRAPHIES

                               DUANE C. MCDOUGALL
                  Former President and Chief Executive Officer
                              Willamette Industries

Duane McDougall served as president and CEO of Willamette Industries, a Fortune 400 company, from 1998 until 2002.

Mr. McDougall began his 23-year career at Willamette in finance. He served as vice president-controller and chief accounting officer from 1989 to 1996. He was heavily involved in numerous acquisitions, including the single largest acquisition of timberland in the U.S. up to that time. He led Willamette's first international acquisitions in Ireland and France. In 1996, he moved into operations, and was made vice president of Western Building Materials, with responsibility for the western timberlands and building materials manufacturing. One year later he was made executive vice president of building materials, and assumed responsibility for all building materials operations including 1.7 million acres of timberland. In 1998, he was made president and CEO.

Prior to Willamette, Mr. McDougall was with Arthur Andersen as a CPA and audit manager. Georgia Pacific was his primary client.

Currently, Mr. McDougall serves on several corporate boards: West Coast Bancorp, where he is chair of compensation committee; Cascade Corp., where he is chair of the audit committee; InFocus, where he is chair of the audit committee; and North Pacific Companies. He also contributes his time to various non-profit organizations, including the boards of Legacy Health Systems, Portland Art Museum, the OSU Foundation, for which he served as chairman of the board in 2002-2003, and was a former trustee of the Oregon Chapter of The Nature Conservancy. He recently volunteered as interim president of the Oregon Symphony for six months, and still serves on its board.

Mr. McDougall graduated with a B.S. from Oregon State University in 1974 and also attended executive programs at Stanford in 1984, and the Darden School at the University of Virginia in 1994. Mr. McDougall resides in Lake Oswego.

EXHIBIT A:  BIOGRAPHIES

                                  JERRY JACKSON
     Former Executive Vice President and Group President, Utility Operations
                               Entergy Corporation

Jerry Jackson is a former executive vice president and former group president, utility operations with Entergy Corporation and an attorney whose career in the electric utility industry and government spans more than 30 years. After retiring from Entergy in March 2003, Mr. Jackson joined the international law firm of Skadden, Arps, Slate, Meagher & Flom LLP as Of Counsel in its Washington, DC office.

Mr. Jackson had been a senior executive at Entergy since 1979 and has significant experience in Entergy's senior management, with oversight of utility operations, legal, regulatory; finance, marketing, external affairs and corporate administrative functions. Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas.

Mr. Jackson successfully helped lead the company through key initiatives to address sweeping changes that have taken place in the energy industry. He supervised the company's five regional utility operating companies as group president, utility operations, and was instrumental in improvements in a number of areas, including safety, regulatory compliance, financial results and customer service.

Prior to joining Entergy, Mr. Jackson was a member of the Arkansas Public Service Commission from 1973 until 1975.

Mr. Jackson earned his law degree from the University of Arkansas in 1968. He is admitted to the Arkansas bar and the District of Columbia bar, as well as the U.S. Supreme Court; U.S. District Court, Eastern and Western Districts of Arkansas; U.S. Court of Appeals, 8th Circuit; and the DC Circuit Court.

He has been active in many community service organizations having served as a member of the board of directors of the Urban League of Greater New Orleans (Chairman - 1998 - 1999), INROADS (Chairman - 1999), the University of New Orleans Foundation, Metrovision, the Arts Council of New Orleans, Tulane Medical Center, LISC, the Committee of 100 and SECURE. He is a past president of the Southeast Louisiana Council of the Boy Scouts of America and is a former member of the Council for a Better Louisiana. He is a resident of New Orleans.

EXHIBIT A:  BIOGRAPHIES

                              M. LEE PELTON, PH.D.
                                    President
                              Willamette University

M. Lee Pelton, Ph.D. was appointed president of Willamette University in July 1999. Under his leadership, the University has increased its academic profile, successfully employing strategies to attract leading faculty and some of the brightest students from the state, the nation and the world. Since 2001, Willamette University has been ranked a top tier liberal arts college by U.S. News and World Report.

Dr. Pelton is a recognized leader in higher education. He continues to serve as a member of several leading national educational boards and committees, including the American Council on Education, where he is chair-elect. In June 2000, he was elected to the Harvard University Board of Overseers, where he is serving a six year term.

Dr. Pelton serves on the boards of the Oregon Shakespeare Festival, Oregon Health Sciences University Foundation, the Oregon Symphony, Oregon College Saving Plan, and the Oregon Council for the Humanities.

Recognized for his knowledge of and commitment to diversity, Dr. Pelton's opinions and ideas are regularly sought by the national media and academic publications, particularly in the aftermath of the U.S. Supreme Court opinion on affirmative action, issued in the summer of 2003.

Dr. Pelton holds a doctorate from Harvard University and an undergraduate degree in English and psychology from Wichita State University, where he graduated magna cum laude in 1974.

He served as dean of the college at Colgate University (1988-91) and Dartmouth College (1991-98). At Harvard he taught in the English Department and was the dean of one of Harvard's 13 undergraduate colleges. Dr Pelton resides in Salem, Oregon.

EXHIBIT B:  NEGATIVE CONSENT RIGHTS

The consent of a majority in interest of the Class A Investors would be required for any of the following matters:

1. any recapitalization, reorganization, reclassification, merger, consolidation, liquidation, dissolution or other winding up, spin-off, subdivision or other combination of OEUC or PGE;

2. any declaration, setting aside or payment of any dividend or other similar distribution (including a redemption or repurchase of capital) in respect of any class of capital stock of OEUC, PGE or any of their respective subsidiaries, other than payments of cash dividends on the Preferred Stock of PGE outstanding as of the date of the Acquisition in accordance with the terms of the Preferred Stock as in effect on the date of the Closing of the Acquisition;

3. any authorization, sale, or issuance of equity securities (or any warrants, options or rights to acquire equity securities or any securities convertible into or exchangeable for equity securities) of OEUC, PGE or any of their respective subsidiaries in excess of 5% of the fully diluted equity of such entity calculated as of the Closing of the Acquisition;

4. any incurrence of indebtedness of any nature by OEUC, PGE or any of their respective subsidiaries in the aggregate in excess of $20,000,000, or any material acceleration of payment of, or modification or waiver of the terms of, any indebtedness of any nature previously incurred by OEUC, PGE or any of their respective subsidiaries, in either case other than in accordance with any then-current annual operating or capital budget and business plan approved in accordance with these consent rights;

5. any extension of credit of any nature in excess of $5,000,000 by OEUC, PGE or any of their respective subsidiaries, other than trade credit in the ordinary course of business consistent with past practice;

6. the entering into or amendment of any agreement or arrangement with respect to the procurement of goods or services or otherwise in the nature of operating expenditures which creates or could reasonably be expected to create a financial obligation in an amount, whether payable at one time or in a series of payments, in excess of $20,000,000, except as contemplated by any then-current annual operating or capital budget and business plan approved in accordance with these consent rights;

7. any capital expenditures in an amount greater than $20,000,000, in any transaction or series of related transactions, except as contemplated by the then-current annual operating or capital budget approved in accordance with these consent rights;

8. any sale, lease, exchange, transfer, or other disposition of OEUC's, PGE's or their respective subsidiaries' assets or businesses (including, without limitation, the capital stock of any subsidiary), other than dispositions in the ordinary course of business consistent with past practice or dispositions pursuant to the then-current annual operating or capital budget and business plan approved in accordance with these consent rights;

9. any joint venture, partnership or other material operating alliance by OEUC, PGE or any of their respective subsidiaries with, or any purchase of debt or equity securities of, any other person;

10. any voluntary proceeding or filing of any petition by or on behalf of OEUC, PGE or any of their respective subsidiaries seeking relief under the Bankruptcy Code or the voluntary wind up, dissolution or liquidation of OEUC, PGE or any of their respective subsidiaries;

11. the employment, compensation and other terms of employment, and termination of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of PGE;

12. any change in the principal line of business of OEUC, PGE or any of their respective subsidiaries;

13. the adoption of, or material amendment to, PGE's annual operating budget, capital budget and three-year financial plan, each of which will be updated annually;

14. any transaction involving conflicts of interest between OEUC or PGE and the Managing Member or any member or Affiliate thereof (including employees and directors of the Managing Member or any member or Affiliate thereof ) or payment of any advisory or similar fees by OEUC, PGE or any of their respective subsidiaries to the Managing Member or any member or Affiliate thereof;

15. any amendment or modification of OEUC's, the Managing Member's or PGE's organizational documents (including limited liability company agreements);

16. any filing to obtain a material governmental permit or approval outside the ordinary course of business consistent with past practice, any material filing in connection with a PGE rate proceeding or any material change to the rates or other charges under any PGE tariff, or any material amendment to any such filings;

17. initiation, settlement or compromise of any action, suit, claim, dispute, arbitration or proceeding by or against OEUC, PGE or any of their respective subsidiaries (i) that would materially adversely affect such party, (ii) that would result in an aggregate value/cost of more than $10,000,000, or (iii) would require OEUC, PGE or any of their respective subsidiaries to be subject to any material equitable relief or to take or refrain from taking any material action in connection with the conduct of its business;

18. any action (or decision not to act) by OEUC, PGE or any of their respective subsidiaries that (a) would result in any holder of a membership interest in OEUC or any Affiliate thereof being subject to regulation as a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company" or a "public-utility company" under the 1935 Act or any other federal or state regulation, in each case that is reasonably determined by such affected party to have an adverse effect, or
      (b) would result in OEUC or PGE or any Affiliate being required to register as a holding company under Section 5 of the 1935 Act; or

19. any contract, agreement, arrangement or commitment to do or engage in any of the foregoing.

             COMPARISON OF CONSENT RIGHTS FROM CERTAIN TRANSACTIONS

                                                        TRANS-ELECT / MICH. ELEC. TRANS.
                          TEXAS-NEW MEXICO POWER CO.                  CO.                    THE GAS COMPANY - HAWAII
          PGE            (SW ACQUISITION, APRIL 2000)       (GE CAPITAL, APRIL 2002)         (K1 VENTURES, JULY 2003)
------------------------------------------------------------------------------------------------------------------------
1. any                   (viii) a merger, joint         (i) any recapitalization,          (a)(4) any reduction of the
recapitalization,        venture,                       reorganization, reclassification,  capital of HGC Holdings or
reorganization,          partnership or similar         merger, consolidation,             TGC or any variation of the
reclassification,        transaction                    liquidation, dissolution or other  rights attached any shares of
merger,                  or liquidation, winding-up or  winding up, spin-off, subdivision  HGC Holdings or TGC
consolidation,           dissolution and after five     or other combination, except for
liquidation,             years the                      a Qualified Event (which           (b)(4) any merger, joint
dissolution or other     Limited Partners can force a   is defined as any sale, merger     venture, partnership or
winding up, spin-off,    public offering of the         or other business combination      similar transaction by or with
subdivision or other     Company                        occurring                          or liquidation, winding-up or
combination of           Shares                         after the fourth anniversary of    dissolution of, HGC Holdings
OEUC or                                                 the closing of the Acquisition     or TGC
PGE                                                     resulting in a specified
                                                        return to the Limited Partner)

2. any declaration,      (ii) distributions to the      (ii) the declaration, setting      (d)(2) any distributions to
setting aside or         Partners under the             aside                              the
payment of any           Partnership Agreement          or payment of any dividend or      Managing Member or the
dividend or other        (relating to the economics of  other similar distribution         Non-Managing Member (or
similar distribution     the transaction) and advisory  (including a redemption or         to any other member who
(including a             fees paid to any affiliated    repurchase of capital) in          may be admitted to the LLC
redemption or            party                          respect of any class of capital    in accordance with the terms
repurchase                                              stock of any subsidiary of the     of the LLC Agreement)
of capital) in respect   (xi) declaring distributions   Partnership not wholly-owned by
of any class of          in                             the Partnership or by
capital stock            respect of any capital stock   another wholly-owned subsidiary
of OEUC, PGE or          of the Company or any          of the Partnership
any of their             subsidiary of the
respective               Partnership which is not
subsidiaries, other      wholly owned by the
than payments of cash    Partnership
dividends on the
Preferred Stock of PGE
outstanding as of the
date of the Acquisition
in accordance with the
terms of the Preferred
Stock as in effect on
the date of the Closing
of the Acquisition

3. any authorization,    (iii) a public offering of     (iii) the sale, issuance or        (a)(1) (x) any offering or
sale, or issuance of     any securities of the          redemption of equity securities    issuance of equity securities
equity securities (or    Partnership or its             (or any warrants, options or       or interests, or any
any warrants, options    subsidiaries (other than any   rights to acquire equity           instrument convertible into
or rights to acquire     normal financing activities    securities or any securities       any equity security or
equity securities or     of the Operating Company)      convertible into or exchangeable   interest, of or in HGC
any securities                                          for equity securities) that might  Holdings or TGC ... other
convertible into or      (x) creating or issuing any    affect the Limited Partner's       than the Acquisition Loan or
exchangeable for         Interests or new class of      interest in the Partnership,       the Credit Facility or other
equity securities) of    equity securities of the       except upon the occurrence of a    than in accordance with the
OEUC, PGE or any of      Company or Operating Company,  Qualified Event                    Annual Business Plan and
their respective         options or other securities                                       Operating Budget of HGC
subsidiaries in excess   convertible or exchangeable    (xvi) the effectuation of a        Holdings or TGC
of 5% of the fully       into Interests                 public offering or private sale
diluted equity of such                                  or other change of control (other  (a)(2) any creation of a new
entity calculated as                                    than financing activities in the   class of equity of HGC
of the Closing of the                                   ordinary course)                   Holdings or TGC
Acquisition

                                                        TRANS-ELECT / MICH. ELEC. TRANS.
                          TEXAS-NEW MEXICO POWER CO.                  CO.                    THE GAS COMPANY - HAWAII
          PGE            (SW ACQUISITION, APRIL 2000)       (GE CAPITAL, APRIL 2002)         (K1 VENTURES, JULY 2003)
------------------------------------------------------------------------------------------------------------------------
4. any incurrence of     (xii) voluntarily incurring    (iv) (x) the voluntary incurrence  (a)(1) (y) any offering or
indebtedness of any      indebtedness in excess of      of indebtedness by the             issuance of debt securities
nature by OEUC, PGE or   $1,000,000* except to the      Partnership or its subsidiaries    or other voluntary incurrence
any of their             extent consistent with any     in the aggregate in excess of      of indebtedness in excess of
respective               then current annual capital    $10,000,000* (A) for borrowed      $300,000* in the aggregate,
subsidiaries in the      or operating budget and        money, (B) evidenced by notes,     other than the Acquisition
aggregate in excess of   business plan                  bonds, debentures or other         Loan or the Credit Facility
$20,000,000*, or any                                    similar instruments, (C) under     or other than in accordance
material acceleration                                   capital or financing leases or     with the Annual Business Plan
of payment of, or                                       installment sale agreements or     and Operating Budget of HGC
modification or waiver   *.13% of equity portion of     (D) in the nature of guarantees    Holdings or TGC
of the terms of, any     aggregate purchase price       of the obligations described in
indebtedness of any                                     clauses (A) through (C) of any     (c)(7) the provision by HGC
nature previously                                       other person or entity ... other   Holdings or TGC of any
incurred by OEUC, PGE                                   than indebtedness of the           guarantee or indemnity in
or any of their                                         Partnership or Transco existing    excess of $300,000 in the
respective                                              under credit facilities as of the  aggregate or as expressly
subsidiaries, in                                        closing of the Acquisition, or     permitted by the Annual
either case other than                                  indebtedness of a wholly-owned     Business Plan or Operating
in accordance with any                                  subsidiary thereof owing to the    Budget
then-current annual                                     Partnership or a wholly-owned
operating or capital                                    subsidiary thereof, or (y) the
budget and business                                     purchase, cancellation or
plan approved in                                        prepayment of, or other provision  *.26% of equity portion of
accordance with these                                   for, a complete or partial         aggregate purchase price
consent rights                                          discharge in advance of a
                                                        scheduled payment date with
                                                        respect to, or waiver of any
                                                        right under, any indebtedness of
*3.8% of equity                                         the Partnership or its
portion of aggregate                                    subsidiaries
purchase price                                          (whether for borrowed money or
                                                        otherwise), in either case other
                                                        than indebtedness of the
                                                        Partnership or Transco existing
                                                        under credit facilities as of the
                                                        closing of the Acquisition, or
                                                        indebtedness of a wholly-owned
                                                        subsidiary thereof owing to the
                                                        Partnership or a wholly-owned
                                                        subsidiary thereof.

                                                        *3.2% of equity portion of
                                                        aggregate purchase price

5. any extension of                                                                        (c)(8) the making by HGC
credit of any nature                                                                       Holdings or TGC of any loan
in excess of                                                                               or advance to any person,
$5,000,000 by OEUC,                                                                        firm, body corporate or other
PGE or any of their                                                                        entity or business other than
respective                                                                                 normal trade credit or
subsidiaries, other                                                                        otherwise in the normal
than trade credit in                                                                       course of business and on an
the ordinary course of                                                                     arm's length basis
business consistent
with past practice

                                                        TRANS-ELECT / MICH. ELEC. TRANS.
                          TEXAS-NEW MEXICO POWER CO.                  CO.                    THE GAS COMPANY - HAWAII
          PGE            (SW ACQUISITION, APRIL 2000)       (GE CAPITAL, APRIL 2002)         (K1 VENTURES, JULY 2003)
------------------------------------------------------------------------------------------------------------------------
6. the entering into     (vii) entering into contracts  (v) the entering into or           (c)(1) any entry by HGC
or amendment of any      for goods and services in      amendment of any contract,         Holdings or TGC into
agreement or             excess of $1,000,000* other    agreement, arrangement or          contracts for goods and
arrangement with         than in accordance with the    commitment with respect to the     services, individually or in
respect to the           then current business plan     procurement of goods or services   a series or related
procurement of goods     and annual operating budget    which creates or could reasonably  transactions in excess of
or services or                                          be expected to create a financial  $300,000*, other than in
otherwise in the                                        obligation in an amount, whether   accordance with the Annual
nature of operating                                     payable at one time or in a        Business Plan and Operating
expenditures which       *.13% of equity portion of     series of payments, in excess of   Budget of HGC Holdings or TGC
creates or could         aggregate purchase price       $2,000,000* other than in
reasonably be expected                                  accordance with any then current
to create a financial                                   annual operating or capital
obligation in an                                        budget and business plan approved  *.26% of equity portion of
amount, whether                                         in accordance with these consent   aggregate purchase price
payable at one time or                                  rights
in a series of
payments, in excess of
$20,000,000*, except
as contemplated by any                                  *.64% of equity portion of
then-current annual                                     aggregate purchase price
operating or capital
budget and business
plan approved in
accordance with these
consent rights

*3.8% of equity
portion of aggregate
purchase price

7. any capital           (xiii) making capital          (vi) the making of (or committing  (c)(2) any capital
expenditures in an       expenditures that vary from    to make) capital expenditures      expenditures, or capital
amount greater than      those provided for in the      which are in an amount greater     expenditures commitment, by
$20,000,000*, in any     budget by $5,000,000* per      than $2,000,000* per event or      HGC Holdings or TGC that vary
transaction or series    event or series of related     series of related events (but not  from those provided for in
of related               events but otherwise not       otherwise cumulatively) more than  their respective Operating
transactions, except     cumulatively                   the amount contemplated by the     Budgets by $750,000* per
as contemplated by the                                  then current annual operating or   event or series of related
then-current annual                                     capital budget approved in         events but otherwise not
operating or capital                                    accordance with these consent      cumulatively
budget approved in       *.66% of equity portion of     rights
accordance with these    aggregate purchase price
consent rights
                                                                                           *.65% of equity portion of
                                                        *.64% of equity portion of         aggregate purchase price
                                                        aggregate purchase price
*3.8% of equity
portion of aggregate
purchase price

                                                        TRANS-ELECT / MICH. ELEC. TRANS.
                          TEXAS-NEW MEXICO POWER CO.                  CO.                    THE GAS COMPANY - HAWAII
          PGE            (SW ACQUISITION, APRIL 2000)       (GE CAPITAL, APRIL 2002)         (K1 VENTURES, JULY 2003)
------------------------------------------------------------------------------------------------------------------------
8. any sale, lease,      (ix) disposing of any          (viii) the sale, lease, exchange,  (b)(5) any disposition by HGC
exchange, transfer, or   significant business or        transfer, or other disposition of  Holdings or TGC of any of
other disposition of     assets (such as generating     25% or more of the fair market     their respective businesses
OEUC's, PGE's or their   plants or transmission         value of the Partnership's,        or assets or any acquisition
respective               systems) or acquiring any      Transco's or their respective      of any stock or assets of
subsidiaries' assets     stock or assets of another     subsidiaries' assets or            another entity (other than in
or businesses            entity or entering into any    businesses on a consolidated       the ordinary course of
(including, without      new line of business           basis (including, without          business and provided that
limitation, the                                         limitation, the capital stock of   such disposal or acquisition
capital stock of any                                    any subsidiary), as determined by  is not significant in nature)
subsidiary), other                                      an independent appraiser of        or any entering into any new
than dispositions in                                    national standing                  line of business by HGC
the ordinary course of                                                                     Holdings or TGC
business consistent
with past practice or
dispositions pursuant
to the then-current
annual operating or
capital budget and
business plan approved
in accordance with
these consent rights

9. any joint venture,    (viii) a merger, joint         (vii) the purchase, lease or       (b)(4) any merger, joint
partnership or other     venture, partnership or        other acquisition of any           venture, partnership or
material operating       similar transaction or         securities or assets of any other  similar transaction by or
alliance by OEUC, PGE    liquidation, winding-up or     person, except for acquisitions    with, or liquidation,
or any of their          dissolution and after five     of securities, products, supplies  winding-up or dissolution of,
respective               years the Limited Partners     and equipment in the ordinary      HGC Holdings or TGC
subsidiaries with, or    can force a public offering    course of business consistent
any purchase of debt     of the Company Shares          with past practice or
or equity securities                                    acquisitions pursuant to the then
of, any other person                                    current annual operating or
                                                        capital budget and business plan
                                                        approved in accordance with these
                                                        consent rights;

                                                        (ix) the entering into of any
                                                        joint venture, partnership or
                                                        other material operating alliance
                                                        with any other person

                                                        TRANS-ELECT / MICH. ELEC. TRANS.
                          TEXAS-NEW MEXICO POWER CO.                  CO.                    THE GAS COMPANY - HAWAII
          PGE            (SW ACQUISITION, APRIL 2000)       (GE CAPITAL, APRIL 2002)         (K1 VENTURES, JULY 2003)
------------------------------------------------------------------------------------------------------------------------
10. any voluntary        (xv) commencing any            (xi) the commencement of any       (b)(6) the commencement of
proceeding or filing     bankruptcy or receivership     proceeding or filing of any        any bankruptcy or
of any petition by or    proceeding                     petition seeking relief under      receivership proceeding
on behalf of OEUC, PGE                                  Title 11 of the United States
or any of their                                         Code, as now constituted or
respective                                              hereafter amended, or any other
subsidiaries seeking                                    federal or state bankruptcy,
relief under the                                        insolvency or receivership or
Bankruptcy Code or the                                  similar law; the consenting to
voluntary wind up,                                      the institution of, or failing to
dissolution or                                          contest in a timely and
liquidation of OEUC,                                    appropriate manner, any such
PGE or any of their                                     proceeding or filing; the
respective subsidiaries                                 applying for or consenting to the
                                                        appointment of a receiver,
                                                        trustee, custodian, sequestrator,
                                                        conservator or similar official;
                                                        the filing of an answer admitting
                                                        the material allegations of a
                                                        petition filed against it in any
                                                        such proceeding; the making of a
                                                        general assignment for the
                                                        benefit of creditors; the
                                                        admitting in writing of its
                                                        inability, or the failure
                                                        generally, to pay its debts as
                                                        they become due; or the taking of
                                                        any action for the purpose of
                                                        effecting any of the foregoing

11. the employment,      (xvii) adopting or amending    (xii) the adoption, entering into  (a)(3) adopting (other than
compensation and other   any employee stock option      or becoming bound by, or the       as specifically required by
terms of employment,     plan or any other material     amendment, modification or         the Asset Purchase Agreement)
and termination of the   employee benefit plan or the   termination of, any (a)            or amending any employee
Chief Executive          employment agreement of the    employment contract with the       stock option plan or other
Officer, Chief           chief executive officer        executive officers of Transco or   material employee benefit
Operating Officer or                                    the Partnership, including any     plan for either HGC Holdings
Chief Financial                                         material change in the             or TGC
Officer of PGE                                          compensation or terms of
                                                        employment of such executive
                                                        officers, or (b) employee stock
                                                        option plan or any other material
                                                        employee benefit plan

                                                        TRANS-ELECT / MICH. ELEC. TRANS.
                          TEXAS-NEW MEXICO POWER CO.                  CO.                    THE GAS COMPANY - HAWAII
          PGE            (SW ACQUISITION, APRIL 2000)       (GE CAPITAL, APRIL 2002)         (K1 VENTURES, JULY 2003)
------------------------------------------------------------------------------------------------------------------------
12. any change in the    (vi) modifications of the      (xiii) the changing of the         (b)(2) changes in HGC
principal line of        name of the Partnership and    principal line of business of the  Holdings' or TGC's principal
business of OEUC, PGE    changes in the Partnership's   Partnership or Transco as in       line of business
or any of their          principal place of business    effect on the closing of the
respective subsidiaries  or amendments to the           Acquisition                        (b)(5) any disposition by HGC
                         formation documents of the                                        Holdings or TGC of any of
                         Partnership or Company                                            their respective businesses
                                                                                           or assets or any acquisition
                         (ix) disposing of any                                             of any stock or assets of
                         significant business or                                           another entity (other than in
                         assets (such as generating                                        the ordinary course of
                         plants or transmission                                            business and provided that
                         systems) or acquiring any                                         such disposal or acquisition
                         stock or assets of another                                        is not significant in nature)
                         entity or entering into any                                       or any entering into any new
                         new line of business                                              line of business by HGC
                                                                                           Holdings or TGC

13. the adoption of,     (v) approving changes in the   (xiv) the adoption of any change   (c)(5) the approval of or
or material amendment    aggregate greater than 15% to  in an annual operating or capital  changes to the Annual
to, PGE's annual         the business and annual        budget (while it is effective) of  Business Plan and the
operating budget,        operating budget               more than 15% in the aggregate or  approval of the Operating
capital budget and                                      the adoption of any annual         Budget of HGC Holdings or TGC
three-year financial                                    operating or capital budget that   or changes thereto of 15% or
plan, each of which                                     is inconsistent with the business  more in the aggregate
will be updated                                         plan to be mutually approved
annually                                                prior to the closing of the
                                                        Acquisition

14. any transaction      (i) transactions involving     (xvii) the entering into of any    (d)(1) any transactions
involving conflicts of   conflicts between the          transaction involving conflicts    between HGC Holdings and the
interest between OEUC    Partnership and any Partner    of interest between the            Managing Member or any
or PGE and the                                          Partnership and the General        Affiliate of the Managing
Managing Member or any                                  Partner or any affiliate of the    Member, or any transaction
member or Affiliate                                     General Partner (including         between TGC and the Managing
thereof (including                                      employees and directors of the     Member or an Affiliate of the
employees and                                           General Partner and its            Managing Member
directors of the                                        affiliates), or the payment by
Managing Member or any                                  the Partnership of any fees or
member or Affiliate                                     other amounts to the General
thereof) or payment                                     Partner or any affiliate of the
of any advisory or                                      General Partner
similar fees by OEUC,
PGE or any of their
respective
subsidiaries to the
Managing Member or any
member or Affiliate
thereof

                                                        TRANS-ELECT / MICH. ELEC. TRANS.
                          TEXAS-NEW MEXICO POWER CO.                  CO.                    THE GAS COMPANY - HAWAII
          PGE            (SW ACQUISITION, APRIL 2000)       (GE CAPITAL, APRIL 2002)         (K1 VENTURES, JULY 2003)
------------------------------------------------------------------------------------------------------------------------
15. any amendment or     (iv) voting the shares of      (xviii) the amendment or           (b)(3) any amendments to the
modification of          common stock of its            modification of the                organizational documents of
OEUC's, the Managing     subsidiaries in extraordinary  Partnership's, the General         HGC Holdings or TGC,
Member's or PGE's        circumstances including        Partner's or any of the            including, without
organizational           mergers, sales of significant  Partnership's subsidiaries'        limitation, any amendment
documents (including     assets or changes in charter   organizational documents so as to  that would adversely affect
limited liability        documents                      change the powers, preferences or  the rights, powers and
company agreements)                                     special rights of the Limited      privileges of the
                         (vi) modifications of the      Partner or in a manner that would  Non-Managing Member
                         name of the Partnership and    otherwise adversely affect the
                         changes in the Partnership's   rights of holders of limited
                         principal place of business    partnership equity
                         or amendments to the
                         formation documents of the     (xv) the exercising of its right
                         Partnership or Company         to vote the membership interests
                                                        (or similar equity interest) of
                                                        any subsidiary of the Partnership
                                                        in extraordinary circumstances,
                                                        including, without limitation,
                                                        mergers, sales of significant
                                                        assets or changes in
                                                        organizational or charter
                                                        documents

16. any filing to                                       (xix) the filing of any
obtain a material                                       application to obtain, or any
governmental permit or                                  material amendment to, a material
approval outside the                                    governmental permit or approval,
ordinary course of                                      or any material filing in
business consistent                                     connection with a Transco rate
with past practice,                                     proceeding or any material change
any material filing in                                  to the rates or other charges
connection with a PGE                                   under any Transco tariff
rate proceeding or any
material change to the
rates or other charges
under any PGE tariff,
or any material
amendment to any such
filings

17. initiation,          (xvi) initiating certain       (xx) the settlement or compromise  (c)(4) the initiation or
settlement or            actions or suits in excess of  of any action, suit, claim,        settlement of any litigation,
compromise of any        $1,000,000* or taking action   dispute, arbitration or            arbitration, actions or suits
action, suit, claim,     with respect to transfers of   proceeding that would materially   in excess of $500,000*
dispute, arbitration     Interests                      adversely affect the Partnership
or proceeding by or                                     or any of its subsidiaries or
against OEUC, PGE or                                    require the payment of more than
any of their                                            $2,000,000* in the aggregate       *.43% of equity portion of
respective               *.13% of equity portion of                                        aggregate purchase price
subsidiaries (i) that    aggregate purchase price
would materially
adversely affect such                                   *.64% of equity portion of
party, (ii) that would                                  aggregate purchase price
result in an aggregate
value/cost of more
than $10,000,000*, or
(iii) would require
OEUC, PGE or any of
their respective
subsidiaries to be
subject to any
material equitable
relief or to take or
refrain from taking
any material action in
connection with the
conduct of its business

*1.9% of equity
portion of aggregate
purchase price

                                                        TRANS-ELECT / MICH. ELEC. TRANS.
                          TEXAS-NEW MEXICO POWER CO.                  CO.                    THE GAS COMPANY - HAWAII
          PGE            (SW ACQUISITION, APRIL 2000)       (GE CAPITAL, APRIL 2002)         (K1 VENTURES, JULY 2003)
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
18. any action (or                                      (xxi) any action (or failure to    (e)(1) [any action or failure
decision not to act)                                    act) by the Partnership or any of  to act that would] cause the
by OEUC, PGE or any of                                  its subsidiaries that would        Company or Hawaii Gas Company
their respective                                        result in the Limited Partner or   to become subject to
subsidiaries that (a)                                   its affiliates (other than the     regulation as a registered
would result in any                                     Partnership and its                holding company under PUHCA
holder of a membership                                  subsidiaries): (a) being subject   or as a subsidiary company or
interest in OEUC or                                     to regulation as a "holding        an affiliate of a registered
any Affiliate thereof                                   company" or a "subsidiary          holding company as defined in
being subject to                                        company" or an "affiliate" of a    PUHCA; or
regulation as a                                         "holding company" or a
"holding company" or a                                  "public-utility company" under     (e)(2) [any action or failure
"subsidiary company"                                    the 1935 Act or (b) being subject  to act that would] cause any
or an "affiliate" of a                                  to any other federal or state      Member or its Affiliate to
"holding company" or a                                  regulation that in the Limited     become subject to regulation
"public-utility                                         Partner's reasonable discretion    as a registered holding
company" under the                                      would have an adverse effect on    company under PUHCA or as a
1935 Act or  any other                                  the Limited Partner or any such    subsidiary company or an
federal or state                                        affiliate                          affiliate of a registered
regulation, in each                                                                        holding company as defined in
case that is                                                                               PUHCA
reasonably determined
by such affected party
to have an adverse
effect, or (b) would
result in OEUC or PGE
or any Affiliate being
required to register
as a holding company
under Section 5 of the
1935 Act

19. any contract,                                       (xxii) the entering into of any
agreement, arrangement                                  contract, agreement, arrangement
or commitment to do or                                  or commitment to do or engage in
engage in any of the                                    any of the foregoing
foregoing

                         (iv) voting the shares of      (xv) the exercising of its right
                         common stock of its            to vote the membership interests
                         subsidiaries in extraordinary  (or similar equity interest) of
                         circumstances including        any subsidiary of the Partnership
                         mergers, sales of significant  in extraordinary circumstances,
                         assets or changes in charter   including, without limitation,
                         documents                      mergers, sales of significant
                                                        assets or changes in
                                                        organizational or charter
                                                        documents

                         (xiv) making any material      (x) the making of any material     (c)(3) any material change in
                         change in the accounting       change in accounting practices,    the accounting practices of
                         practices or change the        except to the extent required by   HGC Holdings or TGC or any
                         Partnership's accountant       law or generally accepted          change [in] HGC Holdings' or
                                                        accounting principals, or          TGC's accountant, any change
                                                        voluntarily changing or            in the fiscal year of HGC
                                                        termination of the appointment of  Holdings or TGC, or any
                                                        the Partnership's accountants as   material decisions of the
                                                        of the closing of the Acquisition  Managing Member as the Tax
                                                                                           Matters Partner under Section
                                                                                           6231(a)(7) of the Internal
                                                                                           Revenue Code (including any
                                                                                           tax re-allocations)

                         (vi) ... changes in the
                         Partnership's principal place
                         of business ....

                                                        TRANS-ELECT / MICH. ELEC. TRANS.
                          TEXAS-NEW MEXICO POWER CO.                  CO.                    THE GAS COMPANY - HAWAII
          PGE            (SW ACQUISITION, APRIL 2000)       (GE CAPITAL, APRIL 2002)         (K1 VENTURES, JULY 2003)
------------------------------------------------------------------------------------------------------------------------
                                                                                           (b)(7) any assignment, sale,
                                                                                           transfer, exchange, pledge or
                                                                                           other conveyance or
                                                                                           encumbrance of the Managing
                                                                                           Member's interest

                                                                                           (c)(6) the entry by HGC
                                                                                           Holdings or TGC into any
                                                                                           agreement or arrangement
                                                                                           which is not in the ordinary
                                                                                           course of its business other
                                                                                           than as expressly permitted
                                                                                           by (x) the Annual Business
                                                                                           Plan or Operating Budget, or
                                                                                           (y) [the matters referenced
                                                                                           in (a)(1), (c)(1), (c)(2),
                                                                                           (c)(4), (c)(7)]

EXHIBIT D: REMOVAL OF MANAGING MEMBERS

A member of the Managing Member may be removed by the holders of a majority in interest of the Class A Interests upon the following events:

      1. the death or legal incapacity of the individual holding, directly or indirectly, any interest in such member of the Managing Member,

      2. the commission of any felony by such member of the Managing Member or any Affiliate of such member of the Managing Member;

      3. willful material misconduct committed by such member of the Managing Member or any Affiliate of such member of the Managing Member;

      4. the breach of any fiduciary duty by such member of the Managing Member or any Affiliate of such member of the Managing Member;

      5. self dealing by such member of the Managing Member or any Affiliate of such member of the Managing Member;

      6. fraud or intentional material misrepresentation committed by such member of the Managing Member or any Affiliate of such member of the Managing Member;

      7. intentional misappropriation by such member of the Managing Member or any Affiliate of such member of the Managing Member of OEUC or PGE funds or other OEUC or PGE property;

      8. gross negligence of such member of the Managing Member or any Affiliate of such member of the Managing Member resulting in loss or damage to OEUC or PGE;

      9. a material breach of this Agreement by such member of the Managing Member or any Affiliate of such member of the Managing Member that results in a loss or damage to OEUC or PGE;

      10. the Transfer of any direct or indirect legal or beneficial interests in such member of the Managing Member (whether occurring voluntary or by operation of law, excluding however any Transfer occurring by reason of death or legal incapacity) without the prior written consent of a majority in interest of the Class A Interests;

      11. the bankruptcy, liquidation or insolvency of the Managing Member or any Affiliate thereof; or

Any or all members of the Managing Member may be removed by the holders of a majority in interest of the Class A Interests upon the Managing Member or any member thereof having taken any "controllable management decision" that in the reasonable judgment of a majority in interest of the Class A Interests has resulted in or will result in a "material failure" to achieve the results contemplated by OEUC's or PGE's annual business plan or operating budget, where:

                  "Controllable Management Decision" means any action or omission by the Managing Member or any member or Person acting on behalf of the Managing Member, other than as a result of
                  (1) changes in law, and (2) actions of regulators, provided, that the exception described in clause (2) shall not apply if the Managing Member shall have failed to manage the relations of OEUC or PGE with any such regulators in accordance with good utility practices.

                  "Material failure" means the actual or projected failure to achieve the results contemplated in OEUC's or PGE's annual business plan or operating budget by 5% or more as of the end of an annual period.